As filed with the Securities and Exchange Commission on March 23, 2005
Registration No. 333-122856

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Johnson & Johnson

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	22-1024240 (I.R.S. Employer Identification No.)

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933
Telephone: (732) 524-0400
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Hilton, Esq.

Steven M. Rosenberg, Esq.
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Telephone: (732) 524-0400
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:

Robert I. Townsend, III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000	Bernard E. Kury, Esq. David P. Scharf, Esq. Guidant Corporation 111 Monument Circle, 29th Floor Indianapolis, Indiana 46204 Telephone: (317) 971-2000	Charles W. Mulaney, Jr., Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 Telephone: (312) 407-0700

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the merger.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered(1)	be registered(2)	per unit	offering price(3)	registration fee(4)

Common Stock, par value $1.00 per share	292,297,359	N/A	$15,137,335,245	$1,781,664(5)

(1)	This Registration Statement relates to securities of the registrant issuable to holders of common stock, without par value (“Guidant common stock”), of Guidant Corporation, an Indiana corporation (“Guidant”), in the proposed merger of Shelby Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of the registrant (“Shelby Merger Sub”), with and into Guidant.

(2)	Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 355,419,940, the aggregate number of shares of Guidant common stock outstanding as of February 9, 2005 (other than shares owned by Guidant, Shelby Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options prior to the date the merger is expected to be completed and (b) an exchange ratio of 0.8224 shares of the registrant’s common stock for each share of Guidant common stock, representing the cap on the share consideration issuable in the merger.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Guidant common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (a) $72.99, the average of the high and low prices per share of Guidant common stock on February 9, 2005, as reported on the New York Stock Exchange Composite Transactions Tape, multiplied by (b) 355,419,940, the aggregate number of shares of Guidant common stock outstanding as of February 9, 2005 (other than shares owned by Guidant, Shelby Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options prior to the date the merger is expected to be completed, less (c) the minimum amount of cash to be paid by registrant in exchange for shares of Guidant common stock (which equals $30.40 times 355,419,940, the aggregate number of shares of Guidant common stock outstanding as of February 9, 2005 (other than shares owned by Guidant, Shelby Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options prior to the date the merger is expected to be completed).

(4)	Calculated by multiplying the proposed maximum aggregate offering price for all securities by 0.00011770.

(5)	Previously paid.

111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204-5129

March 23, 2005

Dear Shareholder:

     We cordially invite you to attend a special meeting of Guidant shareholders to be held on April 27, 2005 at 10:00 a.m., local time, at Guidant’s corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129. At the special meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger we entered into as of December 15, 2004 with Johnson & Johnson and its wholly owned subsidiary, Shelby Merger Sub, Inc., pursuant to which Shelby Merger Sub will merge with and into Guidant. As a result of the merger, Guidant will become a wholly owned subsidiary of Johnson & Johnson.

     Upon completion of the merger, each share of Guidant common stock you hold will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) shares of Johnson & Johnson common stock. The number of shares of Johnson & Johnson common stock you receive will depend on the volume weighted average trading price of Johnson & Johnson common stock during the 15 trading days ending three trading days prior to the completion of the merger. If the volume weighted average trading price of Johnson & Johnson’s common stock during this period is between $55.45 and $67.09, then you will receive a number of shares of Johnson & Johnson common stock having a value of $45.60 in exchange for each of your shares of Guidant common stock. If the volume weighted average trading price of Johnson & Johnson’s common stock during this period is $55.45 or less, then you will receive 0.8224 shares of Johnson & Johnson stock in exchange for each of your shares of Guidant common stock. If the volume weighted average trading price of Johnson & Johnson’s common stock during this period is $67.09 or more, then you will receive 0.6797 shares of Johnson & Johnson common stock in exchange for each of your shares of Guidant common stock.

     Johnson & Johnson common stock is listed on the New York Stock Exchange under the trading symbol “JNJ” and on March 21, 2005, the latest practicable date before the date of the accompanying proxy statement/ prospectus, its closing price was $66.85 per share.

     The Guidant board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, the Guidant board of directors, with one director absent because of a pre-existing commitment, unanimously determined that the merger is in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement.

     Your vote is very important. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Guidant common stock entitled to vote at the special meeting. Only shareholders who owned shares of Guidant common stock at the close of business on March 21, 2005, the record date for the special meeting, will be entitled to vote at the special meeting. Please complete and return the enclosed request for admittance card as soon as possible if you plan to attend the special meeting. If you return the request card, Guidant will send you an admittance card. Whether or not you plan to be present at the special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or on the Internet as soon as possible. If you hold your shares in “street name”, you should instruct your broker how to vote in accordance with your voting instruction form. If you do not submit your proxy, instruct your broker how to vote your shares, or vote in person at the special meeting, it will have the same effect as a vote against approval of the merger agreement. If you hold your shares under Guidant’s employee stock ownership plan you may instruct the plan trustee as to how to vote your shares. If you do not instruct the plan trustee as to how to vote your shares, the plan trustee may vote those shares at its discretion.

     The accompanying proxy statement/prospectus explains the merger and merger agreement and provides specific information concerning the special meeting. Please review this document carefully. You should consider the matters discussed under “Risk Factors Relating to the Merger” on page 12 of the accompanying proxy statement/prospectus before voting.

     On behalf of the Guidant board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Ronald W. Dollens
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Johnson & Johnson common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated March 23, 2005,

and is first being mailed to shareholders on or about March 25, 2005.

REFERENCES TO ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates by reference important business and financial information about Johnson & Johnson and Guidant from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

JOHNSON & JOHNSON	GUIDANT CORPORATION
One Johnson & Johnson Plaza	111 Monument Circle, 29th Floor
New Brunswick, NJ 08933	Indianapolis, IN 46204-5129
Attention: Office of Corporate Secretary	Attention: Secretary
Telephone: (732) 524-2455	Telephone: (317) 971-2000

      If you would like to request documents, please do so by April 12, 2005 in order to receive them before the special meeting.

See “Where You Can Find More Information” on page 89.

GUIDANT CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2005

To the Shareholders of Guidant Corporation:

      A special meeting of shareholders of Guidant Corporation will be held on April 27, 2005 at 10:00 a.m., local time, at Guidant’s corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129, for the following purpose:

To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of December 15, 2004, among Johnson & Johnson, Shelby Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson, and Guidant, pursuant to which Shelby Merger Sub will merge with and into Guidant with Guidant becoming a wholly owned subsidiary of Johnson & Johnson, and each outstanding share of Guidant common stock will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a number of shares of Johnson & Johnson common stock based on an exchange ratio that will be calculated based upon the volume weighted average trading price of Johnson & Johnson common stock during a period prior to the completion of the merger.

      We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement of it by the Guidant board of directors.

      Only shareholders who owned shares of Guidant common stock at the close of business on March 21, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it. If you plan to attend the special meeting, please complete and return the enclosed request for admittance card. Guidant then will mail you an admittance card, directions to the meeting and parking information. A shareholders’ list will be available for inspection by any shareholder entitled to vote at the special meeting beginning no later than five business days before the date of the special meeting and continuing through the special meeting.

      We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Guidant common stock entitled to vote at the special meeting. Guidant shareholders have no dissenters’ rights under Indiana law in connection with the merger. The proxy statement/prospectus accompanying this notice explains the merger and merger agreement and provides specific information concerning the special meeting. Please review this document carefully.

      The Guidant board of directors believes that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders and unanimously, with one director absent because of a pre-existing commitment, adopted the merger agreement and recommends that shareholders vote “FOR” approval of the merger agreement.

      Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible. You may revoke the proxy at any time prior to its exercise in the manner described in the proxy statement/prospectus. Any shareholder of record present at the special meeting, including any adjournment or postponement of it, may revoke his or her proxy and vote personally on the merger agreement. Executed proxies with no instructions indicated thereon will be voted “FOR” approval of the merger agreement.

      Please do not send any stock certificates at this time.

By order of the board of directors,

Bernard E. Kury
Vice President, General Counsel and Secretary

Indianapolis, Indiana

March 23, 2005

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the merger agreement entered into among Johnson & Johnson, Shelby Merger Sub, a wholly owned subsidiary of Johnson & Johnson, and Guidant. In the merger, Shelby Merger Sub will be merged with and into Guidant.

Q:	What will happen to Guidant as a result of the merger?

A:	If the merger is completed, Guidant will become a wholly owned subsidiary of Johnson & Johnson.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive a combination of (i) $30.40 in cash and (ii) shares of Johnson & Johnson common stock. The number of shares of Johnson & Johnson common stock you receive will depend on the volume weighted average trading price of Johnson & Johnson common stock during the 15 trading days ending three trading days prior to the completion of the merger:

•	You will receive $45.60 in shares of Johnson & Johnson common stock in exchange for each share of Guidant common stock that you own if the volume weighted average trading price of Johnson & Johnson common stock during this period is between $55.45 and $67.09 per share.

•	You will receive 0.8224 shares of Johnson & Johnson common stock in exchange for each share of Guidant common stock that you own if the volume weighted average trading price of Johnson & Johnson common stock during this period is $55.45 or below.

•	You will receive 0.6797 shares of Johnson & Johnson common stock in exchange for each share of Guidant common stock that you own if the volume weighted average trading price of Johnson & Johnson common stock during this period is $67.09 or above.

Q:	Does the Guidant board of directors support the merger?

A:	Yes. The Guidant board of directors believes that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders, and unanimously, with one director absent because of a pre-existing commitment, adopted the merger agreement and recommends that Guidant shareholders vote “FOR” approval of the merger agreement.

Q:	Where and when is the special meeting of shareholders?

A:	The Guidant special meeting will be held on April 27, 2005 at 10:00 a.m., local time, at Guidant’s headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy. However, you must have an admittance card to attend the special meeting. To obtain an admittance card, please return the enclosed request for admittance card.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of Guidant common stock at the close of business on March 21, 2005, the record date for the special meeting. As of the close of business on that day, 323,924,594 shares of Guidant common stock were outstanding.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of approval of the merger agreement. Because the required vote of Guidant shareholders is based upon the number of outstanding shares of Guidant common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including

Q-1

abstentions and broker non-votes, will have the same effect as a vote against approval of the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by Internet, telephone or mail. If you choose to send a written notice or to mail your new proxy, you must submit your notice of revocation or your new proxy to Guidant Corporation at 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129, Attention: Secretary. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q:	If my Guidant shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your Guidant shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the approval of the merger agreement.

Q:	If my Guidant shares are held under Guidant’s employee stock ownership plan, will the plan trustee vote my shares for me?

A:	If you are a participant in Guidant’s employee stock ownership plan and wish to instruct the plan trustee how to vote your shares, you should follow the instructions provided by the plan trustee. The plan trustee under Guidant’s employee stock ownership plan may vote shares at its discretion for which timely instructions are not received.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of Guidant common stock certificates. Please do not send in your stock certificates with your proxy.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of the merger consideration for Guidant common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between (i) the fair market value of the Johnson & Johnson common stock as of the effective time of the merger and the cash received and (ii) your adjusted tax basis in the Guidant common stock exchanged therefor in the merger.

      You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 45 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. If approved by the Guidant shareholders, it is anticipated that the merger will be completed during the third quarter of 2005. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

Q:	Can I dissent and require appraisal of my shares?

A:	No. Guidant shareholders have no dissenters’ rights under Indiana law in connection with the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

          Georgeson Shareholder Communications, Inc.

          17 State Street
          New York, New York 10004
          (877) 278-4779

Q-2

SUMMARY

      This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement and the opinions of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated that are attached to this proxy statement/prospectus as Annexes 1, 2 and 3, respectively. See also “Where You Can Find More Information” on page 89. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

General

What Guidant Shareholders Will Receive in the Merger (page 43)

      In the merger, holders of Guidant common stock will receive, for each share of Guidant common stock they own, a combination of (i) $30.40 in cash and (ii) a number of shares of Johnson & Johnson common stock with a value, based upon the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to the closing of the merger, of $45.60, so long as the volume weighted average trading price per share of Johnson & Johnson’s common stock during this period is within the range of $55.45 to $67.09. Outside of this range, each share of Guidant common stock will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a fixed number of shares of Johnson & Johnson common stock equal to 0.6797, if the volume weighted average trading price is above the range, and 0.8224, if the volume weighted average trading price is below the range. Holders of Guidant common stock will receive cash for any fractional shares of Johnson & Johnson common stock they otherwise would have received in the merger. The amount of cash for any fractional shares each holder of Guidant common stock will receive will be calculated by multiplying the fractional share interest to which that shareholder is entitled by the closing price of Johnson & Johnson common stock on the date on which the merger is completed, as reported on the New York Stock Exchange Composite Transactions Tape.

      The $30.40 in cash, the Johnson & Johnson common stock and any additional cash received by Guidant shareholders in lieu of any fractional shares of Johnson & Johnson common stock that they otherwise would have received, is referred to collectively as the “merger consideration” in this proxy statement/prospectus.

      The exchange ratio will be determined shortly before we complete the merger. On March 21, 2005, the latest practicable date before the date of this proxy statement/prospectus, Johnson & Johnson common stock closed at $66.85 per share on the New York Stock Exchange. If this were the volume weighted average trading price per share of Johnson & Johnson common stock used to calculate the exchange ratio, the exchange ratio would be 0.6821. The actual exchange ratio and, accordingly, the actual number of shares of Johnson & Johnson common stock issued in respect of each share of Guidant common stock in the merger, may differ from this example and will not be known at the special meeting because the merger will not be completed until after the special meeting.

      Outstanding Guidant stock options at the time of the closing will be converted into options to purchase Johnson & Johnson common stock, with appropriate adjustments made to the number of shares and the exercise price under such options based on the value of the merger consideration. For a more complete description of the treatment of Guidant stock options, see “The Merger — Effect on Awards Outstanding Under Guidant Stock Incentive Plans”.

Ownership of Johnson & Johnson Following the Merger (page 44)

      Based on the number of outstanding shares of Guidant common stock on the record date and the number of outstanding shares of Johnson & Johnson common stock on March 21, 2005, we anticipate that Guidant shareholders will own between approximately 7% and 9% of the outstanding shares of Johnson & Johnson common stock following the merger.

Dissenters’ Rights (page 48)

      Under Indiana law, Guidant shareholders will not have dissenters’ rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (page 45)

      The receipt of the merger consideration in exchange for Guidant common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between (i) the fair market value of the Johnson & Johnson common stock as of the effective time of the merger and the cash received and (ii) your adjusted tax basis in the Guidant common stock exchanged therefor in the merger.

      You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 45 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Recommendation of the Guidant Board of Directors (page 22)

      The Guidant board of directors believes that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders and unanimously, with one director absent because of a pre-existing commitment, adopted the merger agreement and recommends that the shareholders vote “FOR” the approval of the merger agreement.

      To review the background of and reasons for the merger, as well as certain risks related to the merger, see pages 12 through 13 and pages 19 through 22.

Opinions of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (page 25)

      In deciding to approve the merger, the Guidant board of directors considered the separate opinions of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, its financial advisors in connection with the merger, that, as of December 15, 2004, the date of the merger agreement, and based upon and subject to certain matters described in their respective opinions, the merger consideration was fair, from a financial point of view, to Guidant shareholders. The opinions address only the fairness of the merger consideration to Guidant shareholders from a financial point of view, do not address the merits of the underlying decision by Guidant to engage in the merger and do not constitute a recommendation to any Guidant shareholder as to how to vote on the proposal to approve the merger agreement. The full text of the written opinions of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with each of the opinions, are attached to this proxy statement/prospectus as Annexes 2 and 3, respectively. You are urged to read each of the opinions carefully and in its entirety.

Interests of Guidant Directors and Executive Officers in the Merger (page 38)

      In considering the recommendation of the Guidant board of directors in favor of the approval of the merger agreement, Guidant shareholders should be aware that the members of the Guidant board of directors and Guidant’s executive officers have personal interests in the merger that are different from, or in addition to, the interests of other Guidant shareholders. These interests include the following:

•	all outstanding options to purchase Guidant common stock issued prior to the date of the merger agreement under Guidant’s stock incentive plans, including those held by Guidant executive officers and directors, would become fully exercisable upon receipt of shareholder approval of the merger. Based upon options outstanding as of March 1, 2005, options held by Guidant’s executive officers and directors relating to 755,175 shares of Guidant common stock would be subject to accelerated vesting if Guidant shareholders approve the merger

•	all outstanding options to purchase Guidant common stock existing at the time of the completion of the merger, including those held by Guidant executive officers and directors, will be assumed by Johnson & Johnson and will become options to purchase Johnson & Johnson common stock with appropriate adjustments made to the number of shares and the exercise price under such options based on the value of the merger consideration at the time of the completion of the merger

•	all restrictions imposed on restricted stock granted prior to the date of the merger agreement under Guidant’s stock incentive plans, including restricted stock held by Guidant executive officers and directors, would immediately lapse upon receipt of shareholder approval of the merger. Based upon grants outstanding as of March 1, 2005, restricted stock grants held by Guidant’s executive officers and directors relating to 507,500 shares of Guidant common stock would be subject to accelerated vesting if Guidant shareholders approve the merger

•	Guidant’s entering into the merger agreement constituted a “change in control” under its change in control plan, which generally entitles the executive officers of Guidant to certain severance payments and other benefits if any such executive officer’s employment is terminated during the period ending two years after consummation of the merger either by Guidant without “cause” or by the executive officer for “good reason” (as such terms are defined in the plan)

•	shareholder approval of the merger, as well as completion of the merger, will constitute a “change in control” for purposes of establishing a 30-day period beginning on the one year anniversary of the change in control during which an executive officer may terminate his or her employment for any reason and receive severance benefits and

•	Johnson & Johnson and Guidant entered into letter agreements with certain Guidant executive officers that modify such executive officers’ rights and obligations under Guidant’s change in control plan. Pursuant to the letter agreements, the consummation of the merger (but not the execution of the merger agreement or shareholder approval of the merger agreement) will constitute a change in control under the plan, and the executive officers will forgo their right to benefits under the plan if they terminate employment without “good reason” (as such term is defined in the plan and as modified by the letter agreements) either during the 30-day period beginning on the one year anniversaries of shareholder approval or consummation of the merger. The letter agreements provide further that these executive officers will be entitled to retention bonus payments based upon their continued employment with Guidant and that Guidant will not terminate such executive officers’ employment prior to completion of the merger other than for “cause” (as such term is defined in the plan and as modified by the letter agreements).

      The Guidant board of directors was aware of these interests and considered them, among other matters, when adopting the merger agreement.

      For a more complete description, see “The Merger — Interests of Guidant Directors and Executive Officers in the Merger”.

Comparison of Rights of Common Shareholders of Johnson & Johnson and Guidant (page 76)

      Guidant shareholders, whose rights are currently governed by the Guidant amended articles of incorporation, the Guidant by-laws and Indiana law, will, upon completion of the merger, become shareholders of Johnson & Johnson and their rights will be governed by the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws and New Jersey law.

The Special Meeting (page 14)

      The special meeting of Guidant shareholders will be held at Guidant’s corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129, at 10:00 a.m., local time, on April 27, 2005. At the special meeting, Guidant shareholders will be asked to approve the merger agreement.

Record Date; Voting Power (page 14)

      Guidant shareholders are entitled to vote at the special meeting if they owned shares of Guidant common stock as of the close of business on March 21, 2005, the record date.

      On the record date, there were 323,924,594 shares of Guidant common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of Guidant common stock that they owned on the record date.

Vote Required (page 14)

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares Guidant common stock entitled to vote on the record date.

Shares Owned by Guidant Directors and Executive Officers (page 14)

      On the record date, directors and executive officers of Guidant beneficially owned and were entitled to vote 2,042,844 shares of Guidant common stock, which represented approximately 0.6% of the shares of Guidant common stock outstanding on that date.

The Merger (page 53)

      The merger agreement is attached as Annex 1 to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Completion of the Merger (page 53)

      Johnson & Johnson and Guidant are obligated to complete the merger only if they satisfy, or in some cases, waive, several conditions, including the following:

•	the merger agreement has been approved by the affirmative vote of shareholders of Guidant representing a majority of the shares of Guidant common stock outstanding and entitled to vote at the special meeting

•	the shares of Johnson & Johnson common stock to be issued to Guidant shareholders upon completion of the merger have been approved for listing on the New York Stock Exchange

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or has been terminated

•	the European Commission has issued, or has been deemed to have issued, a decision under Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation declaring the merger compatible with the Common Market (and/or, as may be the case, any national competition authority in the European Community to which all or part of the case may have been transferred has issued, or has been deemed to have issued, a decision with similar effect)

•	no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the Securities and Exchange Commission and is not the subject of any stop order or proceedings seeking a stop order and

•	other customary contractual conditions set forth in the merger agreement.

      In addition, Johnson & Johnson is obligated to complete the merger only if there is no pending suit, action or proceeding by any governmental entity:

•	seeking to restrain or prohibit the consummation of the merger

•	seeking to impose limitations on the ownership of shares of Guidant common stock by Johnson & Johnson

•	seeking to prohibit Johnson & Johnson from effectively controlling in any material respect the business or operations of Guidant

•	seeking any divestiture that is not required to be effected pursuant to the merger agreement or

•	that has had, or would reasonably be expected to have, a material adverse effect on Guidant.

      Further, Johnson & Johnson is obligated to complete the merger only if there is no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that is in effect that would reasonably be expected to result in any of the effects referred to in the immediately preceding paragraph.

      For a more complete description of the conditions to completion of the merger, see “The Merger Agreement — Conditions to the Completion of the Merger”.

Termination of the Merger Agreement; Termination Fee (pages 58 and 59)

      The merger agreement contains provisions addressing the circumstances under which Johnson & Johnson or Guidant may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, Guidant may be required to pay Johnson & Johnson a termination fee of $750 million and Johnson & Johnson may be required to pay Guidant a termination fee of $700 million. For a more complete description, see “The Merger Agreement — Termination of the Merger Agreement” and “— Fees and Expenses”.

Additional Terms (pages 61)

      Subject to the terms and conditions of the merger agreement, Johnson & Johnson and Guidant have agreed to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity

•	the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental entity with respect to the merger and

•	the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any divestiture.

      As a result of these requirements, Johnson & Johnson and Guidant may be required, conditional upon closing, to divest certain assets.

Regulatory Matters (page 47)

      United States antitrust laws prohibit Johnson & Johnson and Guidant from completing the merger until they have furnished certain information and materials to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and a required waiting period has ended. Johnson & Johnson and Guidant filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on January 18 and 19, 2005, respectively. On February 18, 2005, Johnson & Johnson and Guidant received from the Federal Trade Commission requests for additional information with respect to the proposed merger. As a result of such requests for additional information, the waiting period under the United States antitrust laws will be extended until 11:59 P.M., eastern time, on the 30th day after both Johnson & Johnson and Guidant have substantially complied with the requests for additional information unless earlier terminated by the Federal Trade Commission or extended by agreement among the parties and the Federal Trade Commission. Johnson & Johnson and Guidant are currently in the process of responding to the Federal Trade Commission’s information request.

      Both Johnson & Johnson and Guidant conduct business in member states of the European Union. Council Regulation No. 139/2004, as amended, and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individ-

ual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Johnson & Johnson formally notified the European Commission of the merger on March 15, 2005. Pursuant to European Community regulations, the European Commission has 25 business days from the day following the date of notification, which period may be extended to 35 business days after the date of notification under certain circumstances and is also extended by Commission holidays, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or open an in-depth “second stage” investigation. A second stage investigation may last a maximum of a further 125 business days.

Fees and Expenses (page 59)

      Each of Johnson & Johnson and Guidant will pay its own fees and expenses in connection with the merger, except that they will share equally the expenses incurred in connection with the printing and mailing of the registration statement of which this proxy statement/prospectus is a part.

The Companies (page 17)

Johnson & Johnson

One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Telephone: (732) 524-0400

      Johnson & Johnson, with approximately 109,200 employees, is engaged in the manufacture and sale of a broad range of products in the health care field. Johnson & Johnson has more than 200 operating companies in 57 countries, selling products throughout the world.

Guidant Corporation

111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204-5129
Telephone: (317) 971-2000

      Guidant is a multinational company that designs, develops, manufactures and markets innovative, high quality, therapeutic medical devices for use in treating cardiac and vascular disease. Approximately 12,000 employees develop, manufacture and market Guidant’s medical devices in nearly 100 countries, with key operations in the United States, Europe and Asia.

Market Prices and Dividend Information (page 73)

      Shares of Johnson & Johnson common stock and Guidant common stock are listed on the New York Stock Exchange. The following table presents:

•	the last reported sale price of a share of Johnson & Johnson common stock, as reported by the New York Stock Exchange Composite Transactions Tape

•	the last reported sale price of a share of Guidant common stock, as reported by the New York Stock Exchange Composite Transactions Tape

•	the market value of Guidant common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Guidant common stock in the merger, in each case on December 15, 2004, the last full trading day prior to the public announcement of the merger, and on March 21, 2005, the latest practicable date before the date of this proxy statement/prospectus. The equivalent price per share of Guidant common stock is always equal to $76.00 to the extent that the volume weighted average trading price per share of Johnson & Johnson’s common stock during the 15 trading days ending three trading days prior to the closing of the merger is within the range of $55.45 to $67.09. Within this range, the $76.00 equivalent price per share represents the cash consideration of $30.40 to be paid in respect of each share of Guidant common stock in the merger plus the stock consideration of shares of Johnson & Johnson having a value of $45.60 to be issued in respect of each share of Guidant common stock in the merger. However, the equivalent price per share of Guidant common stock will be less than $76.00 to the extent that the volume weighted average trading price of Johnson & Johnson’s common stock during such period falls below $55.45 and will be more than $76.00 to the extent that the volume weighted average trading price of Johnson & Johnson’s common stock during such period rises above $67.09.

			Equivalent
			Price per
	Johnson &		Share of
	Johnson	Guidant	Guidant
	Common	Common	Common
Date	Stock	Stock	Stock

December 15, 2004	$60.90	$72.05	$76.00
March 21, 2005	$66.85	$74.19	$76.00

      These prices will fluctuate prior to the special meeting and the consummation of the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

      Johnson & Johnson and Guidant declare and pay regular quarterly dividends. See “Comparative Stock Prices and Dividends”.

Comparative Per Share Information

      The following table sets forth for the periods presented certain per share data of Johnson & Johnson and Guidant on a historical basis and on an unaudited pro forma basis after giving effect to the merger under the purchase method of accounting. The historical per share data of Johnson & Johnson and Guidant has been derived from, and should be read in conjunction with, the historical financial statements of Johnson & Johnson and Guidant incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information”. The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Statements”.

      The Guidant unaudited pro forma equivalent data was calculated by multiplying the corresponding Johnson & Johnson unaudited pro forma consolidated data by an assumed exchange ratio of 0.6925, which was calculated by assuming that the weighted average trading price of Johnson & Johnson common stock utilized to derive the exchange ratio was equal to $65.84, which is the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to February 28, 2005. The exchange ratio does not include the $30.40 per share cash portion of the merger consideration. The actual exchange ratio may vary as described in this proxy statement/prospectus. This data shows how each share of Guidant common stock would have participated in net income and book value of Johnson & Johnson if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Johnson & Johnson.

Fiscal Year Ended
Jan. 2, 2005

JOHNSON & JOHNSON — HISTORICAL
Per common share data:
Net earnings:
Basic	$2.87
Diluted	2.84
Dividends paid per share	1.095
Unaudited book value per share (basic)	10.71
GUIDANT — HISTORICAL(1)
Per common share data:
Income from continuing operations:
Basic	$1.84
Diluted	1.78
Dividends declared per common share	0.40
Unaudited book value per share (basic)	11.74
JOHNSON & JOHNSON — UNAUDITED PRO FORMA CONSOLIDATED WITH GUIDANT
Per common share data:
Income from continuing operations:
Basic	$2.67
Diluted	2.64
Dividends paid per share	1.095
Unaudited book value per share (basic)	14.94
GUIDANT — UNAUDITED PRO FORMA EQUIVALENTS
Per common share data:
Income from continuing operations:
Basic	$1.85
Diluted	1.83
Dividends declared per common share	0.76
Unaudited book value per share (basic)	10.35

(1)	Guidant reports its financial information on a calender period basis, while Johnson & Johnson reports its financial information on a fiscal year basis. Guidant’s financial information is as of and for the year ended December 31, 2004.

Selected Historical Consolidated Financial Data of Johnson & Johnson

      The following selected consolidated financial information of Johnson & Johnson as of and for each of the five fiscal years in the period ended January 2, 2005, has been derived from Johnson & Johnson’s audited historical financial statements incorporated by reference in this proxy statement/prospectus. The financial statements for those periods were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. This information should be read in conjunction with management’s discussion and analysis of results of operations and financial condition of Johnson & Johnson and the consolidated financial statements and notes thereto of Johnson & Johnson incorporated by reference into this proxy statement/prospectus.

	Fiscal Year Ended

	Dec. 31,	Dec. 30,	Dec. 29,	Dec. 28,	Jan. 2,
	2000	2001	2002	2003	2005

	(in millions, except per share data)
EARNINGS DATA:
Sales to customers	$29,172	$32,317	$36,298	$41,862	$47,348
Costs and expenses	22,304	24,419	27,007	31,554	34,510
Earnings before provisions for taxes on income	6,868	7,898	9,291	10,308	12,838
Net earnings	4,953	5,668	6,597	7,197	8,509
Diluted net earnings per share	1.61	1.84	2.16	2.40	2.84
Dividends paid per share	0.62	0.70	0.795	0.925	1.095
BALANCE SHEET DATA (as of period end):
Total assets	$34,245	$38,488	$40,556	$48,263	$53,317
Long-term debt	3,163	2,217	2,022	2,955	2,565
Shareholders’ equity	20,395	24,233	22,697	26,869	31,813

Selected Historical Consolidated Financial Data of Guidant Corporation

      The following selected consolidated financial information of Guidant as of and for each of the five fiscal years in the period ended December 31, 2004, has been derived from Guidant’s historical consolidated financial statements incorporated by reference in this proxy statement/prospectus. The consolidated financial statements for those periods were audited by Ernst & Young LLP, an independent registered public accounting firm. The following information should be read in conjunction with management’s discussion and analysis of results of operations and financial condition of Guidant and the consolidated financial statements and notes thereto of Guidant incorporated by reference into this proxy statement/prospectus.

	Fiscal Year Ended December 31,

	2000	2001	2002	2003	2004

	(in millions, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales	$2,464.3	$2,636.8	$3,120.9	$3,644.8	$3,765.6
Gross profit	1,894.0	2,023.9	2,378.9	2,767.4	2,844.0
Income from continuing operations	397.2	538.5	669.3	419.3	573.0
Net income	374.3	484.0	611.8	330.3	524.0
Earnings per share — basic:
Income from continuing operations	$1.32	$1.79	$2.22	$1.37	$1.84
Loss from discontinued operations, net of income taxes	(0.08)	(0.18)	(0.19)	(0.29)	(0.16)

Net income	$1.24	$1.61	$2.03	$1.08	$1.68
Earnings per share — diluted:
Income from continuing operations	$1.28	$1.76	$2.19	$1.34	$1.78
Loss from discontinued operations, net of income taxes	(0.07)	(0.18)	(0.19)	(0.28)	(0.15)

Net income	$1.21	$1.58	$2.00	$1.06	$1.63
Dividends declared per common share	—	—	—	$0.24	$0.40
BALANCE SHEET DATA (as of period end):
Total assets	$2,521.4	$2,916.8	$3,716.1	$4,640.1	$5,372.2
Borrowings (long and short term)	808.9	760.0	368.5	948.3	659.2
Shareholders’ equity	1,183.5	1,545.8	2,321.8	2,713.3	3,742.1

Selected Unaudited Pro Forma Condensed Consolidated Financial Information

      The following selected unaudited pro forma condensed consolidated financial information of Johnson & Johnson and Guidant combine the consolidated financial information of Johnson & Johnson for the fiscal year ended and as of January 2, 2005, with the consolidated financial information of Guidant for the fiscal year ended and as of December 31, 2004. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

      We present the unaudited pro forma condensed consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of what Johnson & Johnson’s financial position or results of operations actually would have been had we completed the merger on the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company.

      We prepared the unaudited pro forma condensed consolidated financial information using the purchase method of accounting with Johnson & Johnson treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, Johnson & Johnson’s cost to acquire Guidant will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this proxy statement/prospectus.

Fiscal Year Ended
January 2, 2005

(in millions, except
per share data)
EARNINGS DATA:
Sales to customers	$51,017
Costs and expenses	38,182
Earnings before provisions for taxes on income	12,835
Income from continuing operations	8,509
Basic earnings per share	2.67
Diluted earnings per share	2.64
Dividends paid per share	1.095
BALANCE SHEET DATA (as of period end):
Total assets	$74,035
Long-term debt	2,922
Shareholders’ equity	47,717

RISK FACTORS RELATING TO THE MERGER

      In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Guidant shareholders should consider carefully the matters described below in determining whether to approve the merger agreement.

      Holders of Guidant common stock may receive Johnson & Johnson common stock with an initial value of less than $45.60 as the stock portion of the merger consideration. Each share of Guidant common stock will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a number of shares of Johnson & Johnson common stock with a value, based upon the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to the closing, of $45.60, so long as the volume weighted average trading price per share of Johnson & Johnson’s common stock during this period is within the range of $55.45 to $67.09. If the volume weighted average trading price of Johnson & Johnson common stock used to calculate the exchange ratio is less than $55.45, the exchange ratio will be fixed at 0.8224. If this occurs, and the price of Johnson & Johnson common stock at the completion of the merger is less than $55.45, the initial value of the Johnson & Johnson common stock to be received by holders of Guidant common stock will be less than $45.60.

      In addition, the price of Johnson & Johnson common stock at the completion of the merger could be lower than the volume weighted average trading price used to determine the exchange ratio. Therefore, even if the volume weighted average trading price used to determine the exchange ratio is greater than $55.45, holders of Guidant common stock could also receive Johnson & Johnson common stock with an initial value of less than $45.60.

      The prices of Johnson & Johnson common stock and Guidant common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting. These prices may vary as a result of changes in the business, operations or prospects of Johnson & Johnson or Guidant, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors.

      The exchange ratio could be significantly different from what it would be if determined before the special meeting. Because the exchange ratio will not be determined until the third trading day before completion of the merger, you must decide whether or not to approve the merger agreement before knowing the actual exchange ratio. Changes in the price of Johnson & Johnson common stock prior to the completion of the merger may cause the actual exchange ratio to differ significantly from the exchange ratio that would have existed if it had been calculated as of the date of the special meeting.

      The integration of Johnson & Johnson and Guidant following the merger may present significant challenges. Johnson & Johnson and Guidant may face significant challenges in combining their operations and product lines in a timely and efficient manner and retaining key Guidant personnel. The integration will be complex and time-consuming. The failure to integrate successfully Johnson & Johnson and Guidant and to manage successfully the challenges presented by the integration process may result in Johnson & Johnson not achieving the anticipated potential benefits of the merger.

      The price of Johnson & Johnson common stock may be affected by factors different from those affecting the price of Guidant common stock. Upon completion of the merger, holders of Guidant common stock will become holders of Johnson & Johnson common stock. Johnson & Johnson’s business is different from that of Guidant, and Johnson & Johnson’s results of operations, as well as the price of Johnson & Johnson common stock, may be affected by factors different than those affecting Guidant’s results of operations and price of Guidant common stock. For a discussion of Johnson & Johnson’s and Guidant’s businesses and certain factors to consider in connection with such businesses, see Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, and Guidant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, each of which is incorporated by reference in this proxy statement/prospectus.

      We will incur transaction, integration and restructuring costs in connection with the merger. Johnson & Johnson and Guidant expect to incur costs associated with transaction fees and other costs related to the merger. Specifically, we expect to incur approximately $135 million for transaction costs related to the merger, which costs are expected to be recorded as a component of the purchase price. In addition, we will incur integration and restructuring costs following the completion of the merger as we integrate the businesses of Guidant with those of Johnson & Johnson. Although Johnson & Johnson and Guidant expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

      Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger. Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the European Commission under EC merger regulations. Johnson & Johnson and Guidant intend to pursue all required approvals in accordance with the merger agreement. These consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Johnson & Johnson or Guidant. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See “The Merger Agreement — Conditions for the Completion of the Merger” for a discussion of the conditions to the completion of the merger and “The Merger — Regulatory Matters” for a description of the regulatory approvals necessary in connection with the merger.

THE SPECIAL MEETING

      We are furnishing this proxy statement/prospectus to Guidant shareholders as of the record date as part of the solicitation of proxies by the Guidant board of directors for use at the special meeting.

Date, Time and Place

      The Guidant special meeting will be held on April 27, 2005 at 10:00 a.m., local time, at Guidant’s corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129. Please complete and return the enclosed request for admittance card as soon as possible if you plan to attend the special meeting. If you return the request card, Guidant will send you an admittance card.

Purpose of the Special Meeting

      At the special meeting, Guidant shareholders will be asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which Shelby Merger Sub will merge with and into Guidant, with Guidant becoming a wholly owned subsidiary of Johnson & Johnson, and each outstanding share of Guidant common stock will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a number of shares of Johnson & Johnson common stock based on an exchange ratio that will be calculated based upon the volume weighted average trading price of Johnson & Johnson common stock during a period prior to the completion of the merger. It is currently contemplated that no other matters will be considered at the special meeting.

      The Guidant board of directors, with one director absent because of a pre-existing commitment, unanimously determined that the merger is in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

      Only holders of record of Guidant common stock at the close of business on March 21, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it. On the record date, 323,924,594 shares of Guidant common stock were issued and outstanding and held by approximately 4,980 holders of record.

      A quorum is present at the special meeting if a majority of all the shares of Guidant common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. Abstentions and broker non-votes (described below) will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Guidant common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

Vote Required

      The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Guidant common stock entitled to vote on the record date. Because the required vote of Guidant shareholders is based upon the number of outstanding shares of Guidant common stock entitled to vote, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against approval of the merger agreement.

Shares Owned by Guidant Directors and Executive Officers

      At the close of business on the record date, directors and executive officers of Guidant beneficially owned and were entitled to vote 2,042,844 shares of Guidant common stock, which represented approximately 0.6% of the shares of Guidant common stock outstanding on that date.

Voting of Proxies

      Shareholders of record may vote their shares by attending the special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. Shareholders also may submit their proxy by telephone or on the Internet by following the instructions provided in the enclosed proxy card. If a proxy card is signed by a shareholder of record and returned without specific voting instructions, the shares represented by the proxy will be voted “FOR” the proposal presented at the special meeting.

      Shareholders whose shares are held in “street name” must either instruct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the special meeting. Please check the voting form used by your bank, broker, nominee, fiduciary or other custodian for information on how to submit your instructions to them.

      Shareholders whose shares are held under Guidant’s employee stock ownership plan may instruct the plan trustee as to how to vote their shares. If a shareholder does not instruct the plan trustee as to how to vote his or her shares, the plan trustee may vote those shares at its discretion. Please consult the voting form used by the plan trustee for information on how to submit your instructions to the plan trustee.

      The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. Any adjournment may be made at any time by shareholders representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Guidant does not currently intend to seek an adjournment of its special meeting. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any such adjournment or postponement.

      Guidant does not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

      Shareholders of record may revoke their proxy at any time prior to the time it is voted at the meeting. Shareholders of record may revoke their proxy by:

•	executing a later-dated proxy card relating to the same shares and delivering it to Guidant’s Secretary by Internet, telephone or mail before the taking of the vote at the special meeting

•	filing with Guidant’s Secretary before the taking of the vote at the special meeting a written notice of revocation bearing a later date than the proxy card or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy).

      Any written revocation or subsequent proxy card should be delivered to Guidant Corporation, 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129, Attention: Secretary, or hand delivered to Guidant’s Secretary or his representative before the taking of the vote at the special meeting.

Solicitation of Proxies

      Guidant is soliciting proxies for the special meeting and will bear all expenses in connection with solicitation of proxies, except those expenses incurred in connection with the printing and mailing of this proxy statement/prospectus will be shared equally by Guidant and Johnson & Johnson. Upon request, Guidant will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares.

      Guidant has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies. Georgeson will receive customary fees as compensation for its services plus reimbursement for its related out-of-pocket expenses.

      Guidant expects to solicit proxies primarily by mail, but directors, officers and other employees of Guidant or Georgeson may also solicit in person or by Internet, telephone or mail.

      Guidant shareholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please complete, sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all shares are voted.

      Shareholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of Guidant common stock certificates will be mailed to Guidant shareholders shortly after completion of the merger.

THE COMPANIES

Johnson & Johnson

      Johnson & Johnson, with approximately 109,900 employees, is engaged in the manufacture and sale of a broad range of products in the health care field. Johnson & Johnson has more than 200 operating companies in 57 countries, selling products throughout the world.

      Johnson & Johnson’s worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment’s principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair care products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

      The pharmaceutical segment’s principal worldwide franchises are in the anti-infective, anti-fungal, anti-anemia, central nervous system, contraceptive, dermatology, gastrointestinal and pain management fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

      The medical devices and diagnostics segment includes suture and mechanical wound closure products, minimally invasive surgical instruments, diagnostic products, cardiology products, disposable contact lenses, surgical instruments, orthopedic joint replacements and products for wound management and infection prevention and other medical equipment and devices. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

      Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.

Guidant

      Guidant is a multinational company that designs, develops, manufactures and markets innovative, high quality, therapeutic medical devices for use in treating cardiac and vascular disease. Approximately 12,000 employees develop, manufacture and market Guidant’s medical devices in nearly 100 countries, with key operations in the United States, Europe and Asia.

      Guidant products that focus on the treatment of coronary arrhythmias, heart failure and coronary and peripheral disease include:

•	implantable defibrillator systems used to detect and treat abnormally fast heart rhythms (tachycardia) that could result in sudden cardiac death, including implantable cardiac resynchronization therapy defibrillator systems used to treat heart failure

•	implantable pacemaker systems used to manage slow or irregular heart rhythms (bradycardia), including implantable cardiac resynchronization therapy pacemaker systems used to treat heart failure

•	coronary stent systems for the treatment of coronary artery disease

•	angioplasty systems including dilatation catheters and related accessories for the treatment of coronary artery disease

•	cardiac surgery systems and

•	peripheral systems, including those to treat biliary, peripheral vascular and carotid disease.

      Guidant was incorporated in Indiana in September 1994 to be the parent of several of the medical device and diagnostics businesses of Eli Lilly and Company. In December 1994, Guidant consummated an initial public offering of a portion of its outstanding common shares. In September 1995, Eli Lilly and

Company, by means of a split-off, disposed of all of its remaining interests in Guidant. The address of Guidant’s principal executive offices is 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129, and the telephone number at that address is (317) 971-2000.

Significant Contracts Between Guidant and Johnson & Johnson

      Cordis Corporation, a Johnson & Johnson subsidiary, and Guidant entered into several commercial arrangements in April 2000, several of which have been subsequently amended, pursuant to which (1) Cordis agreed to distribute Guidant’s Rapid-Exchange catheters and stent delivery systems and (2) the parties settled outstanding litigation under certain patents by agreeing, among other things, to cross-license certain patents related to stents, stent delivery systems and other cardiovascular applications and to arbitrate certain remaining patent disputes. In February 2004, Cordis and Guidant also entered into a strategic agreement to co-promote Cordis’ CYPHERTM Sirolimus-eluting Coronary Stent. Guidant also received an option to pursue a similar arrangement in Japan in the future. In addition, Guidant agreed to assist Cordis in the development of a CYPHER stent that utilizes Guidant’s MULTI-LINK VISION® Stent Delivery System.

      In addition, in August 2003 an arbitration panel found that Guidant’s Multi-Link Duet Coronary Stent System infringed a patent of Cordis. As a result of this finding, Guidant made a one-time payment, pursuant to the April 2000 commercial arrangements, of $425 million to Cordis in the third quarter of 2003.

THE MERGER

Background to the Merger

      Cordis, a Johnson & Johnson subsidiary, and Guidant are currently involved in a number of commercial arrangements, which are described under the caption “The Companies — Significant Contracts Between Guidant and Johnson & Johnson”. In the course of this relationship, Johnson & Johnson and Guidant have had discussions regarding other possible business collaborations. During the spring of 2004, Michael J. Dormer, Worldwide Chairman, Medical Devices of Johnson & Johnson, and Ronald W. Dollens, Chief Executive Officer of Guidant, had discussions about potentially expanding the relationship between the two companies.

      On July 19, 2004, at a meeting of the board of directors of Johnson & Johnson, Mr. Dormer, Dr. Guy J. LeBeau, Company Group Chairman, and Dominic J. Caruso, Vice-President of Group Finance — Medical Devices and Diagnostics, made a presentation regarding a potential acquisition of Guidant and the perceived benefits of such a transaction to the shareholders of Johnson & Johnson. At that meeting, the board of directors of Johnson & Johnson authorized the initiation of discussions with Guidant regarding a potential acquisition by Johnson & Johnson.

      On July 21, 2004, at a meeting of the board of directors of Guidant, the board discussed Guidant’s long-term strategic alternatives, including a potential acquisition transaction with Johnson & Johnson. Following this discussion, the board of directors of Guidant authorized Mr. Dollens to have exploratory discussions with Johnson & Johnson regarding a possible business combination.

      On July 22, 2004, Messrs. Dormer and Caruso and Robert J. Darretta, Johnson & Johnson’s Vice Chairman and Chief Financial Officer, met with Mr. Dollens, Keith E. Brauer, Guidant’s Chief Financial Officer, and Bernard E. Kury, Guidant’s General Counsel, to explore the possible acquisition of Guidant by Johnson & Johnson. The meeting included a general discussion of the perceived benefits of such a transaction to both companies and their respective employees, as well as to patients and healthcare providers.

      On August 4, 2004, Johnson & Johnson and Guidant executed a confidentiality agreement.

      On August 6, 2004, Messrs. Dormer, Caruso and Darretta and James R. Hilton, Associate General Counsel of Johnson & Johnson, met with representatives of Guidant, including Messrs. Dollens, Brauer and Kury and A. Jay Graf, former Guidant Group Chairman, to discuss and review information regarding Guidant’s business.

      On August 17, 2004, at a meeting of the board of directors of Guidant, Mr. Dollens reported on his meetings with Johnson & Johnson’s representatives. At this meeting, representatives of JPMorgan, Guidant’s financial advisor, made a presentation regarding Johnson & Johnson’s business and the potential financial implications of a combination between the two companies. At this meeting, the board of directors authorized continued discussions with Johnson & Johnson.

      On August 19, 2004, Messrs. Darretta, Dormer, Caruso and Hilton of Johnson & Johnson met with Messrs. Dollens, Brauer, Kury and Graf of Guidant, along with representatives of JPMorgan, to discuss various issues relating to the potential acquisition. During the latter part of August 2004 and the early part of September 2004, discussions between representatives of Johnson & Johnson and Guidant continued regarding issues relating to the proposed transaction.

      On September 8, 2004, Mr. Dormer of Johnson & Johnson telephoned Mr. Dollens of Guidant to discuss a number of issues, including the consideration to be paid to Guidant shareholders in the proposed transaction.

      On September 13, 2004, at a meeting of the board of directors of Johnson & Johnson, Mr. Dormer provided an update on the status of the discussions between the two companies. After this update, the board of directors authorized management to continue discussions with respect to the proposed transaction.

      On September 17, 2004, Messrs. Darretta, Dormer and Caruso and Nicholas J. Valeriani, Johnson & Johnson’s Vice President of Human Resources and Worldwide Chairman, Diagnostics, and other representatives of Johnson & Johnson, met with executive officers and other representatives of Guidant to conduct further due diligence on various aspects of Guidant’s operations and to discuss various business and organizational issues relating to the proposed transaction.

      Following this meeting, on September 24, 2004, Messrs. Dormer, Caruso and Valeriani of Johnson & Johnson met with Mr. Dollens and Roger Marchetti, Guidant’s Vice President of Human Resources, to discuss the Guidant organizational structure and employee matters in relation to the proposed transaction.

      On September 30, 2004, Messrs. Dormer, Caruso and Hilton and other representatives of Johnson & Johnson met with Messrs. Dollens and Kury and other representatives of Guidant to further discuss some of the terms and conditions of a potential merger agreement.

      On October 4, 2004, a draft merger agreement was circulated to senior management and advisors of each company. On October 8, October 9 and October 10, 2004, Mr. Kury, other representatives of Guidant and Guidant’s outside legal advisors met with Mr. Hilton, other representatives of Johnson & Johnson and Johnson & Johnson’s outside legal advisors to negotiate certain terms of the proposed transaction. These negotiations continued through October 27, 2004.

      On October 6, 2004, in connection with Johnson & Johnson’s due diligence review of Guidant, representatives of Guidant made a presentation to representatives of Johnson & Johnson and Goldman Sachs & Co., financial advisor to Johnson & Johnson, regarding the business and financial condition of Guidant.

      On October 11, 2004, Guidant formally engaged Morgan Stanley to serve as financial advisor to the company in addition to the previously engaged JPMorgan.

      On October 18, 2004, at a meeting of the Guidant board of directors, Mr. Dollens updated the board on the status of the discussions with Johnson & Johnson. Representatives of JPMorgan and Guidant’s outside legal advisors provided the board with analyses of the financial and legal matters that continued to be under negotiation with Johnson & Johnson. Representatives of Morgan Stanley were also in attendance. After discussion, the board of directors of Guidant authorized Guidant’s management and advisors to continue negotiations.

      On October 22, 2004, at a meeting of the board of directors of Johnson & Johnson, Mr. Dormer reported on the discussions that had occurred with representatives of Guidant. This review included an update on the diligence effort with respect to Guidant’s business as well as financial aspects of the proposed transaction. At this meeting, Russell C. Deyo, Johnson & Johnson’s General Counsel, along with senior members of the Johnson & Johnson Law Department, discussed general legal matters concerning the potential transaction. In addition, representatives of Goldman Sachs provided a perspective on the proposed transaction.

      On October 26, 2004, Messrs. Darretta and Dormer met with Mr. Dollens to continue negotiations, including with respect to the consideration to be paid to Guidant shareholders in the proposed transaction and the exchange ratio for the stock portion of the merger consideration.

      On October 27, 2004, the board of directors of Guidant met to review the status of the discussions with Johnson & Johnson and the merits of Johnson & Johnson’s then-current proposal as compared to remaining a stand-alone entity. At this meeting, JPMorgan and Morgan Stanley each separately discussed financial aspects of Johnson & Johnson’s proposal, valuation issues regarding Guidant and other alternatives available to Guidant as a stand-alone entity. Guidant’s outside legal advisors reviewed in detail the regulatory approvals that would be required to complete the proposed transaction. Following extensive discussion, the board of directors determined to pursue other alternatives as a stand-alone entity rather than Johnson & Johnson’s then-current proposal. On October 28, 2004, James M. Cornelius, Chairman of the Board of Guidant, telephoned William C. Weldon, Chairman of the Board and Chief Executive Officer of Johnson & Johnson, to inform him of the board’s decision.

      During the week of November 8, 2004, Messrs. Dollens and Dormer had a series of telephone conversions regarding the value of resuming discussions and arranged a meeting between Messrs. Weldon, Dormer and Darretta of Johnson & Johnson and Messrs. Cornelius and Dollens to be held on November 16, 2004 to discuss whether further conversations between the two companies would be productive.

      On November 17, 2004, at a special meeting of the board of directors of Guidant, Messrs. Dollens and Cornelius reported on the November 16 meeting with Messrs. Weldon, Dormer and Darretta. Following discussion and a review of various strategic alternatives, the board decided to resume discussions with Johnson & Johnson.

      Following the Guidant board meeting, Mr. Cornelius telephoned Mr. Weldon to continue to explore the prospect of further discussions between the two companies. On November 19, 2004 and November 24, 2004, Messrs. Weldon, Darretta, Dormer, Deyo and Hilton of Johnson & Johnson, as well as Johnson & Johnson’s outside legal advisors, met with Messrs. Cornelius, Dollens and Kury of Guidant, as well as Guidant’s outside legal advisors, to continue negotiations with respect to the proposed transaction.

      Over the course of the next several weeks, the parties and their respective advisors conducted further negotiations over the terms and conditions of a merger agreement for the proposed transaction. These negotiations focused on the representations, warranties, covenants and closing conditions to be included in the merger agreement, as well as the obligations of the parties to obtain regulatory approvals for the acquisition and the limitations to be included in the agreement on Guidant’s ability to contact or engage in discussions with potential acquirors. The negotiations also addressed the circumstances under which the parties could terminate the merger agreement and the circumstances under which termination fees would be payable under the merger agreement, and the amount of these fees.

      On November 30, 2004, Messrs. Dormer and Valeriani of Johnson & Johnson met with certain executive officers of Guidant to discuss various organizational issues regarding the proposed transaction, including a proposal whereby such executives would agree to modify the terms of their change in control agreements in connection with the proposed transaction. These conversations continued on December 8, 2004.

      On December 2, 2004, at a meeting of the board of directors of Johnson & Johnson, Messrs. Dormer and Darretta provided an update on the status of the negotiations regarding the proposed transaction and the due diligence investigation with respect to Guidant. Johnson & Johnson’s legal advisors described the principal terms that had been negotiated in the draft merger agreement as well as the board’s fiduciary duties, both generally and in the specific context of the proposed transaction. Johnson & Johnson’s financial advisor provided an update on its perspective on the proposed transaction. After discussion, the board of directors directed its management and advisors to continue negotiations with Guidant.

      During late November and early December 2004, representatives of Johnson & Johnson continued their due diligence investigation of Guidant. Representatives and advisors of Guidant also continued their due diligence review of Johnson & Johnson and, on December 7, 2004, Messrs. Brauer and Kury and other representatives of Guidant, together with representatives from Guidant’s financial advisors met with representatives of Johnson & Johnson, including Messrs. Darretta and Deyo, to discuss and review various business and financial information of Johnson & Johnson.

      On December 9, 2004, Mr. Weldon of Johnson & Johnson telephoned Mr. Cornelius of Guidant to discuss the consideration to be paid to Guidant shareholders in the merger, including the exchange ratio for the stock portion of the merger consideration. No agreement was reached on these matters during this discussion.

      On December 12, 2004, the board of directors of Johnson & Johnson met to discuss the proposed transaction. At this meeting, which was also attended by Johnson & Johnson’s legal and financial advisors, Messrs. Dormer and Darretta gave a presentation regarding the expected terms of the proposed transaction. At this meeting, Goldman Sachs reviewed various financial analyses with respect to the proposed transaction using various methodologies and assumptions. After discussion, the board of directors authorized the execution and delivery of the merger agreement, with final terms to be negotiated by Johnson & Johnson management and approved by the finance committee of the board.

      On December 12, 2004, after the meeting of the Johnson & Johnson board of directors, the parties scheduled a meeting among Messrs. Cornelius, Dollens, Weldon, Darretta and Dormer to attempt to agree upon the principal terms of the proposed transaction.

      On December 13, 2004, Messrs. Weldon, Darretta and Dormer met with Messrs. Cornelius and Dollens to continue negotiations. Negotiations between the management and advisors of Johnson & Johnson and Guidant continued through December 15, 2004.

      On December 15, 2004, the finance committee of the Johnson & Johnson board of directors discussed the final terms of the merger agreement and authorized the execution and delivery of the merger agreement.

      On December 15, 2004, the board of directors of Guidant met to consider the proposed merger agreement. Guidant’s outside legal advisors reviewed in detail the principal terms of the agreement as well as the board’s fiduciary duties, both generally and in the specific context of the proposed transaction. Each of JPMorgan and Morgan Stanley separately presented its financial analyses of the merger consideration and each delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of December 15, 2004 and based upon and subject to the matters described in its respective opinion, the merger consideration was fair from a financial point of view to the Guidant shareholders. Following extended discussion, the Guidant board approved the proposed merger agreement as being in the best interests of Guidant and its shareholders and authorized the execution and delivery of the merger agreement.

      Following the meeting of the Guidant board of directors, representatives of Guidant and Johnson & Johnson and their advisors finalized the documentation for the transaction. After the closing of trading on the New York Stock Exchange on December 15, 2004, the merger agreement was executed and the parties issued a joint press release announcing their agreement.

Reasons for the Merger and Recommendation of the Guidant Board of Directors

      At a special meeting held on December 15, 2004, with one director absent because of a pre-existing commitment, the Guidant board of directors unanimously determined that the merger is in the best interests of Guidant and its shareholders, adopted the merger agreement and recommended that Guidant shareholders vote “FOR” approval of the merger agreement.

      In reaching its decision to adopt the merger agreement and recommend that Guidant shareholders vote to approve the merger agreement, the Guidant board of directors considered a number of factors, including the following:

•	Market Price. The Guidant board of directors considered the value of the merger consideration to be received by Guidant shareholders in the merger, including the fact that, if the volume weighted average trading price of Johnson & Johnson’s common stock during the 15 trading days ending three trading days prior to the completion of the merger is between $55.45 and $67.09, Guidant shareholders will receive, for each share of Guidant common stock that they own, merger consideration with a value of $76.00. This merger consideration would consist of $30.40 in cash and $45.60 in Johnson & Johnson common stock, which would provide a premium of approximately 24.7% to Guidant shareholders based on the average trading price of Guidant common stock during the six months prior to the trading day immediately before the day on which the merger was announced. The Guidant board of directors also considered the fact that, because the exchange ratio for the stock portion of the merger consideration becomes fixed outside this range, the value of the merger consideration to be received by Guidant shareholders will be less than $76.00 to the extent that the volume weighted average trading price of Johnson & Johnson’s common stock during the 15 trading days ending three trading days prior to the completion of the merger falls below $55.45 and will be more than $76.00 to the extent that the volume weighted average trading price of Johnson & Johnson’s common stock during such period rises above $67.09.

•	Form of Merger Consideration. The Guidant board of directors considered that the stock portion of the merger consideration will permit Guidant shareholders to exchange their shares of Guidant common stock for shares of Johnson & Johnson common stock and retain an equity interest in the combined enterprise and the related opportunity to share in its future growth. The Guidant board of directors also reviewed the current and historical results of operations and the trading prices and daily volumes for Johnson & Johnson common stock and considered the liquidity that holding shares of Johnson & Johnson common stock would provide to Guidant shareholders who do not wish to continue to hold shares of Johnson & Johnson common stock following the merger.

•	Business, Condition and Prospects. The Guidant board of directors considered information with respect to Guidant’s financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic, government regulatory and market conditions and trends. The Guidant board of directors also reviewed Guidant’s future prospects if it were to remain independent, including the risks inherent in remaining independent. Further, the Guidant board of directors explored possible alternatives to the merger (including the possibility of continuing to operate as an independent entity), the range of possible benefits to Guidant shareholders from these alternatives and the possible timing and likelihood of accomplishing these alternatives.

•	Strategic Advantages. The Guidant board of directors considered reports from Guidant management and advisors as to the results of their review of Johnson & Johnson’s business. The Guidant board of directors also considered the existing relationships between Guidant and Johnson & Johnson, its assessment of the complementary strengths of each of the companies, the compatibility of the corporate structures and the historical success of Johnson & Johnson in incorporating acquired companies into a decentralized corporate organization. The Guidant board of directors also reviewed information with respect to the prospects of the combined enterprise, including the potential for the combined enterprise to have a stronger competitive position and greater opportunities for growth than Guidant would have operating independently due to:

•	the ability to combine Johnson & Johnson’s expertise in drug coating technology and the manufacturing of drug-eluting stents with Guidant’s expertise in stent design and stent delivery systems

•	Guidant gaining access to Johnson & Johnson’s strengths in developing long-term product pipelines, improving clinical outcomes, integrating technologies, securing regulatory approvals and supporting the adoption of new therapies

•	Johnson & Johnson gaining access to Guidant’s strengths in improving devices brought to market, supplying products to customers and sales and marketing and

•	the potential to apply Guidant’s technology platforms (such as implantable micro-electronic devices and site-specific therapies) to current and future Johnson & Johnson products.

•	Ability to Accept Superior Proposal Upon Payment of Termination Fee. The Guidant board of directors considered Guidant’s ability to terminate the merger agreement prior to shareholder approval of the merger agreement in order to enter into an alternative transaction in response to a superior proposal, although Guidant’s ability to enter into an alternative transaction is restricted in that it may not solicit competing offers and would be required to pay a $750 million termination fee in connection with accepting a superior proposal.

•	Regulatory Matters. The Guidant board of directors considered the required regulatory approvals for the merger, the prospects and anticipated timing of obtaining such approvals and the amount of regulatory risk relating to the merger that Johnson & Johnson has agreed to assume, including its agreement that, if the merger is not completed solely for antitrust reasons, Johnson & Johnson will:

(1) pay a termination fee to Guidant of $700 million and (2) provide Guidant with an option to (i) take a license under certain patents owned by Johnson & Johnson relating to drugs and polymers for use in stents and (ii) arbitrate any issues of validity and infringement relating to such patents under claims Johnson & Johnson may bring against Guidant, in which case Johnson & Johnson’s sole remedy against Guidant for any finding of infringement would be a predetermined royalty.

•	Tax Treatment. The Guidant board of directors considered the expected tax treatment of the merger to Guidant shareholders, including the fact that the merger is not structured as a reorganization for United States federal income tax purposes that generally would allow Guidant shareholders to not recognize any gain from the receipt of the stock portion of the merger consideration.

•	Potential Risks. The Guidant board of directors considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the merger. These risks include the potential diversion of management resources from operational matters and the opportunity costs associated with the merger prior to the completion or abandonment of the merger. Other risks considered by the Guidant board of directors included:

•	the possibility that the merger might not be completed as a result of the failure to receive regulatory approvals or satisfy other closing conditions, which could result in significant distractions of Guidant’s employees and increased expenses from an unsuccessful attempt to complete the merger

•	under the terms of the merger agreement, prior to the completion or abandonment of the merger Guidant will be required to conduct its business only in the ordinary course consistent with past practice and subject to operational restrictions and

•	Guidant would be required to pay a $750 million termination fee if the merger agreement is terminated under specified circumstances and Guidant later agrees to or consummates a takeover proposal.

In the judgment of Guidant’s board of directors, however, these potential risks were more than offset by the potential benefits of the merger discussed above.

•	Opinions of Financial Advisors. The Guidant board of directors considered the presentations delivered by JPMorgan and Morgan Stanley and the written opinions of JPMorgan and Morgan Stanley to the Guidant board of directors to the effect that, as of the date of the opinions and based on and subject to the matters set forth in the respective opinions, the merger consideration was fair, from a financial point of view, to Guidant shareholders. A copy of JPMorgan’s written opinion is attached as Annex 2 to this proxy statement/prospectus and a copy of Morgan Stanley’s written opinion is attached as Annex 3 to this proxy statement/prospectus.

•	Additional Considerations. In the course of its deliberations on the merger, the Guidant board of directors consulted with members of Guidant’s management and Guidant’s legal, financial, accounting and tax advisors on various legal, business and financial matters. Additional factors considered by the Guidant board of directors in determining whether to adopt the merger agreement and recommend that Guidant shareholders vote to approve the merger agreement included:

•	the terms and conditions of the merger agreement

•	the fact that stock options and restricted stock granted to Guidant employees are subject to accelerated vesting or lapsing of restrictions upon a change in control of Guidant (as defined in the plans and agreements under which such grants were made) and would therefore become immediately exercisable or unrestricted, as applicable, upon approval of the merger by Guidant shareholders regardless of whether the merger is consummated

•	the existence of severance benefits under Guidant severance plans for those employees whose employment may terminate under certain circumstances following the execution of the merger agreement

•	the fact that Guidant shareholders will have an opportunity to vote on the merger and

•	the uncertainty that any alternative transaction would yield a superior value to Guidant’s shareholders.

      The above discussion is not intended to be exhaustive, but Guidant believes it addresses the material information and factors considered by the Guidant board of directors in its consideration of the merger, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Guidant board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Guidant board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of Guidant’s board of directors may have given different weights to different factors.

      In considering the recommendation of the Guidant board of directors to approve the merger agreement, Guidant shareholders should be aware that certain executive officers and directors of Guidant have certain interests in the merger that may be different from, or in addition to, the interests of Guidant shareholders generally. The Guidant board of directors was aware of these interests and considered them when adopting the merger agreement and recommending that Guidant shareholders vote to approve the merger agreement. See “— Interests of Guidant Directors and Executive Officers in the Merger”.

Opinions of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated

Opinion of J.P. Morgan Securities Inc.

      Pursuant to an engagement letter dated August 18, 2004, Guidant retained JPMorgan as a financial advisor in connection with the merger. At the meeting of Guidant’s board of directors on December 15, 2004, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the board of directors that, based upon and subject to the matters set forth in JPMorgan’s opinion, as of that date, the consideration to be received by the holders of Guidant common stock in the merger was fair, from a financial point of view, to those holders. No limitations were imposed by the Guidant board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions, except that JPMorgan was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to the sale of all or any part of Guidant or any other alternative transaction.

      The full text of the written opinion of JPMorgan, dated December 15, 2004, which sets forth the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex 2 to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. Guidant shareholders are urged to read the opinion carefully in its entirety. JPMorgan’s written opinion is addressed to the Guidant board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of Guidant common stock in the merger and does not constitute a recommendation to any Guidant shareholder as to how the shareholder should vote at the Guidant special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed the merger agreement

•	reviewed certain publicly available business and financial information concerning Guidant and Johnson & Johnson and the industries in which they operate, including publicly available financial forecasts relating to Johnson & Johnson that were reviewed and discussed with JPMorgan by the management of Johnson & Johnson

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for those companies

•	compared the financial and operating performance of Guidant and Johnson & Johnson with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Guidant common stock and Johnson & Johnson common stock and certain publicly traded securities of those other companies

•	reviewed certain internal financial analyses and forecasts prepared by the management of Guidant relating to its business and

•	performed other financial studies and considered other information as JPMorgan deemed appropriate for the purposes of its opinion.

      JPMorgan also held discussions with members of the managements of Guidant and Johnson & Johnson with respect to certain aspects of the merger, the past and current business operations of Guidant and Johnson & Johnson, the financial condition and future prospects and operations of Guidant and Johnson & Johnson, the effects of the merger on the financial condition and future prospects of Guidant and Johnson & Johnson, and certain other matters that JPMorgan believed necessary or appropriate to its inquiry.

      In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability for such information. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to it by Guidant, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of Guidant as to the expected future results of operations and financial condition of Guidant. With respect to the publicly available financial forecasts and estimates relating to Johnson & Johnson, JPMorgan assumed, with Guidant’s consent and without independent verification or investigation, that the forecasts represent reasonable estimates and judgments as to the future financial performance of Johnson & Johnson. JPMorgan also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to JPMorgan by, representatives of Guidant, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Guidant, Johnson & Johnson or on the contemplated benefits of the merger.

      JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the opinion, and JPMorgan does not have any obligation to update, revise or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Guidant common stock in the merger, and JPMorgan has expressed no opinion as to the underlying decision by Guidant to engage in the merger. JPMorgan expressed no opinion as to the price at which Johnson & Johnson common stock will trade at any future time.

      JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Guidant or any other alternative transaction. Consequently, JPMorgan assumed that the terms of the merger were the most beneficial terms from Guidant’s perspective that could under the circumstances be negotiated among the parties to the merger, and JPMorgan expressed no opinion whether any alternative transaction might produce consideration for Guidant shareholders in an amount in excess of the consideration in the merger.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables do not constitute a complete description of JPMorgan’s financial analyses.

Guidant Analysis

      Selected Companies Analysis. Using publicly available information, JPMorgan compared selected financial data of Guidant with similar data for the following selected publicly traded large-cap cardiovascular companies that JPMorgan judged to be similar to Guidant:

•	Medtronic, Inc.

•	Boston Scientific Corporation

•	St. Jude Medical, Inc.

      For each comparable company, JPMorgan used estimates of calendar year 2005 results published in publicly available equity analyst research reports. For Guidant, JPMorgan used estimates of calendar year 2005 results provided by Guidant management. JPMorgan reviewed per share equity values as a multiple of estimated calendar year 2005 earnings per share, commonly referred to as EPS. JPMorgan then applied a range of selected multiples of estimated 2005 EPS derived from the comparable companies to corresponding financial data of Guidant in order to derive an implied per share equity reference range for Guidant. This analysis indicated an approximate implied per share equity reference range for Guidant of $52.00 to $65.00.

      It should be noted that no company utilized in the analysis above is identical to Guidant.

     Selected Transactions Analysis. Using publicly available information, JPMorgan reviewed the following merger and acquisition transactions involving companies in the medical device industry:

Acquiror	Target

• Medtronic, Inc.	• Sofamor Danek Group, Inc.
• Medtronic, Inc.	• Arterial Vascular Engineering, Inc.
• Boston Scientific Corporation	• Schneider Worldwide
• Johnson & Johnson	• DePuy, Inc.
• Johnson & Johnson	• Cordis Corporation
• General Electric Company	• Amersham plc
• Guidant Corporation	• Intermedics Inc.
• Zimmer Holdings, Inc.	• Centerpulse AG

      JPMorgan calculated a range of multiples of firm value to the latest 12 month earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, implied in these transactions. JPMorgan then applied a range of selected multiples for the selected transactions to corresponding data of Guidant in order to derive an implied per share equity reference range for Guidant. This analysis indicated an approximate implied per share equity reference range for Guidant of $55.00 to $72.00.

      It should be noted that no company utilized in the analysis above is identical to Guidant and no transaction is identical to the merger.

     Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for Guidant’s common stock. JPMorgan reviewed two scenarios, one which was based upon management’s long-range plan, which reflected management’s latest estimates for fiscal 2004, and management’s strategic plan for the fiscal years 2005 through 2011. The other scenario was based on a more conservative management outlook for revenue and profitability for Guidant.

      For both scenarios, JPMorgan calculated the unlevered free cash flows that Guidant is expected to generate during fiscal years 2005 through 2011. JPMorgan calculated an implied range of terminal values for Guidant using a range of perpetuity growth rates for free cash flows from 3.50% to 4.50% and a range of discount rates from 9.50% to 10.50%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 9.50% to 10.50%. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Guidant’s excess cash and total debt as of September 30, 2004. This analysis indicated an approximate implied per share equity reference range for Guidant of $70.00 to $91.00 in the case of Guidant’s long-range plan and an approximate implied per share equity reference range for Guidant of $60.00 to $77.00 in the case of the more conservative management outlook.

Johnson & Johnson Analysis

     Historical Exchange Ratio. JPMorgan analyzed the historical trading price of Johnson & Johnson common stock relative to Guidant common stock based on closing prices between December 17, 2001 and December 14, 2004 and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of Guidant common stock by those of Johnson & Johnson common stock and the average of those historical trading ratios for the 6-month, 1-year, 2-year and 3-year periods ended on December 14, 2004. JPMorgan also calculated the exchange ratio implied by dividing the closing price per share of Guidant common stock by that of Johnson & Johnson common stock on December 14, 2004 and by dividing a merger consideration of $76.00 (the value of the merger consideration if the volume weighted average trading price of Johnson & Johnson’s common stock during the 15 trading days ending three trading days prior to the completion of the merger is between $55.45 and $67.09) by the closing price of Johnson & Johnson common stock on December 14, 2004. This analysis implied the following exchange ratios:

	Implied
	Exchange Ratio

At $76.00	1.2372	x
As of December 14, 2004	1.1558	x
6-month average	1.0590	x
1-year average	1.1224	x
2-year average	0.9680	x
3-year average	0.8606	x

     Sum of the Parts Analysis. JPMorgan conducted a sum of the parts analysis for the purpose of determining a per share equity reference range for Johnson & Johnson’s common stock based on the relative contribution of each of Johnson & Johnson’s business segments. JPMorgan calculated per share equity values as a multiple of estimated calendar year 2005 EPS for selected publicly traded companies engaged in businesses that JPMorgan judged to be analogous to Johnson & Johnson’s pharmaceutical, medical devices and diagnostics and consumer segments. The comparable companies are identified under the caption “— Selected Companies Analysis” below. Based on these multiples, JPMorgan calculated a reference range of per share equity values as a multiple of estimated calendar year 2005 EPS for each of Johnson & Johnson’s business segments. JPMorgan derived a weighted average of these reference ranges using the relative 2003 operating income contribution of each of Johnson & Johnson’s pharmaceutical, medical devices and diagnostics and consumer segments. JPMorgan then applied this weighted average to corresponding financial data of Johnson & Johnson to derive an implied per share equity reference range for Johnson & Johnson. For Johnson & Johnson, JPMorgan used estimates of calendar year 2005 results published in publicly available equity analyst research reports. This analysis resulted in an implied per share equity value for Johnson & Johnson common stock ranging from $51.00 to $69.00.

     Selected Companies Analysis. Using publicly available information, JPMorgan compared selected financial data of Johnson & Johnson with similar data for the following selected publicly traded companies, which are engaged in businesses that JPMorgan believes to be similar to Johnson & Johnson’s business segments:

Large-Cap		Large-Cap	Large-Cap
Pharmaceutical	Consumer	Cardiovascular	Orthopedic
Companies	Companies	Companies	Companies

• Eli Lilly and Company	• The Gillette Company	• St. Jude Medical, Inc.	• Zimmer Holdings, Inc.
• Abbott Laboratories	• The Procter & Gamble Company	• Guidant Corporation	• Biomet, Inc.
• Bristol-Myers Squibb Company	• Colgate-Palmolive Company	• Medtronic, Inc.	• Stryker Corporation
• Wyeth	• Unilever plc	• Boston Scientific Corporation	• Synthes, Inc.
• Merck & Co., Inc.	• Kimberly-Clark Corporation
• Pfizer Inc.
• Schering-Plough Corporation

      For Johnson & Johnson and each comparable company, JPMorgan used estimates of calendar year 2005 results published in publicly available equity analyst research reports. JPMorgan reviewed per share equity values as a multiple of estimated calendar year 2005 EPS. The multiples calculated based on this analysis are summarized in the following table:

2005E P/E

Large-Cap Pharmaceutical Companies
Range	11.8x — 18.4x
Median	15.7x
Johnson & Johnson	18.4x
Consumer Companies
Range	17.0x — 24.0x
Median	19.4x
Johnson & Johnson	18.4x
Large-Cap Cardiovascular Companies
Range	16.4x — 30.3x
Median	25.3x
Johnson & Johnson	18.4x
Large-Cap Orthopedic Companies
Range	26.2x — 29.7x
Median	27.8x
Johnson & Johnson	18.4x

      The summary set forth above does not purport to be a complete description of the analyses or data utilized by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Guidant with respect to the merger and deliver an opinion to the Guidant board of directors with respect to the merger on the basis of JPMorgan’s experience and its familiarity with Guidant.

      For services rendered in connection with the merger and the delivery of its opinion, Guidant has agreed to pay JPMorgan fees based, in part, on the aggregate consideration payable in the merger, a significant portion of which is contingent upon the consummation of the merger. In addition, Guidant has agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including reasonable fees of outside counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

      In addition, JPMorgan and its affiliates maintain commercial and investment banking and other business relationships with Guidant, Johnson & Johnson and their respective affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Guidant or Johnson & Johnson for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. In addition, JPMorgan served as sole book-runner and administrative agent for Guidant’s $500 million credit facility that expires in 2009 and Guidant’s $400 million credit facility that expires in 2007.

Opinion of Morgan Stanley & Co. Incorporated

      Pursuant to an engagement letter effective October 11, 2004, Guidant retained Morgan Stanley as a financial advisor in connection with the merger. The Guidant board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Guidant. At the meeting of the Guidant board of directors on December 15, 2004, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the considerations set forth in its opinion, the consideration to be received by the holders of shares of Guidant common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

      The full text of Morgan Stanley’s opinion, dated December 15, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion is attached as Annex 3 to this document. The summary of Morgan Stanley’s fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Guidant board of directors, addresses only the fairness from a financial point of view of the consideration to be received by holders of Guidant common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any shareholders of Guidant as to how such shareholders should vote with respect to the proposed transaction and should not be relied upon by any shareholder as such.

      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Guidant and Johnson & Johnson

•	reviewed certain internal financial statements and other financial and operating data concerning Guidant prepared by the management of Guidant

•	reviewed certain financial projections prepared by the management of Guidant

•	reviewed the pro forma impact of the merger on Johnson & Johnson’s earnings per share

•	discussed the past and current operations and financial condition and the prospects of Guidant and Johnson & Johnson with senior executives of Guidant and Johnson & Johnson, respectively

•	reviewed the reported prices and trading activity for Guidant common stock and Johnson & Johnson common stock

•	compared the financial performance of Guidant and the prices and trading activity of Guidant common stock with that of certain other comparable publicly-traded companies and their securities

•	compared the financial performance of Johnson & Johnson and the prices and trading activity of Johnson & Johnson common stock with that of certain other comparable publicly-traded companies and their securities

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions

•	participated in discussions and negotiations among representatives of Guidant and Johnson & Johnson and their financial and legal advisors

•	reviewed a draft of the merger agreement dated December 14, 2004, and certain related documents and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

      In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Guidant. Morgan Stanley was not provided internal financial information or projections for Johnson & Johnson, and as a result, it relied upon publicly available estimates of equity research analysts who report on Johnson & Johnson. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement with no material modification, waiver, or delay. Morgan Stanley is not a legal, regulatory or tax expert and relied on the assessments provided by Guidant’s advisors with respect to such issues. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Guidant, nor had it been furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, December 15, 2004.

      In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Guidant or any of its assets, nor did it negotiate with any parties other than Johnson & Johnson. In addition, Morgan Stanley’s opinion is limited to the fairness from a financial point of view of the consideration to be received by the holders of Guidant common stock in the merger and Morgan Stanley expresses no opinion as to the underlying decision by Guidant to engage in the merger. Morgan Stanley provided advice to the Guidant board of directors during its negotiations with Johnson & Johnson but did not, however, recommend any specific merger consideration or recommend that any specific merger consideration constituted the only appropriate consideration.

      The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan

Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

      Historical Share Price Analysis. Morgan Stanley reviewed the price performance and trading volumes of the common stock of each of Guidant and Johnson & Johnson from December 15, 1999 through December 14, 2004. Morgan Stanley compared an implied merger consideration for a share of Guidant common stock of $76.00 as of December 14, 2004 (calculated as the sum of $30.40 in cash plus that number of shares of common stock having a value of $45.60 based on the price of a share of Johnson & Johnson common stock on December 14, 2004) relative to the Guidant common stock price over the period referenced above. The tables below present: (i) the $76.00 merger consideration relative to the absolute share price of Guidant common stock over the period referenced above and (ii) the absolute share prices of Johnson & Johnson common stock over the period referenced above.

Guidant Common
Metric	Stock Price

Merger Consideration	$76.00
5-Year High	$73.75
5-Year Low	$26.00
5-Year Average	$48.09
3-Year Average	$47.24
1-Year Average	$61.89
6-Month Average	$60.93

Johnson &
Johnson
Common Stock
Metric	Price

5-Year High	$65.49
5-Year Low	$33.69
5-Year Average	$52.39
3-Year Average	$55.29
1-Year Average	$55.28
6-Month Average	$57.45

      In addition, Morgan Stanley compared the trading performance of each of Guidant and Johnson & Johnson to the performance of other comparable publicly traded corporations and the S&P 500 Index. The tables below present: (i) the percentage change from December 15, 1999 through December 14, 2004 for Guidant and other comparable publicly traded corporations and the S&P 500 Index and (ii) the percentage change from December 15, 1999 through December 14, 2004 for Johnson & Johnson and a group of selected pharmaceutical companies and the S&P 500 Index.

Relative 5 Year
Company/Market Index	Price Change

Guidant	54%
S&P 500 Index	(15)%
Boston Scientific Corporation	259%
Medtronic, Inc.	35%
St. Jude Medical, Inc.	513%

Relative 5 Year
Company/ Market Index	Price Change

Johnson & Johnson	29%
S&P 500 Index	(15)%
Peer Index(1)	(1)%

(1)	Peer Index includes Abbott Laboratories, Bristol-Myers Squibb Company, GlaxoSmithKline plc, Novartis AG, Pfizer Inc. and Wyeth.

      Morgan Stanley noted that for the one year period from December 15, 2003 through December 14, 2004, the closing price of Guidant’s common stock ranged from approximately $51.00 to $74.00 and the closing price of Johnson & Johnson’s common stock ranged from approximately $49.00 to $62.00. The following table lists the implied percentage premium of an implied merger consideration for a share of Guidant common stock of $76.00 as of December 14, 2004 as compared to Guidant’s closing common stock prices over various periods.

	Per Share Merger Consideration Premium as Compared to Guidant’s Common Stock Price
Implied
Merger	1 Day	30 Days	6 Month	1 Year
Consideration	Prior(1)	Prior(1)	Average	Average	LTM High	LTM Low

$76.00	11%	16%	25%	23%	3%	50%

(1)	Prior to December 7, 2004, the day that The New York Times reported that Guidant was rumored to be in discussions with Johnson & Johnson.

      Guidant Comparable Company Analysis. Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Guidant from a size and business mix perspective. The multiples analyzed for these comparable companies included, among others, the per share price divided by 2005 and 2006 estimated earnings per share and the per share price divided by 2005 estimated earnings per share divided by the long term earnings per share growth rate. Morgan Stanley also analyzed multiples based on aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments) divided by 2004 estimated earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA), aggregate market value divided by 2005 estimated EBITDA and aggregate market value divided by both 2004 and 2005 estimated revenues. The earnings per share estimates, long term earnings per share growth rates, EBITDA estimates and revenue estimates were based on I/B/E/S consensus estimates (I/B/E/S refers to the database provided by I/B/E/S International Inc. of equity research analysts’ estimates of future earnings of publicly traded companies). Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of December 14, 2004. For purposes of this analysis, Morgan Stanley identified the following ten publicly traded corporations:

•	Abbott Laboratories	•	C.R. Bard, Inc.
•	Baxter International Inc.	•	Edwards Lifesciences
•	Beckman Coulter, Inc.	•	Johnson & Johnson
•	Becton, Dickinson and Company	•	Medtronic, Inc.
•	Boston Scientific Corporation	•	St. Jude Medical, Inc.

      A summary of the reference range of market trading multiples and those multiples calculated for Guidant are set forth below:

	Reference Range	Implied Guidant Metric
Metric	of Multiples	at $76.00 per Share

Price/ 2005 Earnings	16.4x - 30.3x	29.1x
Price/ 2006 Earnings	14.7x - 26.2x	23.7x
Aggregate Value/ 2004 EBITDA	11.1x - 23.7x	19.8x
Aggregate Value/ 2005 EBITDA	9.9x - 19.8x	18.0x
Price/ 2005 Earnings/ Long Term Earnings Growth Rate	0.8x - 2.1x	2.2x

      Morgan Stanley calculated an implied valuation range for Guidant by applying multiple ranges to the applicable Guidant operating statistics based on information provided by management and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Guidant common stock of $52.00 to $65.00 per share based on both I/B/E/S 2005 consensus earnings estimates and Guidant management’s long range plan 2005 estimates, using a price divided by 2005 earnings multiple range of 20x to 25x. Morgan Stanley also calculated an implied valuation range for Guidant common stock of $51.00 to $66.00 per share based on I/B/E/S 2006 consensus earnings estimates, using a price divided by 2006 earnings multiple range of 17x to 22x. Morgan Stanley also calculated an implied valuation range for Guidant common stock of $54.00 to $70.00 per share based on Guidant management’s long range plan estimated 2006 earnings estimates, using the same price divided by estimated 2006 earnings multiple range of 17x to 22x. Morgan Stanley noted that the per share implied merger consideration for Guidant common stock would be $76.00 per share as of December 14, 2004.

      Although the foregoing companies were compared to Guidant for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Guidant because of differences between the business mix, regulatory environment, operations and other characteristics of Guidant and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Guidant, such as the impact of competition on the business of Guidant and on the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Guidant or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

      Johnson & Johnson Comparable Company Analysis. Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Johnson & Johnson from a size and business mix perspective. The multiples analyzed for these comparable companies included the per share price divided by 2005 and 2006 estimated earnings per share, and the per share price divided by 2005 estimated earnings per share divided by the long term earnings per share growth rate. The earnings per share estimates and long term earnings per share growth rates were based on I/B/E/S consensus estimates. Morgan Stanley also analyzed multiples based on aggregate market value divided by both 2004 and 2005 estimated EBITDA and aggregate market value divided by both 2004 and 2005 estimated revenues. Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of December 14, 2004. For purposes of this analysis, Morgan Stanley identified the following seven publicly traded corporations:

•	Abbott Laboratories

•	Bristol-Myers Squibb Company

•	Eli Lilly and Company

•	Merck & Co., Inc.

•	Pfizer Inc.

•	Schering-Plough Corporation

•	Wyeth

      A summary of the reference range of market trading multiples and those multiples calculated for Johnson & Johnson are set forth below:

	Reference Range	Implied Johnson &
Metric	of Multiples	Johnson Metric

Price/ 2005 Earnings	11.8x - 18.4x	18.4x
Price/ 2006 Earnings	11.1x - 18.5x	16.8x
Aggregate Value/ 2004 EBITDA	7.5x - 15.6x	11.9x
Aggregate Value/ 2005 EBITDA	7.8x - 13.6x	11.0x
Price/ 2005 Earnings/ Long Term Earnings Growth Rate	1.0x - 20.1x	1.5x

      Morgan Stanley calculated an implied valuation range for Johnson & Johnson by applying multiple ranges to the applicable Johnson & Johnson operating statistics based upon publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Johnson & Johnson common stock of $47.00 to $63.00 per share based on I/B/E/S 2005 consensus earnings estimates using a price divided by 2005 earnings multiple range of 14x to 19x. Morgan Stanley also calculated an implied valuation range for Johnson & Johnson common stock of $47.00 to $62.00 per share based on I/B/E/S 2006 consensus earnings estimates using a price divided by 2006 earnings multiple range of 13x to 17x. Morgan Stanley noted that the price per share of Johnson & Johnson common stock was $61.43 as of December 14, 2004.

      Although the foregoing companies were compared to Johnson & Johnson for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Johnson & Johnson because of differences between the business mix, regulatory environment, operations and other characteristics of Johnson & Johnson and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Johnson & Johnson, such as the impact of competition on the business of Johnson & Johnson and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Johnson & Johnson or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

      Discounted Analyst Price Targets. Morgan Stanley reviewed published estimates for Guidant by Wall Street equity research analysts from October 11, 2004 to December 6, 2004. Morgan Stanley discounted the Wall Street analyst price targets to December 31, 2004 at Guidant’s estimated cost of equity capital of approximately 10%, based on the capital asset pricing model, a theoretical financial model that is designed to estimate the cost of equity capital of a particular company based on such company’s “Beta”. A company’s Beta is a metric designed to represent the systemic business risk and financial risk of such company versus the overall market. Wall Street equity research analyst price targets yielded an implied valuation of Guidant common stock of $51.00 to $78.00. In addition, Morgan Stanley discounted the Wall Street analyst price targets to June 30, 2005 at Guidant’s estimated cost of equity capital of approximately 10% (as discussed above). This analysis yielded an implied valuation of Guidant common stock of $53.00 to $82.00 in six months time. Morgan Stanley noted that the per share implied merger consideration for Guidant common stock was $76.00 per share as of December 14, 2004.

      Morgan Stanley also reviewed published estimates for Johnson & Johnson by Wall Street equity research analysts from October 12, 2004 to December 14, 2004. Morgan Stanley discounted the Wall Street analyst price targets to December 31, 2004 at Johnson & Johnson’s estimated cost of equity capital of approximately 10%, based on the capital asset pricing model (as discussed above). Wall Street analyst price targets yielded an implied valuation of Johnson & Johnson’s common stock of $52.00 to $65.00. In addition, Morgan Stanley discounted the Wall Street analyst price targets to June 30, 2005 at Johnson & Johnson’s estimated cost of equity capital of approximately 10% (as discussed above). This analysis yielded an implied valuation of Johnson & Johnson common stock of $54.00 to $68.00 in six months time. Morgan Stanley noted that the price per share of Johnson & Johnson common stock was $61.43 as of December 14, 2004.

      Precedent Transactions Analysis. Morgan Stanley reviewed and analyzed selected precedent transactions involving other companies acquired since January 1, 2001 having an aggregate market value greater than $10 billion and not being considered involved in a transaction constituting a “merger of equals”. The following table sets forth the acquisition transactions that were reviewed in connection with this analysis:

•	Ralston Purina Company/ Nestle S.A.

•	Alza Corporation/ Johnson & Johnson

•	American General Corporation/ American International Group Inc.

•	Compaq Computer Corporation/ Hewlett Packard Company

•	Immunex Corporation/ Amgen Inc.

•	TRW Inc./ Northrop Grumman Corporation

•	Pharmacia Corporation/ Pfizer Inc.

•	Household International Inc./ HSBC Holdings plc

•	John Hancock Financial Corporation/ Manulife Financial Corp.

•	FleetBoston Financial/ Bank of America Corporation

•	WellPoint Health Networks Inc./ Anthem Inc.

•	Bank One Corporation/ JP Morgan Chase & Co.

•	AT&T Wireless Services Inc./ Cingular Wireless LLC

•	Charter One Financial Inc./ Citizens Financial Group Inc.

•	SouthTrust Corporation/ Wachovia Corporation

•	The Rouse Company/ General Growth Properties, Inc.

•	Sears Roebuck & Co./ Kmart Holding Corp.

      Morgan Stanley derived from these selected transactions a reference range of premiums paid relative to the trading share prices at three different periods of time preceding the announcement of a transaction. The premium paid relative to the share price four weeks prior to deal announcement ranged from (2.0%) to 50.2%, with an average of 24.3%. The premium paid relative to the share price one week prior to deal announcement ranged from 10.2% to 39.0%, with an average of 23.5%. The premium paid relative to the share price one day prior to deal announcement ranged from 12.3% to 43.0%, with an average of 26.1%. Based on the size and specifics of the merger, Morgan Stanley then derived from these selected transactions a reference range of premiums paid of 20% to 30%, and applying this range of multiples to the six month and twelve month average closing share prices for Guidant common stock, Morgan Stanley calculated an implied valuation range for Guidant common stock of $73.00 to $80.00. Morgan Stanley noted that the per share implied merger consideration for Guidant common stock was $76.00 as of December 14, 2004.

      Morgan Stanley noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Morgan Stanley noted that no company or transaction reviewed was identical to the proposed transactions and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of Guidant and Johnson & Johnson and other factors that would affect the acquisition values in the comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates. Mathematical analysis (such as determining the average or median) are not themselves meaningful methods of using comparable transaction data.

      Guidant Discounted Cash Flow Analysis. Morgan Stanley performed a 10-year discounted cash flow analysis for Guidant, calculated as of December 31, 2004, of the estimated after-tax unlevered free cash flows for fiscal years 2005 through 2014, based on Guidant management’s long range plan and a more conservative management outlook for revenue and profitability for Guidant provided by Guidant management. Morgan Stanley estimated a range of terminal values calculated in 2014 based on a range of terminal growth rates of 3.5% to 4.5%. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 9.5% to 10.5%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Guidant and other comparable companies. Based on the long range plan projections and assumptions, the discounted cash flow analysis of Guidant yielded an implied valuation range of Guidant common stock of $73.00 to $94.00 per share. Based on the more conservative management outlook, the discounted cash flow analysis of Guidant yielded an implied valuation range of Guidant common stock of $62.00 to $79.00 per share. Morgan Stanley noted that the per share merger consideration for Guidant common stock would be $76.00 per share as of December 14, 2004.

      Pro Forma Analysis. Morgan Stanley analyzed the pro forma impact of the merger on Johnson & Johnson’s pro forma earnings per share. Such analysis considered 2005 through 2007 earnings projections for both Guidant and Johnson & Johnson based on I/B/E/S earnings estimates. Based on this analysis, Morgan Stanley observed that the merger would result in earnings per share dilution for Johnson & Johnson shareholders on a GAAP basis in 2005 of 5.2%, before taking into account any one-time charges or synergies. According to this analysis, the pre-tax synergies required for the combined entity to realize no earnings dilution in 2005 was $804 million. Including pretax synergies of $500 million in 2005, the merger would result in earnings per share dilution for Johnson & Johnson shareholders of 2.0%. For 2006, Morgan Stanley observed that the merger would result in earnings per share dilution for Johnson & Johnson shareholders of 4.4%, before taking into account any one-time charges or synergies. According to this analysis, the pre-tax synergies required for the combined entity to realize no earnings dilution in 2006 was $727 million. Including pretax synergies of $500 million in 2006, the merger would result in earnings per share dilution for Johnson & Johnson shareholders of 1.4%. For 2007, Morgan Stanley observed that the merger would result in earnings per share dilution for Johnson & Johnson shareholders of 3.6%, before taking into account any one-time charges or synergies. According to this analysis, the pre-tax synergies required for the combined entity to realize no earnings dilution in 2007 was $643 million. Including pretax synergies of $500 million in 2007, the merger would result in earnings per share dilution for Johnson & Johnson shareholders of 0.8%.

      Morgan Stanley also analyzed the pro forma impact of the merger on Johnson & Johnson’s pro forma earnings per share excluding the estimated impact of the amortization of identifiable intangibles relating to Johnson & Johnson’s acquisition of Guidant. Based on this analysis, Morgan Stanley observed that the merger would result in earnings per share dilution for Johnson & Johnson shareholders in 2005 of 1.9%, before taking into account any one-time charges or synergies. According to this analysis, the pre-tax synergies required for the combined entity to realize no earnings dilution in 2005 was $286 million. Including pretax synergies of $500 million in 2005, the merger would result in earnings per share accretion for Johnson & Johnson shareholders of 1.4%. For 2006, Morgan Stanley observed that the merger would result in earnings per share dilution for Johnson & Johnson shareholders of 1.3%, before taking into account any one-time charges or synergies. According to this analysis, the pre-tax synergies required for the combined entity to realize no earnings dilution in 2006 was $209 million. Including pretax synergies of $500 million in 2006, the merger would result in earnings per share accretion for Johnson & Johnson shareholders of 1.8%. For 2007, Morgan Stanley observed that the merger would result in earnings per share dilution for Johnson & Johnson shareholders of 0.7%, before taking into account any one-time charges or synergies. According to this analysis, the pre-tax synergies required for the combined entity to realize no earnings dilution in 2007 was $126 million. Including pretax synergies of $500 million in 2007, the merger would result in earnings per share accretion for Johnson & Johnson shareholders of 2.1%.

      Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Guidant or Johnson & Johnson or their respective common stock.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to the industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, Guidant or Johnson & Johnson. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness of the merger consideration to be received by holders of shares of Guidant common stock pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Morgan Stanley of its oral opinion on December 15, 2004 to the Guidant board of directors, subsequently confirmed in writing as of the same date.

      The opinion of Morgan Stanley was one of the many factors taken into consideration by the Guidant board of directors in making its determination to approve the proposed transaction. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Guidant, Johnson & Johnson and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Guidant and have received fees for the rendering of these services. In addition, Morgan Stanley is a participant in a $500 million credit facility for Guidant that expires in 2009.

      Guidant has agreed to pay Morgan Stanley customary fees in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Guidant has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Guidant has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Interests of Guidant Directors and Executive Officers in the Merger

      In considering the recommendation of the Guidant board of directors with respect to the merger, Guidant shareholders should be aware that certain executive officers and directors of Guidant have certain interests in the merger that may be different from, or in addition to, the interests of Guidant shareholders generally. The Guidant board of directors was aware of the interests described below and considered them, among other matters, when adopting the merger agreement and recommending that Guidant shareholders vote to approve the merger agreement. These interests are summarized below.

      Stock Options and Other Stock-Based Awards. Under the stock option plans adopted by vote of Guidant shareholders in 1994, 1996 and 1998, respectively, all outstanding options to purchase Guidant common stock issued under the option plans prior to the date of the merger agreement, including those held by executive officers and directors, will become fully exercisable upon shareholder approval of the merger. Based upon options outstanding as of March 1, 2005, options held by Guidant’s executive officers and directors relating to 755,175 shares of Guidant common stock will be subject to accelerated vesting if Guidant shareholders approve the merger. In addition, all restrictions imposed on restricted stock grants granted under the option plans prior to the date of merger agreement, including those held by Guidant executive officers and directors, will immediately lapse upon receipt of shareholder approval of the merger. Based upon grants outstanding as of March 1, 2005, restricted stock grants held by Guidant’s executive officers and directors relating to 507,500 shares of Guidant common stock will be subject to accelerated vesting if Guidant shareholders approve the merger. Please see the table below for further details relating to options and grants of restricted stock held by Guidant’s executives and directors that are subject to accelerated vesting or lapsing of restrictions.

      The following table sets forth, as of March 1, 2005, the number of shares subject to unvested options held by Guidant’s executives and directors and the weighted average exercise prices of those options and the number of shares subject to grants of restricted stock held by Guidant’s executives and directors:

	Number of Shares Subject	Weighted Average Exercise	Number of Shares Subject to
Name	to Unvested Options	Price per Share ($)	Grants of Restricted Stock

James M. Cornelius	24,000	59.01	0
Director,
Chairman of the Board
Maurice A. Cox	10,000	59.01	0
Director
Nancy-Ann DeParle	10,000	59.01	0
Director
Enrique C. Falla	10,000	59.01	0
Director
Michael Grobstein	10,000	59.01	0
Director
Kristina M. Johnson	10,000	59.01	0
Director
J.B. King	10,000	59.01	0
Director
J. Kevin Moore	10,000	59.01	0
Director
Mark Novitch	10,000	59.01	0
Director
Jack A. Shaw	10,000	59.01	0
Director
Eugene L. Step	10,000	59.01	0
Director
Ruedi E. Wager	10,000	59.01	0
Director
August M. Watanabe	10,000	59.01	0
Director

	Number of Shares Subject	Weighted Average Exercise	Number of Shares Subject to
Name	to Unvested Options	Price per Share ($)	Grants of Restricted Stock

Ronald W. Dollens	109,350	63.11	84,700
Director, President and
Chief Executive Officer
Keith E. Brauer	22,000	63.11	46,700
Vice President, Finance and
Chief Financial Officer
R. Frederick McCoy, Jr.	22,000	63.11	50,900
President, Cardiac
Rhythm Management
Dana G. Mead, Jr.	22,000	63.11	50,900
President, Vascular
Intervention
Guido J. Neels	45,650	63.11	61,800
Chief Operating Officer
Other Guidant Executive Officers (9 People)	390,175	45.31	212,500

      Under the terms of the merger agreement, all outstanding options to purchase Guidant common stock existing at the time of the completion of the merger, including those held by executive officers and directors, will be assumed by Johnson & Johnson and will become options to purchase Johnson & Johnson common stock with appropriate adjustments to be made to the number of shares and the exercise price under such options based on the value of the merger consideration at the time of the completion of the merger. For a more complete description of the treatment of Guidant stock options, see “— Effect on Awards Outstanding Under Guidant Stock Incentive Plans”.

      Under the terms of the merger agreement, each former restricted share will be converted into (i) $30.40 in cash and (ii) a number of unrestricted shares of Johnson & Johnson common stock equal to the exchange ratio.

      Change in Control Plan. Each of Guidant’s executive officers is a participant in Guidant’s Change In Control Severance Pay Plan for Select Employees, referred to in this proxy statement/prospectus as the “change in control plan”.

      Under the change in control plan, upon a “change in control” of Guidant, an executive officer is entitled to severance payments and other benefits (as summarized below) if the executive officer’s employment is terminated within two years following a change in control by the Company without “cause” or by the employee for “good reason” (each as defined in the change in control plan), or if the executive officer’s employment is terminated by the executive officer for any reason within the 30-day period beginning on the one year anniversary of a change in control (other than a change in control resulting from Guidant’s entering into a definitive agreement or Guidant’s board adopting a resolution relating to a change in control, each as further described below). Within 15 days of the eligible termination, Guidant must pay the executive officer a single lump-sum cash payment equal to three times the sum of the executive officer’s annual base salary at the time of termination (or, if greater, at the time of the change in control) and the greater of the executive officer’s target incentive bonus for the year of the termination or the incentive bonus earned for the year immediately prior to the change in control.

      Under the change in control plan, in general a “change in control” of Guidant occurs upon the following events:

•	the acquisition by any person, directly or indirectly, of 20% of more of Guidant’s voting shares

•	shareholder approval of certain business transactions, including transactions such as the merger

•	Guidant’s entering into a definitive agreement which, if consummated, would result in a change in control and

•	the Guidant board of directors adopting a resolution to the effect that a change in control has occurred.

      Guidant’s entering into the merger agreement constituted a change in control under the change in control plan. Shareholder approval of the merger as well as the completion of the merger will each constitute a change in control for purposes of establishing the 30-day period commencing on the one year anniversary of a change in control during which an executive officer may terminate his or her employment for any reason and be entitled to severance payments (as described above).

      If an executive officer’s employment terminates and he or she is entitled to receive severance payments under the change in control plan, the executive officer would also receive:

•	continued welfare benefits at Guidant’s sole expense for three years following the date of termination at the level for which the executive officer was eligible at the time of the termination of employment or immediately prior to the change in control, whichever provides coverage more favorable to the executive officer

•	three years of additional age and service credit for pension purposes and the crediting of severance benefits as pensionable earnings pro-rata over the three-year severance period

•	to the extent not already vested and exercisable, immediate acceleration of any stock options or other stock-based awards

•	payment of any accrued bonus (or, if greater, the pro-rata target bonus for the year of the termination) and any deferred compensation (unless the obligation to pay such amounts is subject to payment under a grantor (i.e., “rabbi”) trust)

•	outplacement services and, if applicable, relocation expenses and

•	a gross-up for any “golden parachute” excise tax that may be payable by the executive under Section 4999 of the Internal Revenue Code, and any income and employment withholding taxes on the gross-up payment, with respect to the severance payments and other benefits due to the executive officer (whether under the change in control plan or otherwise).

      Ronald W. Dollens, President and Chief Executive Officer of Guidant, has informed Guidant that he has agreed to waive any severance payments and other benefits he would be entitled to in connection with the merger under the change in control plan.

      Change in Control Letter Agreements. In connection with the execution of the merger agreement, Johnson & Johnson and Guidant entered into letter agreements with six Guidant executive officers, including R. Frederick McCoy, Jr. and Dana G. Mead, Jr., that modify each such executive officer’s rights and obligations under the change in control plan.

      The letter agreements modify the change in control plan definitions as follows: (i) the definition of “change in control” was amended to exclude from the definition the execution of a definitive agreement which, if consummated, would result in a change in control, and to exclude from the definition the adoption by Guidant’s board of directors of a resolution to the effect that a change in control has occurred, and the definition is further modified to provide that a change in control will occur upon consummation of certain business transactions, including transactions such as the merger, rather than upon shareholder approval of such transactions; (ii) the definition of “covered termination” was modified to eliminate the executive officer’s ability to receive change in control plan benefits upon a voluntary termination of employment for any reason (i.e., without “good reason”) during the 30-day period beginning on the first anniversary of the merger; (iii) the definition of “good reason” was modified generally to limit the circumstances that will constitute good reason for termination of employment; and (iv) the definition of “cause” was modified generally to expand the circumstances that constitute cause for termination of employment.

      Under the terms of each of the letter agreements, if the executive officer remains in continuous employment with Guidant through the expiration of the two-year period immediately following consummation of the merger (for purposes of this paragraph, the “second anniversary”), he will receive a bonus in an amount equal to 50% of the cash severance payment that otherwise would have been payable in accordance with the terms of the change in control plan had a covered termination of employment occurred immediately following consummation of the merger (for purposes of this paragraph, the “first retention bonus”). If the executive officer remains in continuous employment with Guidant following the second anniversary through the expiration of the three-year period immediately following consummation of the merger (for purposes of this paragraph, the “third anniversary”), he will receive an additional bonus in an amount equal to the first retention bonus (for purposes of this paragraph, the “second retention bonus”). In addition, if during the period commencing immediately following the second anniversary and ending on the third anniversary, the executive officer is involuntarily terminated by Guidant other than for cause (as such term is defined in the change in control plan, as modified by the letter agreement), the executive officer will be entitled to receive the second retention bonus following termination, plus the non-cash benefits that would have been otherwise payable pursuant to the change in control plan had such termination occurred during the two-year period immediately following consummation of the merger. Payment of the first and second retention bonuses is contingent upon execution of a general waiver and release of claims.

      The letter agreements do not alter the provisions of the change in control plan that provide benefits upon a covered termination of employment (taking into account the modifications as set forth in the letter agreements of certain definitions under the change in control plan as described above) before the second anniversary of the merger. The letter agreements also provide that, if payment of the first or second retention bonus results in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the provisions of the change in control plan providing for additional payments in respect of such taxes will apply.

      Pursuant to the letter agreements, Guidant also agrees prior to completion of the merger not to terminate the executive officers other than for cause (as such term is defined in the change in control plan and as modified by the letter agreements), except if such termination is effectuated prior to consummation of the merger in connection with a specified divestiture of assets. In addition, individuals who are parties to the letter agreements are not permitted to terminate their employment for good reason (as such term is defined in the change in control plan and as modified by the letter agreements) during the period prior to consummation of the merger.

      The following chart sets forth, for each of Guidant’s executive officers, the estimated value of the cash severance pay and other benefits due the executive officer (based on levels of pay and other circumstances as of March 1, 2005), excluding the amount of any excise tax gross-up and the value of any stock options and other stock based awards subject to accelerated vesting or for which restrictions lapse (See “—Stock Options and Other Stock-Based Awards”), if applicable, if the executive officer terminated employment in a “covered termination” under the change in control plan (as modified, if applicable, by the letter agreements described above):

Name	Payment and Benefit Amounts ($)

Ronald W. Dollens	*
Director, President and Chief Executive Officer
Keith E. Brauer	2,567,362
Vice President, Finance and Chief Financial Officer
R. Frederick McCoy, Jr.	2,104,004
President, Cardiac Rhythm Management
Dana G. Mead, Jr.	2,034,373
President, Vascular Intervention

Name	Payment and Benefit Amounts ($)

Guido J. Neels	3,590,322
Chief Operating Officer
Other Guidant Executive Officers (9 People)	13,013,891

* Mr. Dollens has informed Guidant that he has agreed to waive any severance payments and other benefits to which he would be entitled in connection with the merger under the change in control plan.

      The aggregate value of the first and second retention bonuses (based on levels of pay as of March 1, 2005) that would be payable to the Guidant executive officers subject to the letter agreements described above would be approximately $9,331,596, including $1,868,304 to Mr. McCoy and $1,868,304 to Mr. Mead, assuming all the executive officers were to become eligible for such payments and assuming further that no excise tax gross-up is payable.

      Indemnification and Insurance. The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of current or former directors or officers of Guidant under the Guidant articles of incorporation, by-laws or indemnification agreements will be assumed by the surviving corporation in the merger and will continue in full force and effect in accordance with their terms following completion of the merger.

      The merger agreement also provides that for six years after the effective time of the merger, Johnson & Johnson will maintain directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger, covering each person who was, as of the date of the merger agreement, covered by Guidant’s directors’ and officers’ liability insurance, on terms no less favorable than those in effect as of the date of the merger agreement.

Form of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Indiana law, at the effective time of the merger, Shelby Merger Sub, a wholly owned subsidiary of Johnson & Johnson and a party to the merger agreement, will merge with and into Guidant. Guidant will survive the merger as a wholly owned Indiana subsidiary of Johnson & Johnson.

Merger Consideration

      At the effective time of the merger, each share of Guidant common stock (other than shares owned by Guidant, Johnson & Johnson and Shelby Merger Sub) will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a number of shares of Johnson & Johnson common stock with a value, based upon the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to the closing, of $45.60, so long as the volume weighted average trading price per share of Johnson & Johnson’s common stock during this period is within the range of $55.45 to $67.09. Outside of this range, each share of Guidant common stock will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a fixed number of shares of Johnson & Johnson common stock equal to 0.6797, if the volume weighted average trading price is above the range, and 0.8224, if the volume weighted average trading price is below the range.

      Holders of Guidant common stock will receive cash for any fractional shares of Johnson & Johnson common stock they otherwise would have received in the merger. Each Guidant shareholder who would otherwise have been entitled to receive a fraction of a share of Johnson & Johnson common stock will receive cash in an amount equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the closing price for a share of Johnson & Johnson common stock on the closing date of the merger as reported on the New York Stock Exchange Composite Transactions Tape.

      The merger agreement provides that, if between the date of the merger agreement and the effective time of the merger:

•	the outstanding shares of Johnson & Johnson common stock are changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction

•	Johnson & Johnson declares or pays cash dividends in any fiscal quarter in excess of 200% or the amount of regular quarterly dividends paid by Johnson & Johnson prior to the date of the new agreement or

•	Johnson & Johnson engages in any spin off or split off

then, in any such case, the exchange ratio will be appropriately adjusted to reflect such action.

Ownership of Johnson & Johnson Following the Merger

      Based on the number of outstanding shares of Guidant common stock on the record date and the number of outstanding shares of Johnson & Johnson common stock on March 21, 2005, we anticipate that Guidant shareholders will own between approximately 7% and 9% of the outstanding shares of Johnson & Johnson common stock following the merger.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

      The conversion of Guidant common stock into the right to the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, EquiServe Trust Company, the exchange agent and paying agent, will send a letter of transmittal to each former holder of record of shares of Guidant common stock. The transmittal letter will contain instructions for obtaining the merger consideration, including the shares of Johnson & Johnson common stock, the cash portion of the merger consideration and cash for any fractional shares of Johnson & Johnson common stock, in exchange for shares of Guidant common stock. Guidant shareholders should not return stock certificates with the enclosed proxy.

      After the effective time of the merger, each certificate that previously represented shares of Guidant common stock will no longer be outstanding, will be automatically canceled and retired, will cease to exist and will represent only the right to receive the merger consideration as described above.

      Until holders of certificates previously representing Guidant common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the Johnson & Johnson common stock into which such shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of Johnson & Johnson common stock. When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of Johnson & Johnson common stock, in each case without interest.

      In the event of a transfer of ownership of Guidant common stock that is not registered in the transfer records of Guidant, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if:

•	such certificate is properly endorsed or otherwise is in proper form for transfer and

•	the person requesting such exchange pays any transfer or other taxes resulting from the payment of the merger consideration as described above to a person other than the registered holder of such certificate.

      No fractional shares of Johnson & Johnson common stock will be issued to any Guidant shareholder upon surrender of certificates previously representing Guidant common stock. Each Guidant shareholder who would otherwise have been entitled to receive a fraction of a share of Johnson & Johnson common stock will receive cash in an amount equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the closing price for a share of Johnson & Johnson common stock on the closing date of the merger as reported on the New York Stock Exchange Composite Transactions Tape.

Effective Time of the Merger

      The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Indiana or such later time as is agreed upon by Johnson & Johnson and Guidant and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Stock Exchange Listing of Johnson & Johnson Common Stock

      It is a condition to the completion of the merger that the Johnson & Johnson common stock issuable to:

•	Guidant shareholders in the merger and

•	holders of options to acquire shares of Guidant common stock, which will be converted into options to acquire shares of Johnson & Johnson common stock, subject to adjustment to reflect the exchange ratio, upon exercise of such options have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Delisting and Deregistration of Guidant Common Stock

      If the merger is completed, Guidant common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of Guidant common stock whose shares are converted into the right to receive the merger consideration under the merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of Guidant common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions

•	broker-dealers

•	traders

•	expatriates

•	tax-exempt organizations

•	Non-United States Holders (as defined below)

•	persons who are investors in a pass-through entity

•	persons who are subject to alternative minimum tax

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Internal Revenue Code

•	persons that have a functional currency other than the United States dollar or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

      We urge each holder of Guidant common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

      For purposes of this discussion, a “United States Holder” means a holder of Guidant common stock who is:

•	a citizen or resident of the United States

•	a corporation or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof

•	an estate the income of which is subject to United States federal income taxation regardless of its source or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States persons for United States federal income tax purposes.

A “Non-United States Holder” is a holder other than a United States Holder.

      If a partnership holds Guidant common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Guidant common stock, you should consult your tax advisor regarding the tax consequences of the merger.

Consequences of the Merger

      The receipt of the merger consideration in exchange for shares of Guidant common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives the merger consideration in exchange for shares of Guidant common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the fair market value of the Johnson & Johnson common stock as of the effective time of the merger and the cash received and (ii) the holder’s adjusted tax basis in the shares of Guidant common stock exchanged for the merger consideration pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of Guidant common stock exceeded one year. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate shareholders generally are taxable at the regular tax rates applicable to corporations.

      A United States Holder’s aggregate tax basis in Johnson & Johnson common stock received in the merger will equal the fair market value of such stock as of the effective time of the merger. The holding period of the Johnson & Johnson common stock received in the merger will begin on the day after the merger.

Backup Withholding

      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, (2) provides a certification of foreign status on the applicable Form W-8 (typically Form W-8BEN) or appropriate successor form or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

      United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period requirements have been satisfied. Johnson & Johnson and Guidant filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on January 18 and 19, 2005, respectively. On February 18, 2005, Johnson & Johnson and Guidant received from the Federal Trade Commission requests for additional information with respect to the proposed merger. As a result of such requests for additional information, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act will be extended until 11:59 P.M., eastern time, on the 30th day after both Johnson & Johnson and Guidant have substantially complied with the requests for additional information unless earlier terminated by the Federal Trade Commission or extended by agreement among the parties and the Federal Trade Commission. Johnson & Johnson and Guidant are currently in the process of responding to the Federal Trade Commission’s information request. At any time before or after the effective time of the merger, the Federal Trade Commission or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Johnson & Johnson or Guidant. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

      Europe. Both Johnson & Johnson and Guidant conduct business in member states of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Johnson & Johnson formally notified the European Commission of the merger on March 15, 2005. Pursuant to European Community regulations, the European Commission has 25 business days from the day following the date of notification, which period may be extended to 35 business days after the date of notification under certain circumstances and is also extended by Commission holidays, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or open an in-depth “second stage” investigation. A second stage investigation may last a maximum of a further 125 business days.

      Other Laws. In addition to the regulatory approvals described above, the consent of other governmental agencies will be required to be obtained prior to the effective time of the merger. Johnson & Johnson and Guidant are currently in the process of reviewing whether other filings or approvals may be required or advisable in these other jurisdictions.

      General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

•	Johnson & Johnson or Guidant will be able to satisfy or comply with such conditions

•	compliance or non-compliance will not have adverse consequences on Johnson & Johnson after completion of the merger or

•	the required regulatory approvals will be obtained within the time frame contemplated by Johnson & Johnson and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Johnson & Johnson and Guidant.

See “The Merger Agreement — Conditions to the Completion of the Merger”.

Dissenters’ Rights

      Under Indiana law, holders of Guidant common stock will not be entitled to dissenters’ rights in connection with the merger because shares of Guidant common stock are traded on the New York Stock Exchange.

Guidant’s Rights Agreement

      The Guidant board of directors adopted a shareholder rights plan on December 15, 2004. To implement the shareholder rights plan, on the same date, Guidant declared a dividend of one preferred share purchase right, which we refer to in this prospectus/proxy statement as a “right”, for each outstanding share of Guidant common stock to shareholders of record at the close of business on December 27, 2004. Each right entitles the registered holder to purchase from Guidant a unit consisting of one one-thousandth of a share of Series A Participating Preferred Stock at a purchase price of $325 per unit, subject to adjustment.

      The rights are not exercisable until the earlier of:

•	10 business days following a public announcement that a person or group has acquired 15% or more of the outstanding shares of Guidant common stock (thereby becoming an “acquiring person” under the shareholder rights plan) or

•	10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

The date in which the rights are exercisable as described above is referred to in this proxy statement/prospectus as the “distribution date”. The rights expire at the earlier of (1) the effective time of the merger or (2) at 5:00 P.M. (New York City time) on December 15, 2014, unless such date is extended or the rights are earlier redeemed or exchanged.

      Until the distribution date, the rights will be evidenced only by shares of Guidant common stock and will be transferred with and only with such common stock. After the distribution date, rights certificates will be mailed to holders of record of the Guidant common stock as of the close of business on the distribution date.

      In the event that a person becomes an acquiring person, subject to certain exceptions for offers that the independent directors of the Guidant board of directors determine to be fair and not inadequate and to otherwise be in the best interests of Guidant and its shareholders, each holder of a right other than the acquiring person will have the right to receive Guidant common stock having a value equal to two times the exercise price of the right. In the event that, at any time following the date on which a person becomes an acquiring person, Guidant engages in certain types of merger or other business combination transactions, each holder of a right other than the acquiring person will have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the right. At any time after a person becomes an acquiring person and prior to their acquisition of 50% or more of the outstanding Guidant common stock, the Guidant board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, for one share of Guidant common stock, or one one-thousandth of a share of the Series A Participating Preferred Stock, per right (subject to adjustment). At any time until 10 business days following the date on which a person becomes an acquiring person, Guidant may redeem the rights in whole, but not in part, at a price of $0.001 per right.

      Pursuant to the terms of the shareholder rights plan, the execution of the merger agreement and the consummation of the merger are exempt from the effects of the plan.

Guidant Employee Benefits Matters

      The merger agreement provides that:

•	for a period of 12 months following the merger, the employees of Guidant and its subsidiaries who remain in the employment of the surviving corporation and its subsidiaries will receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to the merger

•	for the six-month period immediately following the expiration of the 12-month period following the merger, the employees of Guidant and its subsidiaries who remain in the employment of the surviving corporation and its subsidiaries will receive employee benefits that in the aggregate are substantially comparable to either the employee benefits provided to such employees immediately prior to the merger or the employee benefits provided to similarly situated employees of Johnson & Johnson and its subsidiaries

•	for a period of not less than 18 months following the merger, employees of Guidant and its subsidiaries who remain in the employment of the surviving corporation and its subsidiaries will receive base salary or wage rates that are not less than those in effect for such employees immediately prior to the merger, except that neither Johnson & Johnson nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements and

•	no plans or arrangements of the Guidant or any of its subsidiaries providing for the issuance of rights in the capital stock of Guidant or otherwise will be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

      Johnson & Johnson and Guidant have agreed that nothing contained the merger agreement should be construed as requiring, and Guidant should take no action that would have the effect of requiring, Johnson & Johnson or the surviving corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

      Johnson & Johnson has also agreed that, for the following purposes but not otherwise under the employee benefit plans of Johnson & Johnson, it will cause the surviving corporation to recognize the service of each Guidant employee who remains employed by the surviving corporation as if such service had been performed with Johnson & Johnson:

•	for purposes of vesting (but not benefit accrual) under Johnson & Johnson’s defined benefit pension plan

•	for purposes of eligibility for vacation under Johnson & Johnson’s vacation program

•	for purposes of eligibility and participation under any health or welfare plan maintained by Johnson & Johnson (other than any post-employment health or post-employment welfare plan)

•	for purposes of eligibility for the company matching contribution under Johnson & Johnson’s 401(k) savings plan (it being understood that each such employee who was participating in

Guidant’s 401(k) savings plan immediately prior to becoming eligible to participate in Johnson & Johnson’s 401(k) savings plan shall be immediately eligible for the company matching contribution under Johnson & Johnson’s 401(k) savings plan) and

•	unless covered under another arrangement with or of Guidant, for benefit accrual purposes under Johnson & Johnson’s severance plan (but in the case of such severance and with respect to each plan or program that is the subject of any of the four bullet points above, solely to the extent that Johnson & Johnson makes such plan or program available to employees of the surviving corporation, it being Johnson & Johnson’s current intention to do so).

      With respect to any welfare plan maintained by Johnson & Johnson in which such employees are eligible to participate after the merger, the merger agreement provides that Johnson & Johnson will, and will cause the surviving corporation to:

•	waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Guidant prior to the merger and

•	provide each such employee with credit for any co-payments and deductibles paid prior to the effective time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

      Subject to the requirements discussed in this section, Johnson & Johnson has agreed to assume all obligations under and honor in accordance with their terms, and to cause the surviving corporation to honor in accordance with their terms, each Guidant benefit plan and agreement. Johnson & Johnson has acknowledged and agreed that the merger will constitute a “change in control” within the meaning of those plans and agreements which include a definition of such (or substantially similar) concept, except to the extent otherwise agreed between Johnson & Johnson and individual employees of Guidant and its subsidiaries.

      Notwithstanding the foregoing, the merger agreement provides that the provisions above relating to employee matters shall apply only with respect to such employees who are covered under Guidant benefit plans that are maintained primarily for the benefit of employees employed in the United States (including such employees regularly employed outside the United States to the extent they participate in such Guidant benefit plans). With respect to such employees not described in the preceding sentence, Johnson & Johnson will, and will cause the surviving corporation and its subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

Effect on Awards Outstanding Under Guidant Stock Incentive Plans

      Under the merger agreement, as soon as practicable following the date of the merger agreement, the Guidant board of directors must adopt such resolutions or take such other actions as may be required to effect the following:

•	each Guidant stock option outstanding immediately prior to the merger shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Guidant stock option, the number of shares of Johnson & Johnson common stock (rounded down to the nearest whole share) equal to the sum of:

•	the product of (A) the number of shares of Guidant common stock subject to such Guidant stock option and (B) the exchange ratio and

•	the product of (A) the number of shares of Guidant common stock subject to such Guidant stock option and (B) the quotient obtained by dividing (x) $30.40 by (y) the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to the consummation of the merger at an exercise price per share of Johnson & Johnson common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Guidant common stock subject to such Guidant stock option by (2) the aggregate number of shares of Johnson & Johnson common stock to be subject to such Guidant stock option after giving effect to the adjustments in this and the two preceding bullet points and

•	make such other changes to the Guidant stock incentive plans as Johnson & Johnson and Guidant may agree are appropriate to give effect to the merger.

      The merger agreement further provides that, as soon as practicable following the date of the merger agreement, the Guidant board of directors must adopt such resolutions or take such other actions as may be required to provide that with respect to the Guidant employee stock purchase plan:

•	participants will not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement

•	each participant’s outstanding right to purchase shares of Guidant common stock under the Guidant employee stock purchase plan will terminate on the day immediately prior to the day on which merger occurs, provided that all amounts allocated to each participant’s account under the Guidant employee stock purchase plan as of such date will thereupon be used to purchase from Guidant whole shares of Guidant common stock at the applicable price determined under the terms of the Guidant employee stock purchase plan for the then outstanding offering periods using such date as the final purchase date for each such offering period and

•	the Guidant employee stock purchase plan will terminate immediately following such purchases of Guidant common stock.

      In addition, Guidant must ensure that, following the merger, no holder of a Guidant stock option (or former holder of a Guidant stock option) or any participant in any Guidant stock incentive plan or other Guidant benefit plan or agreement will have any right thereunder to acquire any capital stock of Guidant or the surviving corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

      Johnson & Johnson has agreed that as soon as practicable following the merger, it will deliver to the holders of Johnson & Johnson stock options that were converted from Guidant options appropriate notices setting forth such holders’ rights pursuant to the respective stock incentive plans and the contracts evidencing the grants of such options, which shall provide, among other things, that such options and contracts have been assumed by Johnson & Johnson and will continue in effect on the same terms and conditions (subject to the adjustments described in this section).

      The merger agreement provides that except as otherwise described by this section and except to the extent required under the respective terms of the converted options, all restrictions or limitations on transfer and vesting with respect to converted options, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such converted options after giving effect to the merger and their assumption by Johnson & Johnson as set forth above.

      In addition, as soon as practicable following the merger, Johnson & Johnson must prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering shares of Johnson & Johnson common stock subject to issuance upon the exercise of the converted options. Guidant will cooperate with, and assist Johnson & Johnson in the preparation of, such registration statement. Johnson & Johnson must keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any converted options remain outstanding.

Resale of Johnson & Johnson Common Stock

      Johnson & Johnson common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Guidant shareholder who may be deemed to be an “affiliate” of Guidant or Johnson & Johnson for purposes of Rule 145 under the Securities Act. It is expected that each affiliate will agree not to transfer any Johnson & Johnson common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Guidant to use its reasonable efforts to cause its affiliates to enter into such agreements. This proxy statement/prospectus does not cover resales of Johnson & Johnson common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Notices to Guidant Shareholders Resident in Canada and Canadian Resale Restrictions

      Notices to Guidant Shareholders Resident in Canada. The Johnson & Johnson common stock that is being distributed to holders of Guidant common stock that reside in a province of Canada other than Quebec are being distributed under an exemption from the registration and prospectus requirements of Canadian provincial securities laws. Johnson & Johnson will apply for a ruling or order of the Financial Markets Authority in the Province of Quebec, also known as the FMA, to exempt the issuance of Johnson & Johnson common stock from the prospectus and registration requirements of Quebec securities legislation. The issuance of Johnson & Johnson common stock to holders of Guidant common stock resident in Quebec is conditional, among other things, upon the receipt of such ruling or order.

      Canadian Resale Restrictions. The provincial securities laws in all provinces other than Quebec require the first trade in the Johnson & Johnson common stock to be made in accordance with certain conditions, including that no unusual effort is made to prepare the market or to create a demand for such shares and no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the shares, holders resident in a province of Canada must use a dealer appropriately registered in such province or rely on an exemption from the registration requirements of such province. If a holder requires advice on any applicable prospectus or registration exemption, the holder should consult its own legal advisor. Johnson & Johnson will apply for a ruling or order of the FMA to exempt the first trade or resale of Johnson & Johnson common stock issued to holders of Guidant common stock resident in the Province of Quebec from the prospectus requirements of Quebec securities legislation.

THE MERGER AGREEMENT

      This is a summary of the material provisions of the merger agreement. The merger agreement, which is attached as Annex 1 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

Conditions to the Completion of the Merger

      Conditions to Johnson & Johnson’s and Guidant’s Obligations to Complete the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	the merger agreement has been approved by the affirmative vote of shareholders of Guidant representing a majority of the shares of Guidant common stock outstanding and entitled to vote at the special meeting

•	the shares of Johnson & Johnson common stock to be issued to:

•	Guidant shareholders upon completion of the merger and

•	holders of options to acquire shares of Guidant common stock, which will be converted into options to acquire shares of Johnson & Johnson common stock, subject to adjustment to reflect the exchange ratio, upon exercise of such options have been approved for listing on the New York Stock Exchange, subject to official notice of issuance

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act has expired or has been terminated

•	the European Commission has issued, or has been deemed to have issued, a decision under Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation declaring the merger compatible with the Common Market (and/or, as may be the case, any national competition authority in the European Community to which all or part of the case may have been transferred has issued, or has been deemed to have issued, a decision with similar effect)

•	no temporary restraining order, preliminary or permanent injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger and

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the Securities and Exchange Commission and is not the subject of any stop order or proceedings seeking a stop order.

      Conditions to Johnson & Johnson’s Obligation to Complete the Merger. Johnson & Johnson’s obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Guidant relating to:

•	capitalization

•	authority and noncontravention

•	the absence of recent changes in the compensation and benefits for certain key personnel of Guidant, including increases in compensation or benefits, grants or increases in severance or termination pay, the entry into or amendment of employment and other similar contracts, the removal of restrictions in benefit plans or the adoption of new benefit plans for such personnel

•	agreements that may restrict the ability of affiliates of Guidant to compete (other than any such agreement that only restricts Guidant’s ability to compete) in any line of business, geographic area or customer segment

•	the vote required by the shareholders of Guidant to approve the merger agreement

•	the adoption of the merger agreement by the board of directors of Guidant and the inapplicability of state takeover statutes to the merger and

•	the taking of all action by Guidant to render its rights agreement inapplicable with respect to the merger that are qualified as to materiality or material adverse effect are true and correct, and such representations and warranties that are not so qualified by materiality or material adverse effect are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date.

•	the representations and warranties of Guidant relating to various other agreements that either (1) may restrict the ability of Guidant or any of its subsidiaries ability to compete in any line of business, geographic area or customer segment or (2) relate to the distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the reasonably expected benefits of the merger to Johnson & Johnson

•	all the other representations and warranties of Guidant set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Guidant

•	Guidant has performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed

•	there is no pending suit, action or proceeding by any governmental entity (i) seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement or seeking to obtain from Johnson & Johnson, Shelby Merger Sub or Guidant or any other affiliate of Johnson & Johnson any damages that are material in relation to Guidant, (ii) seeking to impose limitations on the ability of Johnson & Johnson or any affiliate of Johnson & Johnson to hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote such shares on all matters properly presented to the shareholders of the surviving corporation, (iii) seeking to prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling in any material respect the business or operations of Guidant or any of its affiliates, (iv) seeking any divestiture that is not required to be effected pursuant to the terms of the merger agreement or (v) that has had or would reasonably expected to have a material adverse effect on Guidant or Johnson & Johnson and

•	there is no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that is in effect that would reasonably be expected to result in any of the effects referred to in the immediately preceding clause.

      Conditions to Guidant’s Obligation to Complete the Merger. Guidant’s obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Johnson & Johnson and Shelby Merger Sub relating to authority and noncontravention which are qualified as to materiality or material adverse effect are true and correct, and such representations and warranties that are not so qualified by materiality or material adverse effect are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date

•	all the other representations and warranties of Johnson & Johnson and Shelby Merger Sub set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Johnson & Johnson and

•	Johnson & Johnson and Shelby Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the date on which the merger is to be completed.

Important Definitions.

      The merger agreement provides that a “material adverse effect” or “material adverse change” means, when used in connection with Guidant or Johnson & Johnson, any change, effect, event, occurrence or state of facts, or any development which, individually or in the aggregate, would reasonably be expected to result in any change or effect that is materially adverse to the business, financial condition or results of operations of Guidant and its subsidiaries, taken as a whole, or Johnson & Johnson and its subsidiaries, taken as a whole, as the case may be, other than any change, effect, event, occurrence, state of facts or development:

•	relating to the financial or securities markets or the economy in general,

•	relating to the industry in which Guidant operates or the industries in which Johnson & Johnson operates, as the case may be, in general to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Guidant or Johnson & Johnson,

•	resulting from any divestiture required to be effected pursuant to the merger agreement or

•	relating to any failure, in and of itself, by Guidant or Johnson & Johnson, as applicable, to meet any internal or published projections, forecasts or revenue or earnings prediction.

      Guidant can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Guidant cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to Guidant’s decision to complete the merger and whether Guidant believes there has been a material change in the terms of the merger and its effect on Guidant and its shareholders. In making this determination, Guidant would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the transaction fair to the shareholders from a financial point of view, the availability of alternative transactions and the prospects of Guidant as an independent entity. If Guidant determines that a waiver of a condition would materially change the terms of the merger, it will resolicit proxies.

No Solicitation

      The merger agreement provides that Guidant will not, nor will it authorize or permit any of its subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to lead to, a takeover proposal, as described below, or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

      The merger agreement provides that the term “takeover proposal” means an inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to:

•	any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of Guidant) or business that constitute 15% or more of the revenues, net income or assets of Guidant and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Guidant

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Guidant or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Guidant or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of Guidant or of any resulting parent company of Guidant, in each case, other than the transactions contemplated by the merger agreement.

      The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time Guidant shareholders have adopted the merger agreement with Johnson & Johnson:

•	Guidant receives a bona fide written takeover proposal that the Guidant board of directors determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a superior proposal, as described below, and

•	such takeover proposal was not solicited after the date of the merger agreement and did not otherwise result from a breach by Guidant of the no solicitation provisions described above,

Guidant may:

•	furnish information about Guidant and its subsidiaries to the person making such takeover proposal pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the confidentiality agreement between Guidant and Johnson & Johnson, provided that all such information is also, or has previously been, provided to Johnson & Johnson and

•	participate in discussions or negotiations regarding such takeover proposal.

      The merger agreement provides that the term “superior proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of Guidant common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Guidant, which the Guidant board of directors reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be:

•	more favorable to the Guidant shareholders from a financial point of view than the merger (taking into account all the terms and conditions of such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to such offer or otherwise)) and

•	reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

      The merger agreement provides further that neither the Guidant board of directors nor any committee of the Guidant board of directors may:

•	withdraw, modify in a manner adverse to Johnson & Johnson, or publicly propose to withdraw, or modify in a manner adverse to Johnson & Johnson, the adoption or recommendation by the Guidant board of directors of the merger agreement, the merger or other transactions contemplated by the merger agreement

•	adopt or recommend, or publicly propose to adopt or recommend, any takeover proposal or

•	adopt or recommend, or publicly propose to adopt or recommend, or allow Guidant or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any takeover proposal.

      Notwithstanding the above, at any time prior to the time Guidant shareholders have approved the merger agreement with Johnson & Johnson, the Guidant board of directors may:

•	withdraw its recommendation of the merger agreement and the merger or recommend the approval of a takeover proposal if the Guidant board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation that (i) a material adverse effect with respect to Johnson & Johnson has occurred and (ii) as a result thereof such action is consistent with its fiduciary duties to the Guidant shareholders under applicable law or

•	in response to a takeover proposal that the Guidant board of directors reasonably determines, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a superior proposal and that was unsolicited and made after the date of the merger agreement and that did not otherwise result from a breach of the no solicitation provisions described above, (i) withdraw its recommendation of the merger agreement and the merger or recommend the approval of a takeover proposal or (ii) terminate the merger agreement and enter into an agreement or contract constituting or related to, or that is intended to or could reasonably be expected to lead to, a takeover proposal.

      No withdrawal of the Guidant board of directors’ recommendation of the merger agreement and the merger or recommendation of a takeover proposal, or termination of the merger agreement by Guidant, in response to a takeover proposal that constitutes a superior proposal may be made until after the fifth business day following Johnson & Johnson’s receipt of written notice from Guidant advising Johnson & Johnson that the Guidant board of directors intends to take such action and specifying the terms and conditions of such superior proposal. In determining whether to take such action, the Guidant board of directors must take into account any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to its receipt of such notice from Guidant or otherwise.

      In addition to the no solicitation provisions described above, the merger agreement provides that Guidant must promptly advise Johnson & Johnson orally and in writing of any takeover proposal, the material terms and conditions of any such takeover proposal and the identity of the person making any such takeover proposal and if the Guidant board of directors is considering, or has decided to consider, whether any change, effect, event, occurrence, state of facts or development constitutes a material adverse effect with respect to Johnson & Johnson. Guidant must keep Johnson & Johnson fully informed in all material respects of the status and details, including any changes, of any such takeover proposal and must provide to Johnson & Johnson copies of all correspondence and other written material sent or provided by any person to Guidant or any of its subsidiaries that describes any of the terms or conditions of any takeover proposal as soon as practicable after receipt or delivery of such correspondence or other written material and keep Johnson & Johnson fully informed in all material respects of the status and details of any determination by the Guidant board of directors with respect to a potential material adverse effect with respect to Johnson & Johnson.

      Nothing in the merger agreement prohibits the Guidant board of directors from taking and disclosing to the Guidant shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or making any disclosure to the Guidant shareholders that is required by applicable law, except that in no event may Guidant or its board of directors take, or agree to take, any action prohibited by the no solicitation provisions described above.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, even if the merger agreement has been adopted by the Guidant shareholders:

•	by mutual written consent of Johnson & Johnson, Shelby Merger Sub and Guidant

•	by either Johnson & Johnson or Guidant, if the merger has not been completed by February 28, 2006, except that this right to terminate the merger agreement will not be available to any party whose willful breach of a representation or warranty in the merger agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated on or before that date

•	by either Johnson & Johnson or Guidant, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition, in any such case that has become final and cannot be appealed and which prevents the completion of the merger

•	by either Johnson & Johnson or Guidant, if the Guidant shareholders do not approve the merger agreement at the Guidant shareholder’s meeting duly convened or at any adjournment or postponement

•	by either Johnson & Johnson or Guidant, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and has not been or cannot be cured within 30 calendar days following receiving written notice from the other party of such breach or failure to perform

•	by Johnson & Johnson, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that has become final and nonappealable, in any such case that (i) seeks to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement or seeks to obtain from Johnson & Johnson, Shelby Merger Sub or Guidant or any other affiliate of Johnson & Johnson any damages that are material in relation to Guidant, (ii) seeks to impose limitations on the ability of Johnson & Johnson or any affiliate of Johnson & Johnson to hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote such shares on all matters properly presented to the shareholders of the surviving corporation, (iii) seeks to prohibit Johnson & Johnson or any of its affiliates from effectively controlling in any material respect the business or operations of Guidant or any of its affiliates, (iv) seeks any divestiture that is not required to be effected pursuant to the terms of the merger agreement or (v) has had or would reasonably be expected to have a material adverse effect with respect to Guidant or Johnson & Johnson

•	by Johnson & Johnson, if the Guidant board of directors:

•	fails publicly to reaffirm its adoption and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within 10 business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation following a takeover proposal

•	withdraws, or modifies in a manner adverse to Johnson & Johnson, or proposes to withdraw, or modify in a manner adverse to Johnson & Johnson, its approval, recommendation or declaration of advisability of the merger agreement, or the merger or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any takeover proposal

•	by Guidant in accordance with the terms and subject to the conditions described in “— No Solicitation”.

Fees and Expenses

      General. The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, the merger and the transactions contemplated by the merger agreement, whether or not the merger is completed, except that Johnson & Johnson and Guidant will each pay one-half of the expenses incurred in connection with printing and mailing of the registration statement of which this proxy statement/prospectus is a part.

      Termination Fee. Guidant must pay to Johnson & Johnson a termination fee of $750 million in each of the following circumstances:

•	the merger agreement is terminated by Johnson & Johnson pursuant to its right described in the second to last bullet point under “— Termination of the Merger Agreement” (other than following the occurrence of a material adverse effect with respect to Johnson & Johnson)

•	the merger agreement is terminated by Guidant in accordance with the terms and subject to the conditions described in “— No Solicitation” or

•	prior to Guidant’s shareholders approving the merger agreement, a takeover proposal is made to Guidant or directly to the Guidant shareholders generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, the merger agreement is terminated by either Johnson & Johnson or Guidant pursuant to their respective rights described in the second (but only if a vote to obtain shareholder approval of the merger agreement or the shareholder meeting has not been held) or fourth bullet points under “— Termination of the Merger Agreement” and within 12 months after such termination, Guidant enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any takeover proposal (for purposes of this circumstance, the term “takeover proposal” has the same meaning as described under “— No Solicitation”, except that references to 15% are replaced by 35%).

      Johnson & Johnson must pay Guidant a termination fee of $700 million in each of the following circumstances:

•	the merger agreement is terminated by either Johnson & Johnson or Guidant pursuant to their respective rights described in the second, third or sixth bullet points under “— Termination of the Merger Agreement” and at the time of any such termination all of the conditions set forth in “— Conditions to Completion of the Merger” have been satisfied or waived, except for the conditions described in the second, third, fourth and fifth bullet points under “— Conditions to the Completion of the Merger — Conditions to Johnson & Johnson’s and Guidant’s Obligations to Complete the Merger” and the conditions described in the fifth and sixth bullet points under “— Conditions to the Completion of the Merger — Conditions to Johnson & Johnson’s Obligation to Complete the Merger” (in the case of the conditions described in the fourth bullet point under “— Conditions to Completion of the Merger — Conditions to Johnson & Johnson’s and Guidant’s Obligations to Complete the Merger” and the conditions described in the fifth and sixth bullet points under “Conditions to Completion of the Merger — Conditions to Johnson & Johnson’s Obligations to Complete the Merger”, only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national governmental entity or the imposition of a restraint, in either case relating to competition, merger control, antitrust or similar laws).

Conduct of Business Pending the Merger

      Under the merger agreement, Guidant has agreed that, during the period from the date of the merger agreement to the effective time of the merger, except as consented to by Johnson & Johnson, it will, and will cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent with such course of conduct, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Guidant. In addition, without limiting the generality of the foregoing, during the period from the date of the merger agreement to the effective time of the merger, Guidant has agreed to specific restraints relating to the following:

•	the declaration or payment of dividends (other than, among other things, regular cash dividends in respect of Guidant common stock not exceeding $0.10 per share per fiscal quarter)

•	the alteration of share capital, including, among other things, stock splits, combinations or reclassifications

•	the repurchase or redemption of capital stock

•	the issuance or sale of capital stock or other voting securities

•	amendments to its certificate of incorporation or by-laws, or the indenture for its existing 6.15% senior unsecured notes due 2006

•	the acquisition of assets or other entities

•	the sale, lease or mortgaging of assets

•	the incurrence or guarantee of indebtedness

•	the making of capital expenditures

•	the extension of loans, advances, capital contributions or investments

•	the payment, discharge or settlement of material claims or liabilities

•	the waiver or assignment of material claims

•	the waiver or modification of material contracts

•	the entrance into certain types of agreements

•	compensation and benefit matters with respect to directors, executive officers and key employees and

•	the revaluation of assets and changes in accounting policies.

Representations and Warranties

      The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar corporate matters of Johnson & Johnson, Shelby Merger Sub and Guidant

•	subsidiaries of Guidant

•	capital structure of Johnson & Johnson, Shelby Merger Sub and Guidant

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Johnson & Johnson, Shelby Merger Sub and Guidant

•	documents filed by each of Johnson & Johnson and Guidant with the Securities and Exchange Commission and the accuracy of information contained in such documents

•	absence of undisclosed liabilities of Guidant

•	compliance with the Sarbanes-Oxley Act by Guidant and other matters relating to internal controls of Guidant

•	accuracy of information supplied by each of Johnson & Johnson, Shelby Merger Sub and Guidant in connection with this proxy statement/prospectus and the registration statement of which it is a part

•	absence of material changes or events concerning Johnson & Johnson and Guidant

•	pending or threatened material litigation of Johnson & Johnson and Guidant

•	certain contracts and agreements of Guidant

•	compliance with applicable laws, including environmental laws, by Guidant

•	absence of changes in benefit plans and labor relations matters of Guidant

•	matters relating to the Employee Retirement Income Security Act for Guidant

•	absence of excess parachute payments to any director, officer, employee or consultant of Guidant or its affiliates

•	filing of tax returns and payment of taxes by Guidant

•	title to Guidant’s properties and Guidant’s compliance with the terms of its material leases

•	intellectual property rights of Johnson & Johnson and Guidant

•	required shareholder vote of Guidant

•	satisfaction of the requirements of certain state takeover statutes and provisions of the Guidant articles of incorporation and the Guidant by-laws by Guidant

•	engagement and payment of fees of brokers, investment bankers, finders and financial advisors of Johnson & Johnson and Guidant

•	receipt of fairness opinions by Guidant from its financial advisors

•	inapplicability of the rights agreement between Guidant and EquiServe Trust Company

•	compliance by Johnson & Johnson and Guidant with applicable regulatory and governmental requirements

•	organization and operations of Shelby Merger Sub and

•	availability to Johnson & Johnson of sufficient funds to effect the merger.

Additional Terms

      Subject to the terms and conditions of the merger agreement, Johnson & Johnson and Guidant have agreed to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable

•	obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity

•	the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible and

•	obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any divestiture.

      The merger agreement further provides that Johnson & Johnson and Guidant must:

•	duly file with the United States Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form required under the Hart-Scott-Rodino Act and

•	duly make all notifications and other filings required (1) under the EC Merger Regulation or (2) under any other applicable competition, merger control, antitrust or similar law that Guidant and Johnson & Johnson deem advisable or appropriate, in each case with respect to the transactions contemplated by the merger agreement and as promptly as practicable.

      The merger agreement further provides that Johnson & Johnson and Guidant must:

•	cooperate with the other party to the extent necessary to assist the other party in the preparation of its antitrust filings and, if requested, to promptly amend or furnish additional information thereunder

•	use their reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by the merger agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a governmental entity in connection with the transactions contemplated by the merger agreement and the material communications between such party and such governmental entity and

•	consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any antitrust authority.

      Johnson & Johnson and Guidant have agreed that neither party will, nor will it permit any of its subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from an antitrust authority with respect to the transactions contemplated by the merger agreement.

      The merger agreement provides that Guidant and its board of directors must (1) use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement and (2) if any state takeover law or similar law becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, use reasonable best efforts to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such law on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

      Notwithstanding the foregoing or any other provision of the merger agreement, in connection with obtaining the waivers, consents and approvals described above: (a) with respect to the assets of the cardiac rhythm management businesses of Johnson & Johnson, Guidant and their respective affiliates, Johnson & Johnson, and its affiliates shall only be required to agree to divestitures of such assets that individually or in the aggregate would not reasonably be expected to have greater than a de minimis adverse effect on the combined cardiac rhythm management business of Johnson & Johnson, Guidant and their respective affiliates, taken as a whole; (b) with respect to the assets of the coronary vascular intervention business of Johnson & Johnson and its affiliates, Johnson & Johnson and its affiliates shall only be required to agree to divestitures of such assets that individually or in the aggregate would not reasonably be expected to have greater than a de minimis adverse effect on the drug eluting stent business of Johnson & Johnson and its affiliates, taken as a whole; (c) with respect to the assets of the vascular intervention business of Guidant and its affiliates, Johnson & Johnson and its affiliates shall only be required to agree to divestitures of such assets that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the combined vascular intervention business of Johnson & Johnson, Guidant and their respective affiliates, taken as a whole; (d) none of Johnson & Johnson and its affiliates shall be required to agree to any divestiture of any of their assets except as provided in clauses (a) and (b) above; and (e) if, but only if, directed by Johnson & Johnson, Guidant shall agree to any divestiture of any of its assets or the assets of any of its affiliates if such divestiture is conditioned on the consummation of the merger.

Certificate of Incorporation and By-laws of the Surviving Corporation

      The merger agreement provides that the certificate of incorporation of the surviving corporation will be amended to read in its entirety as set forth in Annex A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until changed or amended. The merger agreement further provides that the by-laws of Shelby Merger Sub, as in effect immediately prior to the completion of the merger, will be the by-laws of the surviving corporation until changed or amended. For a summary of certain provisions of the current Guidant certificate of incorporation, by-laws and the associated rights of Guidant shareholders, see “Comparison of Rights of Common Shareholders of Johnson & Johnson and Guidant”.

Amendment; Extension and Waiver

      Subject to applicable law:

•	the merger agreement may be amended by mutual consent of the parties in writing at any time, before or after the merger agreement has been adopted by the shareholders of Guidant, except that no amendment may be entered into which requires further approval by Guidant shareholders unless such approval is obtained and

•	at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party:

•	extend the time for performance of any of the obligations or other acts of any other party to the merger agreement

•	waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document or

•	waive compliance by any other party with any agreements or conditions in the merger agreement, except that no such waiver may be made after the merger agreement has been adopted by the shareholders of Guidant which requires further approval by Guidant shareholders unless such approval is obtained.

JOHNSON & JOHNSON AND GUIDANT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

      The unaudited pro forma condensed consolidated statements of earnings combines the historical consolidated statements of earnings of Johnson & Johnson and Guidant, giving effect to the merger as if it had occurred on December 29, 2003, the first day of Johnson & Johnson’s 2004 fiscal year. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of Johnson & Johnson and Guidant, giving effect to the merger as if it had been consummated on January 2, 2005, the last day of Johnson & Johnson’s 2004 fiscal year. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger or considered intercompany transactions and (2) factually supportable. With respect to the statements of earnings, the pro forma events must be expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed consolidated financial statements

•	separate historical financial statements of Johnson & Johnson as of and for the year ended January 2, 2005 included in Johnson & Johnson’s Annual Report on Form 10-K for the year ended January 2, 2005, which is incorporated by reference into this proxy statement/prospectus and

•	separate historical financial statements of Guidant as of and for the year ended December 31, 2004 included in Guidant’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this proxy statement/prospectus.

      The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Johnson & Johnson after completion of the merger.

      The unaudited pro forma condensed consolidated financial information was prepared by using the purchase method of accounting. Accordingly, Johnson & Johnson’s cost to acquire Guidant will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of completion of the merger. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the purchase price allocation adjustments reflected in the following unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purpose of preparing these statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF EARNINGS

For the Year Ended January 2, 2005

			Pro Forma		Pro Forma
	Johnson & Johnson	Guidant	Adjustments		Consolidated

	(in millions, except per share data)
Sales to customers	$47,348	$3,766	$(97	)a	$51,017

Cost of products sold	13,422	1,003	843	b	15,268

Gross profit	33,926	2,763	(940)		35,749

Selling, marketing and administrative expenses	15,860	1,191	(38	)a	17,013
Research expense	5,203	516			5,719
Purchased in-process research and development	18	100			118
Interest income	(195)	(34)	174	c	(55)
Interest expense, net of portion capitalized	187	26			213
Other (income) expense, net	15	86	(195	) a	(94)

	21,088	1,885	(59)		22,914

Earnings before provision for taxes on income	12,838	878	(881)		12,835
Provision for taxes on income	4,329	305	(308	)d	4,326

Income from continuing operations	$8,509	$573	$(573)		$8,509

Basic earnings per share
Income from continuing operations	$2.87	$1.84			$2.67
Diluted earnings per share
Income from continuing operations	$2.84	$1.78			$2.64
Weighted average shares used to calculate earnings per common share amount:
Basic	2,968.40	312.04			3,184.49
Diluted	3,003.50	321.24			3,225.96
Dividends paid per share	$1.095	$0.40			$1.095

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

BALANCE SHEET

As of January 2, 2005

			Pro Forma		Pro Forma
	Johnson & Johnson	Guidant	Adjustments		Consolidated

	(in millions, except per share data)
Assets
Current Assets
Cash and cash equivalents	$9,203	$1,894	$(5,780	)c	$5,317
Marketable securities	3,681	320	(4,001	)c	—
Accounts receivable trade, less allowances for doubtful accounts	6,831	846	(4	)a	7,673
Inventories	3,744	354	119	e	4,217
Deferred taxes on income	1,737	215			1,952
Prepaid expenses and other receivables	2,124	79	(14	)a	2,189

Total Current Assets	$27,320	$3,708	$(9,680)		$21,348

Marketable securities, non current	$46	$—			$46
Property, plant and equipment, net	10,436	809	$100	f	11,345
Intangible assets, net	11,842	681	24,991	g	37,514
Deferred taxes on income	551	36	(65	)h	522
Other assets	3,122	138			3,260

Total Assets	$53,317	$5,372	$15,346		$74,035

Liabilities and Shareholders’ Equity
Current Liabilities
Loans and notes payable	$280	$302			$582
Accounts payable	5,227	56	$107	i	5,390
Accrued liabilities	3,523	291	(152	)a	3,662
Accrued rebates, returns, and promotions	2,297	18			2,315
Accrued salaries, wages and commissions	1,094	141			1,235
Accrued taxes on income	1,506	221			1,727

Total current liabilities	$13,927	$1,029	$(45)		$14,911

Long-term debt	$2,565	$357			$2,922
Deferred tax liability	403	—	$3,229	j	3,632
Employee related obligations	2,631	63			2,694
Other liabilities	1,978	181			2,159

Total liabilities	$21,504	$1,630	$3,184		$26,318

Shareholders’ Equity
Preferred Stock — without par value	—	—			—
Common stock	3,120	609	(386	)k	3,343
Note receivable from employee stock ownership plan	(11)	(13)	13	l	(11)
Accumulated other comprehensive income	(515)	180	(180	)m	(515)
Retained Earnings	35,223	2,966	12,715	n	50,904
Less: common stock held in treasury, at cost	(6,004)	—			(6,004)

Total shareholders’ equity	$31,813	$3,742	$12,162		$47,717

Total liabilities and shareholders’ equity	$53,317	$5,372	$15,346		$74,035

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Transaction and Basis of Presentation

      At the effective time of the merger, each outstanding share of Guidant common stock (other than shares owned by Guidant, Johnson & Johnson and Shelby Merger Sub) will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a number of shares of Johnson & Johnson common stock with a value, based upon the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to the closing, of $45.60, so long as the volume weighted average trading price per share of Johnson & Johnson’s common stock during this period is within the range of $55.45 to $67.09. Outside of this range, each share of Guidant common stock will be converted into the right to receive a combination of (i) $30.40 in cash and (ii) a fixed number of shares of Johnson & Johnson common stock equal to 0.6797, if the volume weighted average trading price is above the range, and 0.8224, if the volume weighted average trading price is below the range. Outstanding Guidant stock options at the time of the closing will be converted into options to purchase Johnson & Johnson common stock. Under the terms of the merger agreement, each outstanding stock option with respect to a share of Guidant common stock will be converted into an option to acquire (1) that number of shares of Johnson & Johnson common stock equal to the exchange ratio and (2) that number of shares of Johnson & Johnson common stock with a value (based upon the volume weighted average trading price per share of Johnson & Johnson common stock for the 15 trading days ending three days prior to the closing) equal to $30.40, which is the cash portion of the merger consideration payable to holders of Guidant common stock. In addition, appropriate adjustments will be made to the exercise price in respect of such options. See “The Merger — Effect on Awards Outstanding Under Guidant Stock Incentive Plans” for a more complete discussion of the treatment of Guidant stock options in the merger.

      Johnson & Johnson will account for the merger as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Guidant will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of Johnson & Johnson. The reported consolidated financial condition and results of operations of Johnson & Johnson after completion of the merger will reflect these fair values.

      The merger is subject to customary closing conditions, including the approval of Guidant shareholders and regulatory approvals. Subject to these conditions, it is anticipated that the merger will be completed during the third quarter of 2005.

2.	Purchase Price

      The following is a preliminary estimate of the purchase price for Guidant:

		(in millions)

Number of shares of Guidant common stock outstanding as of February 28, 2005 (in thousands)	321,741
Assumed exchange ratio(1)	0.6925

Number of shares of Johnson & Johnson common stock issued to holders of Guidant common stock (in thousands)(1)	222,806
Multiplied by assumed price per share of Johnson & Johnson common stock(1)	$65.84	$14,670

Cash portion of merger consideration ($30.40 × 321,741)		9,781
Estimated fair value of outstanding Guidant stock options to be exchanged for Johnson & Johnson stock options (calculated using the Black-Scholes option pricing model)		1,149
Estimated transaction cost(2)		125

Estimated purchase price		$25,725

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Estimated Purchase Price	(in millions)

Net book value of assets acquired as of December 31, 2004	$3,742
Less: Write-off of existing goodwill and other intangible assets, including related deferred taxes	(687)

Adjusted book value of net assets acquired	$3,055
Remaining allocation:
Increase inventory to fair value	127
Increase property plant and equipment to fair value	100
In-process research and development charge(3)	—
Identifiable intangible assets at fair value(3)	9,000
Restructuring costs(4)	—
Deferred taxes on income	(3,229)
Goodwill(3)	16,672

Estimated purchase price	$25,725

(1)	The exchange ratio for the merger will be determined shortly before we complete the merger, and will be calculated based upon the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to the date of completion of the merger. For purposes of the unaudited pro forma condensed consolidated financial statements, we have assumed an exchange ratio for the merger of 0.6925, which was calculated assuming that the volume weighted average trading price of Johnson & Johnson common stock used to derive the exchange ratio was $65.84, which is the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to February 28, 2005, the date as of which outstanding share and option information for Guidant is presented for purposes of calculating the preliminary purchase price estimate above.

The exchange ratio will be determined shortly before we complete the merger. The actual exchange ratio and, accordingly, the actual number of shares of Johnson & Johnson common stock issued in respect of each share of Guidant common stock in the merger, may differ from the examples described above and those which are reflected in the unaudited pro forma condensed consolidated financial statements, and will not be known at the special meeting because the merger will not be completed until after the special meeting.

(2)	Remaining estimated transaction costs to be recorded as of the acquisition date.

(3)	Sufficient information is not available at this time to provide specifics with regard to individual products, valuation methods and appraisal methods. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other relevant laws and regulations, there are significant limitations regarding what Johnson & Johnson can learn about specific Guidant currently marketed products and scientific projects that are underway.

For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within the following general categories:

•	currently marketed products, including patented and unpatented technology

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	collaboration agreements and or other licensing arrangements

•	trademarks and trade names and

•	customer contracts/relationships.

The unaudited pro forma condensed consolidated financial statements include an estimated identifiable intangible asset value of $9 billion amortized on a straight line basis over 12 years. These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates. The final valuation is expected to be completed within 12 months from the completion of the merger.

In accordance with the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, any goodwill and acquired indefinite-lived intangibles associated with the merger will not be amortized.

As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”, the purchase price allocated to in-process research and development, if any, will be expensed immediately.

(4)	Certain restructuring and integration charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price for Guidant. These costs are not factually supportable or expected to be material and as such have not been reflected in the unaudited pro forma condensed consolidated financial statements.

3.	Accounting Policies and Financial Statement Classifications

      For purposes of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to Guidant’s financial statements to conform to those classifications used by Johnson & Johnson. Reclassifications primarily relate to the following:

•	Royalties, net to Cost of products sold

•	Amortization to Cost of products sold

•	Litigation, net, Restructuring charge and Foundation contribution to Other (income) expense, net

•	Interest, net allocated to Interest income and Interest expense

•	Investments and Sundry to Other assets

•	Goodwill to Intangible assets, net

•	Additional paid-in capital and Unearned compensation to Retained earnings.

      Upon completion of the merger, Johnson & Johnson will review Guidant’s accounting policies and financial statement classifications. As a result of that review, it may become necessary to make additional reclassifications to the consolidated financial statements.

4.	Intercompany Transactions

      Transactions between Johnson & Johnson and Guidant are primarily limited to arrangements between Cordis, a subsidiary of Johnson & Johnson, and Guidant. Cordis and Guidant entered into several commercial arrangements in April 2000, several of which have been subsequently amended, pursuant to which (1) Cordis agreed to distribute Guidant’s Rapid-Exchange catheters and stent delivery systems and (2) the parties settled outstanding litigation under certain patents by agreeing, among other things, to cross-license certain patents related to stents, stent delivery systems and other cardiovascular applications

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and to arbitrate certain remaining patent disputes. In February 2004, Cordis and Guidant also entered into a strategic agreement to co-promote Cordis’ CYPHERTM Sirolimus-eluting Coronary Stent. Guidant also received an option to pursue a similar arrangement in Japan in the future. In addition, Guidant agreed to assist Cordis in the development of a CYPHER stent that utilizes Guidant’s MULTI-LINK VISION® Stent Delivery System. In addition, in August 2003 an arbitration panel found that Guidant’s Multi-Link Duet Coronary Stent System infringed a patent of Cordis. As a result of this finding, Guidant made a one-time payment, pursuant to the April 2000 commercial arrangements, of $425 million to Cordis in the third quarter of 2003.

      Upon completion of the merger, transactions that occurred in connection with these arrangements would be considered intercompany transactions. All significant intercompany balances and transactions related to these arrangements have been eliminated from the unaudited pro forma condensed consolidated financial statements.

      The accounting for preexisting contractual relationships has been reflected in accordance with EITF Issue 04-01, “Accounting for Preexisting Relationships between the Parties to a Business Combination”.

5.	Pro Forma Adjustments

      Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following (amounts in millions):

      (a) To eliminate balances and transactions between Johnson & Johnson and Guidant, which upon completion of the merger, would be considered intercompany balances and transactions. These transactions would result in the elimination of certain sales, alliance revenues, co-promotion expenses and deferred revenue balances.

      (b) To record the following cost of products sold adjustments:

Fiscal Year Ended
January 2, 2005

Intercompany eliminations	$(11)
Acquired intangible amortization	750
PP&E depreciation step-up	8
Inventory step-up	127
Pre-existing Guidant intangible amortization	(31)

Total pro forma adjustment	$843

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      (c) To record the payment of the cash portion of the merger consideration ($9,781) and the related impact to interest income and expense.

      (d) To adjust income taxes for the pro forma adjustments utilizing Johnson & Johnson’s statutory tax rate.

      (e) To record the following inventory adjustments:

As of
January 2, 2005

Intercompany eliminations	$(8)
Inventory step-up	127

Total pro forma adjustment	$119

      (f) To record the difference between the book value and the fair value of net property plant and equipment acquired in the merger (step up).

      (g) To record the following intangible asset adjustments:

As of
January 2, 2005

Elimination of pre-existing Guidant goodwill	$(512)
Elimination of pre-existing Guidant intangibles	(169)
Acquired identifiable amortizable intangibles	9,000
Acquired goodwill and indefinite lived trademarks	16,672

Total pro forma adjustment	$24,991

      (h) To record the following deferred tax adjustments:

As of
January 2, 2005

Intercompany eliminations	$(59)
Deferred tax asset on pre-existing Guidant goodwill and intangible assets	(6)

Total pro forma adjustment	$(65)

      (i) To record the following accounts payable adjustments:

As of
January 2, 2005

Intercompany eliminations	$(18)
Transaction costs	125

Total pro forma adjustment	$107

      (j) To record the deferred tax liability related to acquired identifiable intangibles, inventory and property plant and equipment step ups.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      (k) To record the following common stock adjustments:

As of
January 2, 2005

Elimination of Guidant common stock (no par value)	$(609)
Issuance of Johnson & Johnson common stock ($1 par value)	223

Total pro forma adjustment	$(386)

      (l) To eliminate Guidant’s deferred cost, ESOP balance.

      (m) To eliminate Guidant’s accumulated other comprehensive income balance.

      (n) To record the following retained earnings adjustments:

As of
January 2, 2005

Elimination of Guidant’s retained earnings	$(2,658)
Elimination of Guidant’s additional paid-in capital	(345)
Elimination of Guidant’s unearned compensation	37
Intercompany elimination impact	85
Additional paid-in capital	15,596

Total pro forma adjustment	$12,715

      The unaudited pro forma condensed consolidated financial statements do not present any adjustments to dividends paid per share on a pro forma basis. Johnson & Johnson’s current quarterly dividend is $0.285 ($1.14 per share annualized) and is subject to future lawful approval and declaration by Johnson & Johnson’s board of directors. Guidant’s current quarterly dividend is $0.10 ($0.40 per share annualized) and is subject to future lawful approval and declaration by Guidant’s board of directors. The dividend policy of Johnson & Johnson following the merger will be determined by its board of directors.

      The unaudited pro forma consolidated basic and diluted earnings per share for the respective periods presented are based on the consolidated basic and diluted weighted average shares of Johnson & Johnson and Guidant. The historical basic and diluted weighted average shares of Guidant were converted at the assumed exchange ratio of 0.6925.

      The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring costs. Certain cost savings may result from the merger, however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the consolidated annual external purchases.

ACCOUNTING TREATMENT

      The merger will be accounted for by Johnson & Johnson using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      Johnson & Johnson common stock is listed for trading on the New York Stock Exchange under the trading symbol “JNJ” and Guidant common stock is listed for trading on the New York Stock Exchange under the trading symbol “GDT”. The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Johnson & Johnson common stock and of Guidant common stock as reported by the New York Stock Exchange Composite Transaction Tape. For current price information, Guidant shareholders are urged to consult publicly available sources.

	Johnson & Johnson			Guidant
	Common Stock			Common Stock

			Dividends			Dividends
Calendar Period	High	Low	Declared	High	Low	Declared

2003
First Quarter	$58.68	$49.10	$0.205	$37.95	$28.89	$0.00
Second Quarter	59.08	50.75	0.24	45.75	34.59	0.08
Third Quarter	54.24	49.00	0.24	52.04	43.00	0.08
Fourth Quarter	52.89	48.05	0.24	60.53	44.95	0.08
2004
First Quarter	54.90	49.25	0.24	73.70	59.39	0.10
Second Quarter	57.28	49.90	0.285	69.50	51.50	0.10
Third Quarter	58.80	54.37	0.285	66.87	49.95	0.10
Fourth Quarter	64.25	54.81	0.285	74.20	62.05	0.10
2005
First Quarter (through March 21, 2005)	68.68	61.20	0.285	75.08	70.80	0.10

      The following table sets forth the high, low and last reported sales prices per share of Johnson & Johnson common stock and of Guidant common stock as reported by the New York Stock Exchange Composite Transaction Tape and the market value of a share of Guidant common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Guidant common stock in the merger, in each case on December 15, 2004, the last full trading day prior to the public announcement of the merger, and on March 21, 2005, the latest practicable date before the date of this proxy statement/prospectus. The equivalent price per share of Guidant common stock is always equal to $76.00 to the extent that the volume weighted average trading price per share of Johnson & Johnson’s common stock during the 15 trading days ending three trading days prior to the closing of the merger is within the range of $55.45 to $67.09. Within this range, the $76.00 equivalent price per share represents the cash consideration of $30.40 to be paid in respect of each share of Guidant common stock in the merger plus the stock consideration of shares of Johnson & Johnson having a value of $45.60 to be issued in respect of each share of Guidant common stock in the merger. However, the equivalent price per share of Guidant common stock will be less than $76.00 to the extent that the volume weighted average trading price of Johnson & Johnson’s common stock during such period falls below $55.45 and will be more than $76.00 to the extent that the volume weighted average trading price of Johnson & Johnson’s common stock during such period rises above $67.09.

							Equivalent Price
	Johnson & Johnson			Guidant			per Share of
	Common Stock			Common Stock			Guidant
							Common Stock
	High	Low	Close	High	Low	Close

December 15, 2004	$61.38	$60.62	$60.90	$72.48	$70.90	$72.05	$76.00
March 21, 2005	$67.25	$66.66	$66.85	$74.45	$74.07	$74.19	$76.00

      These prices will fluctuate prior to the special meeting and the consummation of the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK

      The following summary of the capital stock of Johnson & Johnson is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson by-laws. See “Comparison of Rights of Common Shareholders of Johnson & Johnson and Guidant” and “Where You Can Find More Information”.

      The total authorized shares of capital stock of Johnson & Johnson consist of (1) 4,320,000,000 shares of common stock, par value $1.00 per share, and (2) 2,000,000 shares of preferred stock, without par value. At the close of business on March 21, 2005, approximately 2,972,522,400 shares of Johnson & Johnson common stock were issued and outstanding and no shares of Johnson & Johnson preferred stock were issued and outstanding.

      The Johnson & Johnson board of directors is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to that series and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS

OF JOHNSON & JOHNSON AND GUIDANT

      Johnson & Johnson is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act, which we refer to as New Jersey law. Guidant is an Indiana corporation subject to the provisions of the Indiana Business Corporation Law, which we refer to as Indiana law. Guidant shareholders, whose rights are currently governed by the Guidant articles of incorporation, the Guidant by-laws and Indiana law, will, if the merger is completed, become shareholders of Johnson & Johnson and their rights will be governed by the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws and New Jersey law.

      The following description summarizes the material differences that may affect the rights of shareholders of Johnson & Johnson and Guidant but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of New Jersey law, Indiana law, the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws, the Guidant articles of incorporation and the Guidant by-laws.

Capitalization

Johnson & Johnson

      Johnson & Johnson’s authorized capital stock is described under “Description of Johnson & Johnson Capital Stock”.

Guidant

      The total authorized shares of capital stock of Guidant consist of (1) 1,000,000,000 shares of common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value, of which 1,000,000 are designed as “Series A Participating Preferred Stock” and relate to Guidant’s shareholder rights plan, which is described in “The Merger — Guidant’s Rights Agreement”. On the close of business on March 21, 2005, approximately 323,924,594 shares of Guidant common stock were issued and outstanding and no shares of Guidant preferred stock were issued and outstanding.

Number, Election, Vacancy and Removal of Directors

Johnson & Johnson

      The Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws provide that the total number of Johnson & Johnson directors will be not less than nine nor more than 18, as determined by the Johnson & Johnson board of directors from time to time. Johnson & Johnson currently has 15 directors. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. The Johnson & Johnson by-laws do not provide for cumulative voting in the election of directors. The Johnson & Johnson by-laws provide that vacancies on the Johnson & Johnson board of directors will be filled by appointment made by a majority vote of the remaining directors. The Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws provide that directors may be removed, with cause, by a majority vote of the shareholders.

Guidant

      The Guidant articles of incorporation and the Guidant by-laws provide that the total number of Guidant directors will not be less than seven nor more than 19, as determined by the Guidant board of directors from time to time. Guidant currently has 14 directors. The Guidant board of directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The Guidant by-laws do not provide for cumulative voting in the election of directors. The Guidant by-laws provide that vacancies on the Guidant board of directors will be filed by appointment made by a majority vote of the remaining directors. The Guidant articles of incorporation and the Guidant by-laws provide that directors may be removed, with or without cause, by an affirmative vote of at least 80% of the outstanding shares of voting stock voting together as a single class.

Amendments to Charter Documents

Johnson & Johnson

      Under New Jersey law, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of New Jersey law or the corporation’s certificate of incorporation provides otherwise. The Johnson & Johnson certificate of incorporation provides that if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class is required. The Johnson & Johnson certificate of incorporation also provides that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, and the affirmative vote of a majority of the combined votes entitled to be cast by “disinterested shareholders” voting together as a single class is required to amend, repeal or adopt provisions inconsistent with Article Eight of the Johnson & Johnson certificate of incorporation which relates to business combinations with interested parties, unless the amendment, repeal or adoption is unanimously recommended by the Johnson & Johnson board of directors if none of its directors are affiliates or associates of any interested shareholder.

Guidant

      Under Indiana law, a proposed amendment to a corporation’s articles of incorporation must generally be recommended by the corporation’s board of directors and approved by an affirmative vote of at least a majority of the votes cast at a shareholders’ meeting at which a quorum exists (and, in certain cases, a majority of all shares held by any voting group entitled to vote), unless the corporation’s articles of incorporation or board of directors provides otherwise. The Guidant articles of incorporation also provide that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of Guidant common stock voting together as a single class is required to alter, amend or repeal Article Five of the Guidant articles of incorporation which relates to, among other things, the number of directors, classes of directors, removal of directors, amendments to the Guidant by-laws, transactions involving a conflict of interest, approval or ratification by shareholders of contracts or acts of Guidant or its board of directors and the indemnification of directors, officers, employees and agents of Guidant. The Guidant articles of incorporation further provide that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of Guidant common stock voting together as a single class is required to alter, amend or repeal Article Six of the Guidant articles of incorporation which relates to certain transactions with “related persons” and which is described in “— Voting Rights; Required Vote for Authorization of Certain Actions” below.

Amendments to By-laws

Johnson & Johnson

      Under New Jersey law, the Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws, the Johnson & Johnson by-laws generally may be amended or repealed in whole or in part by the shareholders at a regular or special meeting of the shareholders or by the Johnson & Johnson board of directors at a regular or special meeting of the board of directors, if notice of the proposed amendment is contained in the notice of such meeting, except that a by-law adopted or amended by the Johnson & Johnson board of directors may be superseded by shareholder action and that shareholder action may preempt any further action by the Johnson & Johnson board of directors with respect to that by-law provision.

Guidant

      The Guidant articles of incorporation and the Guidant by-laws provide that the Guidant by-laws may be amended, adopted or repealed by a majority vote of the Guidant board of directors. The Guidant articles of incorporation further provide that shareholders have no power to make, alter or repeal the Guidant by-laws.

Action by Written Consent

Johnson & Johnson

      Under New Jersey law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting; provided, however, that in case of an annual meeting of shareholders for the election of directors, any consent in writing must be unanimous.

Guidant

      Under Indiana law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only by a unanimous written consent that is signed by all the shareholders entitled to vote on the action and delivered to the corporation. Neither the Guidant articles of incorporation nor the Guidant by-laws provide otherwise.

Notice of Shareholder Actions

Johnson & Johnson

      New Jersey law and the Johnson & Johnson by-laws provide that written notice of the time, place and purpose or purposes of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, telegram or telex, to each shareholder of record entitled to vote at the meeting. The Johnson & Johnson by-laws further provide that the only matters that may be considered and acted upon at an annual meeting of shareholders are those matters brought before the meeting:

•	through the notice of meeting

•	by the Johnson & Johnson board of directors or

•	by a shareholder of record entitled to vote at the meeting.

      Generally, the Johnson & Johnson by-laws require a shareholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 120 days prior to the date of the proxy statement relating to the prior year’s annual meeting. The notice must contain a brief description of the business desired to be brought before the meeting and must identify any personal or other material interest of the shareholder in such proposed business. The person presiding at the meeting will have the discretion to determine whether any item of business was brought before such meeting in compliance with the above procedures.

Guidant

      Indiana law and the Guidant by-laws provide that written notice of the time, place and date of every meeting of shareholders must be delivered or mailed not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at the meeting. The Guidant by-laws further require that the purpose or purposes of the meeting of shareholders be so provided. The Guidant by-laws provide that the only business to be conducted at an annual meeting of shareholders is such business properly brought before the meeting:

•	through the notice of meeting

•	by the Guidant board of directors or

•	by a shareholder with legal right and authority to do so.

      Generally, the Guidant by-laws require a shareholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 120 days prior to the anniversary date of the prior year’s annual meeting. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting and must identify any personal or other material interest of the shareholder in such proposed business. The chairman of the annual meeting will have the discretion to determine whether any item of business was brought before such meeting in compliance with the above procedures.

Special Shareholder Meetings

Johnson & Johnson

      Under the Johnson & Johnson by-laws, a special meeting of the shareholders may be called at any time by the chairman of the Johnson & Johnson board of directors, a vice-chairman of the Johnson & Johnson board of directors, the chairman of the executive committee, a vice-chairman of the executive committee, the president or by a majority of the Johnson & Johnson board of directors, and may be held on the business day and place stated in the notice of the meeting.

      In addition, New Jersey law provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting of the shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.

Guidant

      Under the Guidant by-laws, a special meeting of the shareholders may be called at any time by the Guidant board of directors, the chairman of the Guidant board of directors, or the Guidant president. Shareholders do not have the right to call special meetings or to bring business before special meetings.

Shareholder Inspection Rights; Shareholder Lists

Johnson & Johnson

      Under New Jersey law, a shareholder who has been a shareholder for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least five days written notice, to inspect in person or by agent or attorney the minutes of the proceedings of the corporation’s shareholders and its record of shareholders. Irrespective of the period such shareholder has held his, her or its stock or the amount of stock such shareholder holds, a court may, upon proof of proper purpose, compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders of Johnson & Johnson.

Guidant

      Under Indiana law, any shareholders who gives at least five business days written notice has the right to inspect and copy, during normal business hours at the corporation’s principal office, the following records and documents, among others:

•	the corporation’s charter documents

•	board resolutions with respect to one or more classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued pursuant to the resolutions are outstanding

•	the minutes of all shareholder meetings and executed written consents from the past three years

•	all written communications to shareholders generally within the past three years, including annual financial statements and

•	the corporation’s most recent biennial report filed with the Secretary of State of the State of Indiana.

      In addition, subject to the limitations described below, upon at least five business days written notice to the corporation, shareholders may inspect and copy, during normal business hours at a reasonable location specified by the corporation, the following records of the corporation:

•	excerpts from the minutes of any board meeting

•	records of any action of a committee of the board while acting for the board

•	minutes of shareholder meetings

•	records of action taken by shareholders or the board without a meeting, to the extent not subject to inspection under the provisions described above

•	accounting records of the corporation and

•	the record of shareholders.

      The right to inspect and copy described in this paragraph is limited to instances where:

•	the shareholder’s demand is made in good faith and for a proper purpose

•	the shareholder describes with reasonable particularity the shareholder’s purpose and the records the shareholders desires to inspect and

•	the records are directly connected with the shareholder’s described purpose.

Limitation of Personal Liability and Indemnification of Directors and Officers

Johnson & Johnson

      Under New Jersey law, a corporation may indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if:

•	the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and

•	with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

      The Johnson & Johnson certificate of incorporation provides that, to the full extent permitted under New Jersey law, no director or officer of Johnson & Johnson will be personally liable to Johnson & Johnson or its shareholders for damages for breach of any duty owed to Johnson & Johnson or its shareholders.

      The Johnson & Johnson by-laws provide that to the full extent permitted under New Jersey law, Johnson & Johnson will indemnify any person who was or is involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of Johnson & Johnson or, while serving as a director or officer of Johnson & Johnson, is or was at the request of Johnson & Johnson also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such proceeding.

      Johnson & Johnson enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf.

Guidant

      Under Indiana law, a corporation may indemnify officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that, in the case of conduct in the person’s official capacity with the corporation, the person’s conduct was in the corporation’s best interests, and, in all other cases, the person’s conduct was at least not opposed to the corporation’s best interests. In criminal proceedings, the person must either have had reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe the conduct was unlawful. Under Indiana law, unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory in two instances:

•	a director is wholly successful in defending himself or herself, on the merits or otherwise, in a proceeding to which the director was a party because the director is or was a director of the corporation or

•	indemnification is ordered by a court.

      Under Indiana law, a Guidant director will not be liable to Guidant shareholders for any action or failure to act in his or her capacity as director, unless the director has breached or failed to perform his or her duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and the breach or failure to perform these duties constitutes willful misconduct or recklessness.

      The Guidant articles of incorporation provide that to the full extent permitted under Indiana law, Guidant will indemnify any person who was or is involved in any manner in any pending, threatened or completed claim, action, suit or proceeding and all appeals thereof, whether civil, criminal, administrative, or investigative, formal or informal, by reason of the fact that he or she is or was a director, officer, employee, or agent of Guidant or is or was serving at the request of Guidant as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not, against all reasonable expenses (including counsel fees and disbursements), judgments, fines, penalties, excise taxes and amounts paid in settlement incurred in connection with such proceeding. The Guidant articles of incorporation deem its indemnification provisions to be a contract between Guidant and the affected person, and any rights held by the affected person in accordance with the indemnification provisions cannot be diminished or negatively impaired by any repeal, amendment or modification of the provisions occurring after the affected person had reason to rely on such provisions.

Dividends

Johnson & Johnson

      The Johnson & Johnson certificate of incorporation provides that the Johnson & Johnson board of directors may from time to time declare dividends on its outstanding shares in accordance with New Jersey law.

Guidant

      Under Indiana law, the Guidant board of directors may not authorize and pay dividends to its shareholders if after giving it effect:

•	Guidant would not be able to pay its debts as they become due in the usual course of business or

•	Guidant’s total assets would be less than its total liabilities plus any amount that would be needed if Guidant were to be dissolved.

Conversion

Johnson & Johnson

      Holders of Johnson & Johnson common stock have no rights to convert their shares into any other securities.

Guidant

      Holders of Guidant common stock have no rights to convert their shares into any other securities.

Shareholder Rights Plan

Johnson & Johnson

      Johnson & Johnson does not have a rights plan. New Jersey law, however, endorses share rights or options issued by New Jersey corporations that, among other things, include conditions precluding holders of a specified percentage of outstanding shares of a corporation from exercising such share rights or options or which invalidate the share rights or options beneficially owned by such holders and their transferees.

Guidant

      For a description of Guidant’s shareholder rights plan, see “The Merger — Guidant’s Rights Plan”.

Voting Rights; Required Vote for Authorization of Certain Actions

Johnson & Johnson

      Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

      Merger or Consolidation. Under New Jersey law, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; however, no such approval and vote are required if such corporation is the surviving corporation and

•	such corporation’s certificate of incorporation is not amended

•	the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after and

•	the number of voting shares and participation shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger.

      Similarly, a sale of all or substantially all of such corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.

      Business Combinations. Under New Jersey law, no New Jersey corporation may engage in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder) for a period of five years following such interested shareholder’s stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

      Under New Jersey law, “business combination” includes:

•	any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

•	with an interested shareholder or

•	with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder

•	any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income, on a consolidated basis, of such resident domestic corporation and

•	other specified self-dealing transactions between such resident domestic corporation and an interested shareholder or any affiliate or associate thereof.

      In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:

•	a business combination approved by the board of directors of such corporation prior to the stock acquisition

•	a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose or

•	a business combination in which the interested shareholder meets certain fair price criteria.

      In addition to the requirement under New Jersey law regarding business combinations with an interested shareholder, the Johnson & Johnson certificate of incorporation prohibits Johnson & Johnson from engaging in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder) without (1) the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all then outstanding shares of Johnson & Johnson voting stock, voting together as a single class, and (2) the affirmative vote of a majority of the combined votes entitled to be cast by “disinterested shareholders” (as defined in the all then outstanding shares of Johnson & Johnson restated certificate of incorporation), voting together as a single class; provided that any business combination will require only the approval required under New Jersey law if, among other things, such business combination has been approved at any time by a majority of the “continuing directors” (as defined in the Johnson & Johnson restated certificate of incorporation) and certain fair price requirements are met.

      The Johnson & Johnson certificate of incorporation defines “business combination” to include:

•	any merger or consolidation of Johnson & Johnson

•	with an interested shareholder or

•	with any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder

•	any transfer or other disposition to or with any interested shareholder or any affiliate or associate of an interested shareholder of any assets or securities of Johnson & Johnson or any of its subsidiaries having an aggregate fair market value of 5% of the total assets of Johnson & Johnson and its subsidiaries

•	the adoption of a plan of liquidation of Johnson & Johnson proposed by an interested shareholder or any affiliate or associate of an interested shareholder and

•	any transaction which increases the capital stock beneficially owned by an interested shareholder or any affiliate or associate of an interested shareholder.

      Control share acquisition. There is no control share acquisition rule under New Jersey law similar to that described in “— Voting Rights; Required Vote for Authorization of Certain Actions — Guidant — Control Share Acquisitions”.

Guidant

      Each holder of Guidant common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

      Merger or Consolidation. Under Indiana law, the consummation of a merger requires the approval of a majority of the board of directors of each corporation and the approval of each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast by that voting group, unless a greater vote or a vote by voting groups is required by Indiana law, the corporation’s articles of incorporation or its board of directors. Separate voting by voting groups is required if the plan of merger contains a provision that, if contained in a proposed amendment to a corporation’s articles of incorporation, would require action by one or more separate voting groups.

      Under Indiana law, approval of the shareholders of an Indiana corporation which is a surviving corporation in a merger is not required if:

•	the articles of the surviving corporation will not differ from its articles before the merger

•	immediately after the effective date each shareholder of the surviving corporation will hold the same proportionate number of shares as those held by the shareholder immediately prior to the merger, with identical designations, preferences, limitations and rights and

•	the number of voting or participating shares, as the case may be, outstanding immediately after the merger (either by conversion of other securities or upon exercise of rights or warrants issued pursuant to the merger), plus the number of voting or participating shares issuable as a result of the merger, will not exceed by more than 20% the number of voting or participating shares (adjusted to reflect any share split under the plan of merger) of the surviving corporation outstanding immediately prior to the merger.

      Under Indiana law, a sale of all or substantially all of Guidant’s assets outside of the regular course of business requires the approval of the board of directors and the affirmative vote of a majority of all the votes entitled to be cast on the transaction unless the Guidant board of directors or the Guidant articles of incorporation require a greater vote or a vote by voting groups.

      Business Combinations. Under Indiana law, an “interested shareholder” (e.g., any holder of 10% or more of the shares) of an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act, or which has specifically adopted this provision in the corporation’s articles of incorporation, is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of the 10% interest, the board of directors of the target corporation approved either the acquisition of such interest or the proposed business combination. If board approval is not obtained, then five years after a 10% or more shareholder has become such, a business combination with the 10% or more shareholder is permitted if all provisions of the articles of incorporation of the corporation are met and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of Indiana law.

      An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision by amending its articles of incorporation with the approval of holders of at least a majority of the corporation’s outstanding shares not held by a 10% or more shareholder. However, this election remains ineffective for 18 months after the amendment and does not apply to a combination with a shareholder who had acquired a 10% or more ownership position prior to the effective time of the election. Guidant has not elected to remove itself from the protection provided by the Indiana business combinations provision.

      The Guidant articles of incorporation provide that, in addition to applicable law and unless otherwise provided for in the Guidant articles of incorporation, Guidant, acting on its own behalf or as a shareholder of any majority-owned subsidiary, shall not give effect to or approve certain specified transactions involving a “related person.” “Related person” is defined in the Guidant articles of incorporation and generally includes any other corporation, person, or entity which beneficially owns or controls, directly or indirectly, 5% or more of the outstanding shares of Guidant voting stock. However, Guidant may give effect or approve transactions involving a related person if all of the following are satisfied:

•	the actions and transactions were authorized by the affirmative vote of at least 80% of all of the votes entitled to be cast by holders of the outstanding shares of voting stock voting together as a single class (which is not applicable if the action or transaction is approved by the Guidant board of directors and by a majority of the “continuing directors” (generally, directors that are not affiliates of a related person and who either were board members prior to the related person becoming a related person or were nominated by a majority of the remaining continuing directors))

•	unless approved by a majority of the continuing directors, after becoming a related person and prior to consummation of such action or transaction:

•	the related person shall not have acquired from Guidant or any of its subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into capital stock of Guidant or any of its majority-owned subsidiaries, directly or indirectly, subject to certain exceptions

•	the related person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any form of financial assistance or tax credits provided by Guidant or any of its majority-owned subsidiaries, or made any major changes to the businesses or capital structures of Guidant or any of its majority-owned subsidiaries, or reduced the current rate of dividends payable on Guidant’s capital stock below the rate in effect immediately prior to the time such Related Person became a Related Person

•	the related person shall have taken all required actions within its power to ensure that the Guidant board of directors included representation by continuing directors as provided in the Guidant articles of incorporation and

•	a proxy statement in compliance with the requirements of the Exchange Act and the Guidant articles of incorporation shall be mailed to the shareholders of Guidant for the purpose of soliciting shareholder approval of such action or transaction unless the action or transaction has been approved by a majority of the continuing directors.

      Control share acquisitions. Under Indiana law, unless an Indiana corporation provides an exemption in its articles of incorporation or by-laws, any person who makes a “control share acquisition” may not vote the shares acquired in that acquisition, except to the extent voting rights relating to those shares are granted by a resolution approved by a vote of disinterested shareholders. A “control share acquisition” is defined as either:

•	the acquisition by a person of, either within a 90-day period or pursuant to a plan to make a control share acquisition of ownership or

•	the power to direct the voting of, shares representing between one-fifth and one-third, between one-third and one-half, or one-half or more of an issuing public corporation’s voting power in the election of directors.

      The acquiring person may request, and the corporation must call, a special shareholders’ meeting to restore or approve voting rights after the acquiring person delivers to the corporation a statement describing the acquisition or proposed acquisition (an “acquiring person statement”), and an undertaking to pay the expenses relating to the meeting. Shares acquired in a control share acquisition in which no acquiring person statement has been filed may be redeemed by the corporation at their fair value, under certain circumstances. Unless otherwise provided in a corporation’s articles of incorporation or by-laws, if shares acquired in a control share acquisition are given full voting rights and the acquiring person has acquired shares representing a majority or more of the corporation’s voting power, then the other shareholders will be entitled to dissenters’ rights of appraisal.

      Pursuant to the Guidant by-laws, Guidant has elected to exempt itself from the Indiana control share statute.

Other Corporate Constituencies

     Johnson & Johnson

      New Jersey law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board of directors may, in addition to considering the effects of any action on shareholders, consider (1) the effects of the proposed action on the corporation’s employees, suppliers, creditors and customers, (2) the effects on the community in which the corporation operates and (3) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation. New Jersey law also provides that if, based on those factors, a board determines that the offer is not in the best interest of the corporation it may reject the offer.

     Guidant

      Under Indiana law, in discharging his or her duties to the corporation and in determining what is in the best interests of the corporation, a director may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director considers pertinent. Directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that the approval is not in the best interests of the corporation. In addition, directors are not required to:

•	render inapplicable the business combination provisions of Indiana law

•	redeem any rights under, or render inapplicable, a shareholder rights plan or

•	to take or decline to take any action solely because of the effect that the action might have on a proposed change of control.

      Guidant’s articles of incorporation require the Guidant board of directors, when considering any business combination with a “related person,” to give due consideration to all relevant factors, including, without limitation, the effects on shareholders, employees, suppliers, and customers of Guidant, communities in which offices or other facilities of Guidant are located, and any other factors considered to be pertinent by the Guidant board of directors.

      Indiana law explicitly provides that any different or higher degree of scrutiny imposed in Delaware and some other jurisdictions upon director actions taken in response to potential changes in control will not apply.

Dissenters’ Rights

     Johnson & Johnson

      Under New Jersey law, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, New Jersey law provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities. In addition, New Jersey law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of such shareholders. In addition, unless a corporation’s certificate of incorporation provides otherwise, New Jersey law provides that shareholders do not have a right to dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (1) with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; (2) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (x) cash or (y) shares, obligations or other securities which, upon consummation of the plan of dissolution, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities; or (3) from a sale pursuant to an order of a court having jurisdiction.

      Johnson & Johnson’s certificate of incorporation and bylaws are silent as to dissenters’ rights.

     Guidant

      Under Indiana law, shareholders of an Indiana corporation possess dissenters’ rights in connection with certain mergers and other significant corporate actions. A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of:

•	consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote on the plan

•	consummation of a plan of share exchange by which the shareholder’s shares will be acquired, if the shareholder is entitled to vote on the plan

•	consummation of a sale or exchange of all, or substantially all, the property of the corporation, other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange

•	approval of a control share acquisition under Indiana law and

•	any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

      The dissenters’ rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to any transaction described above if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the Nasdaq National Market. As of the date of this proxy statement/prospectus, shares of Guidant common stock were traded on the New York Stock Exchange. Therefore, Guidant shareholders currently would not be entitled to assert dissenters’ rights pursuant to Indiana law with respect to any of the transactions discussed above.

LEGAL MATTERS

      The legality of Johnson & Johnson common stock offered by this proxy statement/prospectus will be passed upon for Johnson & Johnson by Philip P. Crowley, Assistant General Counsel of Johnson & Johnson. Mr. Crowley is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson common stock.

EXPERTS

      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Johnson & Johnson and subsidiaries incorporated in this proxy statement/prospectus by reference to the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended January 2, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Guidant included in Guidant’s Annual Report on Form 10-K for the year ended December 31, 2004 (including the schedule appearing therein), and Guidant management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

      As of the date of this proxy statement/prospectus, the Guidant board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

FUTURE SHAREHOLDER PROPOSALS

      Guidant will hold a 2005 annual meeting of Guidant shareholders only if the merger is not completed. The deadline for receipt by Guidant’s secretary of shareholder proposals for inclusion in Guidant’s proxy materials for the 2005 annual meeting (if it is held) was November 22, 2004. However, if the date of Guidant’s 2005 annual meeting (if it is held) is moved before April 18, 2005 or after June 17, 2005, the deadline for inclusion in Guidant’s proxy statement will be a reasonable time before Guidant begins to print and mail its proxy materials.

      Additionally, if a Guidant shareholder wishes to nominate a candidate for director or propose other business for the 2005 annual meeting (if it is held), Guidant’s secretary must have received written notice no later than January 19, 2005. However, as described in Guidant’s by-laws, if the date of the 2005 annual meeting is changed by more than 25 days from the date contemplated for such meeting at the time of the proxy statement for the 2004 annual meeting, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the 2005 annual meeting is mailed or public announcement of the date of the 2005 annual meeting is made, whichever first occurs. The notice must provide additional information as described in Guidant’s by-laws.

WHERE YOU CAN FIND MORE INFORMATION

      Johnson & Johnson and Guidant file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Johnson & Johnson and Guidant file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at “http://www.sec.gov”. Reports, proxy statements and other information concerning Johnson & Johnson and Guidant may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      The Securities and Exchange Commission allows Johnson & Johnson and Guidant to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

      This proxy statement/prospectus incorporates by reference the documents set forth below that Johnson & Johnson and Guidant have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Johnson & Johnson and Guidant that is not included in or delivered with this proxy statement/prospectus.

Johnson & Johnson Filings	Period
Annual Report on Form 10-K	Fiscal Year ended January 2, 2005
Current Report on Form 8-K	Filed on January 18, 2005
Current Report on Form 8-K	Filed on January 19, 2005
Current Report on Form 8-K	Filed on February 18, 2005
Current Report on Form 8-K	Filed on March 7, 2005

Guidant Filings	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2004
Current Report on Form 8-K	Filed on February 17, 2005

      Johnson & Johnson and Guidant also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and, in the case of Johnson & Johnson, the date of the completion of the merger, and, in the case of Guidant, the date of the special meeting of Guidant’s shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Johnson & Johnson has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Johnson & Johnson and Guidant has supplied all such information relating to Guidant.

      If you are a shareholder, we may have previously sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission’s website as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 Attention: Office of Corporate Secretary Telephone: (732) 524-2455	Guidant Corporation 111 Monument Circle, 29th Floor Indianapolis, IN 46204-5129 Attention: Secretary Telephone: (317) 971-2000

      You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 23, 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Johnson & Johnson common stock in the merger creates any implication to the contrary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Johnson & Johnson and Guidant and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Johnson & Johnson or Guidant, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Johnson & Johnson (with regard to matters relating to Johnson & Johnson) or Guidant (with regard to matters relating to Guidant) and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on products expire and

•	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing.

      Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Johnson & Johnson nor Guidant undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

      The foregoing list sets forth some, but not all, of the factors that could impact upon Johnson & Johnson’s and Guidant’s ability to achieve results described in any forward-looking statements. A further list and description of these and other factors can be found in Exhibit 99(b) of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005 and in Exhibit 99 of Guidant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s or Guidant’s projections. Johnson & Johnson and Guidant undertake no obligation to update any forward-looking statements as a result of future events or developments.

ANNEX 1

AGREEMENT AND PLAN OF MERGER

Dated as of December 15, 2004

Among

JOHNSON & JOHNSON,

SHELBY MERGER SUB, INC.

and

GUIDANT CORPORATION

1-i

1-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 15, 2004, among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), SHELBY MERGER SUB, INC., an Indiana corporation and a wholly owned Subsidiary of Parent (“Sub”), and GUIDANT CORPORATION, an Indiana corporation (the “Company”).

      WHEREAS the Board of Directors of each of the Company and Sub has adopted, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than shares of Company Common Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive (a) a number of validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) and (b) $30.40 in cash, without interest; and

      WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of Indiana (the “IBCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the IBCL.

      SECTION 1.02.     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

      SECTION 1.03.     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Indiana articles of merger (the “Articles of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the IBCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the IBCL. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana, or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

1-1

      SECTION 1.04.     Effects of the Merger. The Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL.

      SECTION 1.05.     Articles of Incorporation and By-laws. (a) The Articles of Incorporation of the Company (the “Company Articles”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Articles shall be the Restated Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

      SECTION 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.07.     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      SECTION 2.01.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive (i) that number (rounded to the nearest 1/10,000 of a share) (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Stock Portion”) equal to the number determined by dividing $45.60 by the Average Parent Stock Price; provided, however, that (x) if the number determined by dividing $45.60 by the Average Parent Stock Price is less than or equal to 0.6797, the Exchange Ratio shall be 0.6797 and (y) if the number determined by dividing $45.60 by the Average Parent Stock Price is greater than or equal to 0.8224, the Exchange Ratio shall be 0.8224 and (ii) $30.40 in cash, without interest (the “Cash Portion” and, together with the Stock Portion, the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (A) the outstanding

1-2

shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (B) Parent declares or pays cash dividends in any fiscal quarter in excess of 200% of the amount of regularly quarterly dividends paid by the Parent immediately prior to the date hereof or (C) Parent engages in any spin-off or split-off, then in any such case the Exchange Ratio shall be appropriately adjusted to reflect such action. The right of any holder of a Certificate to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law. “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock, as such price is reported on the New York Stock Exchange, Inc. (the “NYSE”) Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), for the 15 trading days ending on the third trading day immediately preceding the Effective Time.

      SECTION 2.02.     Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint EquiServe Trust Company or another bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, certificates representing shares of Parent Common Stock and cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(c) (which shall be in uncertificated book entry form unless a physical certificate is requested), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant

1-3

to Section 2.02(e) to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

      (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) to the holder thereof as provided in this Article II.

      (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

      (ii) In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date (the “Closing Price”), as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

      (f) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to

1-4

Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

      (g) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

      (h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

      (j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      SECTION 3.01.     Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the

1-5

execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Articles and the Company’s By-laws (the “Company By-laws”), and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act), in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, (i) each Significant Subsidiary of the Company (including its state of incorporation or formation) and (ii) each other Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except with respect to securities of non-Affiliates that, to the Knowledge of the Company, do not constitute a 20% or greater interest in such non-Affiliates (or a 5% or greater interest in such non-Affiliates if the Company’s investment therein is greater than $20,000,000), and except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, without par value (“Company Preferred Stock”). 1,500,000 shares of Company Preferred Stock have been designated as Series A Participating Preferred Stock, without par value (the “Company Series A Preferred Stock”). At the close of business on December 14, 2004, (i) 321,485,774 shares of Company Common Stock were issued and outstanding (which number includes (A) 535,645 shares of Company Common Stock held by the Company in its treasury, (B) 1,934,116 shares of Company Common Stock held by the trust established under The Guidant Employee Savings and Stock Ownership Plan and (C) 919,276 shares of Company Common Stock subject to vesting and restrictions on transfer (“Company Restricted Stock”)), (ii) 41,590,880 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1994 Stock Plan, as amended, 1996 Nonemployee Director Stock Plan, as amended, 1998 Stock Plan, as amended, and 2001 Employee Stock Purchase Plan (the “ESPP”) (such plans, collectively, the “Company Stock Plans”), of which 35,485,818 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to issue Company Stock Options, and (iii) no shares of

1-6

Company Preferred Stock (including Company Series A Preferred Stock) were issued or outstanding or were held by the Company as treasury shares. Except as set forth above in this Section 3.01(c), at the close of business on December 14, 2004, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. At the close of business on December 14, 2004, there were no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All outstanding options to purchase shares of Company Common Stock exclusive of rights under the ESPP (collectively, “Company Stock Options”) and shares of Company Restricted Stock are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c) and subject to Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of

1-7

whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted by all directors present, resolutions (i) adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the Company use its reasonable best efforts to submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company within 120 days of the date hereof and (iv) recommending that the shareholders of the Company approve this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Articles or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the Company, Parent or any of their respective Subsidiaries, as applicable, to be legally binding, (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Shareholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, (B) all required notifications and filings by the Company under Article 4 of Council Regulation 139/2004 of the European Community, as amended (the “EC Merger Regulation”), and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EC Common Market and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (X) a proxy statement relating to the adoption by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (Y) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement,

1-8

(3) the filing of the Articles of Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings with and approvals of the NYSE and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(e) Company SEC Documents. (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

1-9

(iii) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(a)(i) through (xvi), since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than (x) cash dividends payable by the Company in respect of shares of Company Common Stock consistent with past practice and not exceeding $0.10 per share of Company Common Stock per fiscal quarter or (y) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, other than in connection with net share withholding in connection with the vesting of Company Restricted Stock, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former (1) director of the Company or any of its Subsidiaries or (2) employee of the Company or any of its Subsidiaries who is treated as a Tier I Employee (a “Tier I Employee”) or Tier II Employee (a “Tier II Employee”) for purposes of the Company’s Change in Control Severance Pay Plan for Select Employees (all individuals described in the foregoing clauses (1) and (2) of this clause (A),

1-10

collectively, the “Key Personnel”) of any increase in compensation, bonus or fringe or other benefits, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Key Personnel of (1) any increase in severance or termination pay or (2) any right to receive any severance or termination pay except for severance or termination pay received in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification Contract with any Key Personnel or (2) any Contract with any Key Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such Contracts under this clause (C), collectively, “Company Benefit Agreements”), (D) the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date hereof or (E) the adoption, amendment or termination of any Company Benefit Plan, other than, in the cases of clauses (A), (B), (C) and (D), such increases, amendments, new agreements, removals, modifications or terminations with respect to Tier II Employees that (1) do not provide for any increase in compensation or benefits for any individual Tier II Employee that is material in relation to such Tier II Employee’s compensation or benefits prior to such increase and (2) in the aggregate do not result in any material increase in compensation, benefits or other similar expenses of the Company and its Subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or any settlement or compromise of any material income tax liability.

(h) Litigation. Except with respect to taxes, which are the subject of Section 3.01(n), there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any demand, letter or Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i) Contracts. (1) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Material Contract”). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any Contract that is currently in effect that is required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

(2) Section 3.01(i)(2) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (A) each material Contract restricting or purporting to restrict any of the Company’s Affiliates’ ability to compete (other than each such Contract that only restricts the

1-11

Company’s Subsidiaries’ ability to compete) in any line of business, geographic area or customer segment, (B) each material Contract restricting the Company’s or any of its Subsidiaries’ ability to compete in any line of business, geographic area or customer segment and (C) each material Contract relating to distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services of the Company or any of its Subsidiaries or any products licensed by the Company or any of its Subsidiaries.

(j) Compliance with Laws; Environmental Matters. (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), taxes and regulatory compliance, which are the subjects of Sections 3.01(j)(ii), 3.01(l), 3.01(n) and 3.01(u), respectively, each of the Company and its Subsidiaries is in compliance with all Laws and Orders (collectively, “Legal Provisions”) applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2000, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(ii) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (B) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (C) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (D) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety. The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any spilling, leaking, pumping,

1-12

pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(k) Labor Relations. From the date of the most recent financial statements included in the Filed Company SEC Documents through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. There are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(l) ERISA Compliance. Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy or Contract maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable law), in each case providing benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, but exclusive of individual option and restricted award agreements issued under the Company Stock Plans, the “Company Benefit Plans”) and each Company Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance). Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”.

(ii) The Company has provided to Parent complete and accurate copies of (A) each Company Benefit Plan or, at the Company’s option, in the case of Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States, a summary thereof (or, in either case, with respect to any unwritten Company Benefit Plans, descriptions thereof) and Company Benefit Agreements (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan.

(iii) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

(iv) All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to “TRA” (as defined in Section 1 of IRS Rev. Proc.

1-13

93-39), and have timely filed with the IRS determination letter applications (or have received such a determination letter) with respect to “GUST” (as defined in Section 1 of IRS Notice 2001-42), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. The Company has provided to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(v) Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a) (3) of ERISA. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

(vi) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (B) none of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could reasonably be expected to give rise to any material liability and (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

(vii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents and (B) no Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(viii) With respect to each Company Benefit Plan, except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions

1-14

imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(ix) Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B (f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b) (1) of the Code or such state Law. Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B) (f) of the Code).

(x) None of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(xi) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries. No current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or Contract to which the Company or any of its Subsidiaries is a party or which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

(xii) No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each of the Key Personnel, the Company has previously provided to Parent (A) accurate Form W-2 information for the 1999, 2000, 2001, 2002 and 2003 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2003 calendar year and target annual bonus for the 2004 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options, Company Restricted Stock and Company Stock-Based Awards granted under the Company Stock Plans or otherwise (other than rights under the ESPP), together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof, (D) estimated current annual cost of welfare benefits and (E) estimated cost of the pension benefit enhancement under Section 8 of the Company’s Change in Control Severance Plan for Select Employees.

      (m) No Parachute Gross Up. Except as provided in accordance with the Company’s Change in Control Severance Pay Plan for Select Employees, no current or former employee or director of the

1-15

Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

      (n) Taxes. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) All tax returns required by applicable Law to have been filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such tax returns are true and complete in all material respects.

(ii) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all taxes due and owing, and the Company’s most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual for all taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(iii) There are no Liens or encumbrances for taxes on any of the assets of the Company or any of its Subsidiaries other than for taxes not yet due and payable.

(iv) The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes.

(v) No written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of the Company or its Subsidiaries.

(vi) There is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and, to the Knowledge of the Company, foreign taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension.

(vii) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file tax returns, alleging that the Company or any of its Subsidiaries has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period during the eight years prior to the date of this Agreement, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and, to the Knowledge of the Company, foreign tax return other than consolidated tax returns for the consolidated group of which the Company is the common parent.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(xi) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the long-term contract method of accounting,

1-16

(E) the cash method of accounting or Section 481 of the Code or (F) any comparable provisions of state or local tax Law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the most recent financial statements of the Company included in the Filed Company SEC Documents.

(xii) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2)

(xiii) As used in this Agreement (A) “tax” means (i) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability of the Company or any of its Subsidiaries is determined or taken into account with reference to the activities of any other person and (iii) in the case of the Company or any of its Subsidiaries, liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing Contract or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing Contract (including an indemnification Contract); (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(o) Title to Properties. Each of the Company and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that, in each case, are owned by or licensed to the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. Such intellectual property rights required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule, together with any tradename rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, intellectual property rights in computer programs or software or other type of intellectual property rights, in each case, that

1-17

are owned or licensed by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are collectively referred to herein as “Intellectual Property Rights”. All Intellectual Property Rights are either (x) owned by the Company or a Subsidiary of the Company free and clear of all Liens or (y) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens, except where the failure to so own or license such Intellectual Property Rights individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There are no claims pending or, to the Knowledge of the Company, threatened with regard to the ownership or, to the Knowledge of the Company, licensing by the Company or any of its Subsidiaries of any Intellectual Property Rights which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights, except where the failure to own, have a valid license or otherwise have rights to use individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right, in each case that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all Contracts under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Company or any of its Subsidiaries and for which such payments are in excess of $2,000,000 per year for any single product. The aggregate amount of all such payments that the Company and its Subsidiaries are obligated to make under any Contract of the type described in the immediately preceding sentence that are not required to be disclosed pursuant to such sentence does not exceed $10,000,000 per year.

(ii) There are no pending or, to the Knowledge of the Company, threatened claims that the Company or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of any products or to the operations of the Company and its Subsidiaries) any intellectual property rights of any person which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by a person to exclude or prevent the Company or any of its Subsidiaries from freely using its Intellectual Property Rights and that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(iii) All patents required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect, other than failures to be duly registered, filed, issued or paid which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. None of the patents required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Entity, other than such expirations or declarations of invalidity which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications required to be listed in

1-18

Section 3.01(p)(i) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or, to the Company’s Knowledge, challenging any such patents or patent applications licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iv) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence.

(q) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Shareholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement.

(r) State Takeover Laws; Company Articles Provisions. The Board of Directors of the Company has unanimously adopted, by all directors present, this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such adoption represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions (i) on “business combinations” (as defined in Section 23-1-43-5 of the IBCL) set forth in Section 23-1-43-18 of the IBCL and (ii) on the actions or transactions set forth in Paragraph 6 of the Company Articles (“Paragraph 6”), in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of Paragraph 6, the approval of the Board of Directors of the Company referred to in the immediately preceding sentence constitutes the approval of the Merger and the other transactions contemplated by this Agreement by the “Continuing Directors” (as defined in Paragraph 6) pursuant to clause (c) of Paragraph 6. No other similar provision of the Company Articles or the Company By-laws or, to the Knowledge of the Company, other state takeover Law or similar Law applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(t) Opinion of Financial Advisors. The Company has received the opinions of each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, in each case dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been, or will promptly be, delivered to Parent.

(u) Regulatory Compliance. (i) As to each product subject to the FDCA or similar Legal Provisions in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good

1-19

manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device of any Legal Provision, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(ii) No Medical Device is under consideration by senior management of the Company or any of its Subsidiaries for, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2002. No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or any licensee of any Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iii) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Legal Provisions and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Provisions, except for any such failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iv) No article of any Medical Device manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a (a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a (b) or any similar Legal Provision. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any

1-20

conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Legal Provision.

(vi) Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(vii) To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

(v) Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of December 15, 2004, between the Company and EquiServe Trust Company, as rights agent (the “Rights Agreement”), to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur and (z) the rights (the “Company Rights”) to purchase Company Series A Preferred Stock issued under the Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

      SECTION 3.02.  Representations and Warranties of Parent and Sub. Except as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Documents”), Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except whether the failure to have such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and accurate copies of its Restated Certificate of Incorporation and By-laws, the Articles of Incorporation of Sub (the “Sub Articles”) and the By-laws of Sub, in each case as amended to the date hereof.

(b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by

1-21

this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law). The execution and delivery of this Agreement by Parent and Sub do not, and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Restated Certificate of Incorporation or By-laws of Parent, the Sub Articles or the By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any Legal Provision applicable to Parent or Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (1) have a Parent Material Adverse Effect, (2) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (3) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder, (B) all required notifications and filings by Parent under Article 4 of the EC Merger Regulation and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EC Common Market and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC o f (X) the Form S-4 and (Y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Indiana, (4) any filings with and approvals of the NYSE and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(c) Parent SEC Documents. Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2003 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents complied

1-22

in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and SOX applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Parent SEC Documents. Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

(e) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(f) Capital Resources. As of the Closing, Parent will have funds that are sufficient to affect the Closing on the terms contemplated hereby.

(g) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

(h) Capital Structure. The authorized capital stock of Parent consists of 4,320,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, without par value, of Parent (“Parent Preferred Stock”). At the close of business on December 13, 2004, (i) 3,119,842,548 shares

1-23

of Parent Common Stock were issued and outstanding, (ii) 149,309,976 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock had been designated or issued, (iv) 230,213,631 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under Parent’s stock incentive plans and (v) 13,980,932 shares of Parent Common Stock were reserved for issuance upon conversion of the 3% Zero Coupon Convertible Subordinated Debentures of Guidant Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Guidant”), and the 5.25% Zero Coupon Convertible Subordinated Debentures of Guidant. Except as set forth above in this Section 3.02(h), at the close of business on December 13, 2004, there were not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent. Except as set forth above in this Section 3.02(h), at the close of business on December 13, 2004, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Parent may vote are issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(i) Absence of Changes. Except for liabilities incurred in connection with this Agreement, since the date of the most recent financial statements included in the Filed Parent SEC Documents, there has not been any Parent Material Adverse Change.

(j) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

(k) Intellectual Property Rights. Each of Parent and its Subsidiaries owns or has the right to use all intellectual property rights which are material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, in each case (i) with respect to such intellectual property rights that are owned by Parent or any of its Subsidiaries, free and clear of all Liens and (ii) with respect to such intellectual property rights that are licensed by Parent or any of its Subsidiaries, to the Knowledge of Parent, free and clear of all Liens, except where the failure to so own or have such right to use such intellectual property rights individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither the manufacture, marketing, license, sale or use by Parent or any of its Subsidiaries of any product violates any license or agreement between Parent or any of its Subsidiaries and any other person and there is no pending or, to the Knowledge of Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any such intellectual property rights relating to any product or asserting that the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any product by Parent or any of its Subsidiaries, conflicts with the rights of any other person, in each case which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(l) Regulatory Compliance. To the Knowledge of Parent, the testing, manufacture, storage, distribution, use, promotion and sale of products of Parent or any of its Subsidiaries by Parent, such Subsidiary and their respective contractors have been performed and is performed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record

1-24

keeping, filing of reports and security, except for such instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any adverse written notice within the past two years that the FDA or any other similar foreign Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Parent or any of its Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production of any such product, except where such action has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

      SECTION 4.01.     Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (1) cash dividends payable by the Company in respect of shares of Company Common Stock consistent with past practice and not exceeding $0.10 per share of Company Common Stock per fiscal quarter, (2) dividends and distributions in connection with the Rights Agreement and (3) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans or the ESPP or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company Stock Based Awards, in each case in accordance with their terms on the date hereof, and (y) the issuance of Company Rights and shares of the Company’s capital stock pursuant to the Company Rights or the Rights Agreement);

(iii) amend (x) the Company Articles or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries or (y) the Indenture dated as of January 18, 1996 between the Company and Citibank, N.A., with respect to the 6.15% Senior

1-25

Unsecured Notes due February 15, 2006 of the Company (the “Company Notes”), in each case except as may be required by applicable Law or the rules and regulations of the SEC or the NYSE;

(iv) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets, except for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice and (3) acquisitions of material intellectual property rights in respect of cross-licenses permitted in connection with the discharge, settlement or satisfaction of claims and litigation under clause (viii) below;

(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein (including securitizations), except for (1) sales of inventory and used equipment in the ordinary course of business consistent with past practice and (2) licenses of Intellectual Property Rights permitted in connection with the discharge, settlement or satisfaction of claims and litigation under clause (viii) below, or (y) enter into, modify or amend any lease of material property, except for modifications or amendments that are not materially adverse to the Company and its Subsidiaries, taken as a whole;

(vi) (x) for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice under the Company’s commercial paper program, in an aggregate amount not to exceed $800,000,000 at any time outstanding) or (y) make any loans or advances to any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice, which would result in the aggregate principal amount of all of the outstanding foregoing loans and advances of the Company and its Subsidiaries exceeding $25,000,000;

(vii) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a) (vii) of the Company Disclosure Schedule;

(viii) except as required by Law or any judgment by a court of competent jurisdiction, (v) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any material indebtedness, (x) waive or assign any claims or rights of material value, (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) enter into (1) any material Contract that would be of a type referred to in Section 3.01(i)(2)(A) or (2) any other material Contract that would be of a type referred to in Section 3.01(i)(2)(B) or (C) and, in the case of this clause (2), that (A) would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to conduct

1-26

their business as currently conducted or (B) would reasonably be expected to have a material adverse effect on the reasonably expected benefits of the Merger to Parent;

(x) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(xi) enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law or to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining Contract or Company Benefit Plan or (II) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Key Personnel, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Personnel, (C) grant or pay any severance or termination pay, except for severance or termination pay granted or paid in the ordinary course of business consistent with past practice, to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than Key Personnel, (D) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder or (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xiii) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(xiv) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

      (b) Other Actions. The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

      (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would result in the

1-27

failure of the condition set forth in Section 6.02(a) or Section 6.03(a) or (ii) it (and, in the case of Parent, Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

      (d) Certain Tax Matters. (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) timely file all material tax returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity (“Post-Signing Returns”); (B) timely pay all material taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable but not yet due; (D) promptly notify Parent of any material suit, claim, action, investigation, audit or similar proceeding (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of tax and not settle or compromise any tax liability in excess of $10 million for individual claims, or $50 million in the aggregate, without Parent’s prior written consent, which shall not be unreasonably withheld; (E) not make any material tax election, other than with Parent’s prior written consent or other than in the ordinary course of business consistent with past practice; and (F) cause all existing tax sharing agreements, tax indemnity agreements and similar agreements, arrangements or practices to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder. Any tax returns described in this Section 4.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income, including by deferring income or accelerating deductions. The Company shall notify Parent upon the filing of any such material tax return and shall make such tax returns available to Parent.

      (ii) Notwithstanding any other provision of this Agreement, the Company shall not permit any of its Subsidiaries incorporated outside the United States (a “Non-U.S. Subsidiary”) to make a cash distribution to the Company or any of the Company’s Subsidiaries incorporated in the United States in excess of amounts described in Section 965(b)(2)(B) of the Code (an “Excess Distribution”) except to the extent the Company has provided Parent with substantiation, in a form reasonably satisfactory to Parent, that the deduction described in Section 965(a) of the Code will apply to the entire amount of the Excess Distribution. For purposes of this Section, a written opinion of a nationally recognized law firm to the effect that the deduction described in Section 965(a) of the Code should apply to the entire amount of the Excess Distribution shall be a form of substantiation deemed reasonably satisfactory to Parent. Furthermore, notwithstanding any other provision of this Agreement, the Company shall not permit any of its Non-U.S. Subsidiaries to increase its indebtedness to any related person as described in Section 965(b)(3) of the Code without the prior written consent of Parent, such consent not to be unreasonably withheld. For purposes of the preceding sentence, indebtedness of a Non-U.S. Subsidiary to a related person shall include indebtedness of a Non-U.S. Subsidiary guaranteed by a related person.

      SECTION 4.02.     No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in

1-28

any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

      The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

      The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality

1-29

agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval and subject to Section 4.02(c), the Board of Directors of the Company may (x) make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) a Parent Material Adverse Effect has occurred and (B) as a result thereof such action is consistent with their fiduciary duties under applicable Laws or (y) in response to a Takeover Proposal that the Board reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 4.02, (1) make a Company Adverse Recommendation Change or (2) cause the Company to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to clause (y) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period). In determining whether to make a Company Adverse Recommendation Change or to cause the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing (i) of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal and (ii) if the Board of Directors of the Company is considering, or has decided to consider, whether any change, effect, event, occurrence, state of facts or development constitutes a Parent Material Adverse Effect. The Company shall (x) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal, (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal and (z) keep Parent fully informed in all material respects of the status and details of any determination by the Company’s Board of Directors with respect to a potential Parent Material Adverse Effect.

      (d) Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b) (it being understood that any accurate disclosure of factual information to the shareholders of the Company that is required to be made to such shareholders under applicable federal securities Laws shall not be considered a modification prohibited by clause (i)(A) of Section 4.02(b)).

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.01.     Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meeting. (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included

1-30

as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

      (b) The Company shall use its reasonable best efforts to, within 120 days following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) solely for the purpose of obtaining the Shareholder Approval. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

      SECTION 5.02.     Access to Information; Confidentiality. (a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a

1-31

manner that does not result in a loss of attorney-client privilege). Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated as of August 4, 2004 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding the terms of the Confidentiality Agreement, Parent and the Company agree that until the earlier of the consummation of this Agreement or the six month anniversary of the date of the termination of this Agreement, as applicable, each party and its respective Subsidiaries shall not, without the other party’s prior written consent, directly or indirectly solicit for employment (other than through advertising in newspapers or periodicals of general circulation or recruiters’ searches, in each case not specifically directed at the other party’s employees) any person currently employed by the other party or any of its Subsidiaries with whom it has contact or who is identified to such party in connection with the transactions contemplated by this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

      (b) To the extent permitted by applicable Law, Parent shall afford to the Company and its Representatives reasonable access to Parent’s personnel and records (i) on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the transactions contemplated hereby and (ii) to the extent reasonably necessary for the Company to determine whether the conditions set forth in Section 6.03 are satisfied.

      SECTION 5.03.     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible and (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any Divestiture. In connection with and without limiting the foregoing, the Company and Parent shall (A) duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (i) under the EC Merger Regulation (together with the HSR Filings, the “Antitrust Filings”) or (ii) under any other applicable competition, merger control, antitrust or similar Law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act, the EC Merger Regulation or other Laws, as applicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its Antitrust Filings and, if requested, to promptly amend or furnish additional information thereunder. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in

1-32

connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Entity. Each party shall consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any Antitrust Authority. Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from an Antitrust Authority with respect to the transactions contemplated by this Agreement. The Company and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement: (a) with respect to the assets of the cardiac rhythm management businesses of Parent, the Company and their respective Affiliates, Parent and its Affiliates shall only be required to agree to Divestitures of such assets that individually or in the aggregate would not reasonably be expected to have greater than a de minimis adverse effect on the combined cardiac rhythm management business of Parent, the Company and their respective Affiliates, taken as a whole; (b) with respect to the assets of the coronary vascular intervention business of Parent and its Affiliates, Parent and its Affiliates shall only be required to agree to Divestitures of such assets that individually or in the aggregate would not reasonably be expected to have greater than a de minimis adverse effect on the drug eluting stent business of Parent and its Affiliates, taken as a whole; (c) with respect to the assets of the vascular intervention business of the Company and its Affiliates, Parent and its Affiliates shall only be required to agree to Divestitures of such assets that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the combined vascular intervention business of Parent, the Company and their respective Affiliates, taken as a whole; (d) none of Parent and its Affiliates shall be required to agree to any Divestiture of any of their assets except as provided in clauses (a) and (b) above and (e) if, but only if, directed by Parent, the Company shall agree to any Divestiture of any of its assets or the assets of any of its Affiliates if such Divestiture is conditioned on the consummation of the Merger. For purposes of this Agreement, a “Divestiture” of any asset shall mean (i) any sale, transfer, license, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing relationships and contractual rights. It is agreed and understood that, for purposes of this Agreement, a Divestiture of a business unit, product line or development program may include (x) the transfer of any and all assets primarily relating to that business unit or to the research, development, manufacture, marketing or sale of that product line or development program and (y) licensing or otherwise making available assets that are related, but not primarily, to that business unit, product line or development program; provided that Parent, the Company or their Affiliates will be entitled to a license back or otherwise having made available transferred assets to the extent that such assets otherwise relate to other retained businesses, product lines or development programs of Parent, the Company or any of their respective Affiliates. It is understood and agreed by the parties that, for purposes of this Agreement, the effect of any Divestiture required to be made pursuant to this Section 5.03 shall not, directly or indirectly, be deemed to result in a breach of the representations and warranties set forth herein.

      SECTION 5.04.     Company Stock Options; ESPP. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof

1-33

administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to affect the following:

(i) each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Cash Portion Option Exchange Multiple, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Company Common Stock subject to such Company Stock Option by (2) the aggregate number of shares of Parent Common Stock to be subject to such Company Stock Option after giving effect to the adjustments in this clause (i) (each, as so adjusted, an “Adjusted Option”); and

(ii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

      (b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (iii) the ESPP shall terminate immediately following such purchases of Company Common Stock.

      (c) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

      (d) The adjustments provided in Section 5.04(a) with respect to any Company Stock Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. As soon as practicable following the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the Contracts evidencing the grants of such Adjusted Options, which shall provide, among other things, that such Adjusted Options and Contracts have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.04 after giving effect to the Merger).

      (e) Except as otherwise contemplated by this Section 5.04 and except to the extent required under the respective terms of the Adjusted Options, all restrictions or limitations on transfer and vesting with respect to Adjusted Options, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Adjusted Options after giving effect to the Merger and the assumption by Parent as set forth above.

      (f) As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of Parent Common Stock subject to issuance upon the exercise of the Adjusted Options. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement. Parent shall keep such registration

1-34

statement effective (and to maintain the current status of the prospectus required thereby) for so long as any Adjusted Options remain outstanding.

      (g) For purposes of this Agreement, “Cash Portion Option Exchange Multiple” means the quotient obtained by dividing (x) the Cash Portion by (y) the Average Parent Stock Price.

      (h) Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

      SECTION 5.05.     Indemnification, Exculpation and Insurance. (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Articles, the Company By-laws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

      (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05. In the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.05(a), Parent will either guarantee such obligations or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

      (c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided further, however, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than in the aggregate the amount set forth in Section 5.05(c) of the Company Disclosure Schedule to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide such coverage as may be obtained for such aggregate amount.

      (d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

1-35

      SECTION 5.06.     Fees and Expenses. (a) Except as provided in paragraphs (b), (c) and (d) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement shall be shared equally by Parent and the Company.

      (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e) (other than as a result of a Company Adverse Recommendation Change following the occurrence of a Parent Material Adverse Effect), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) (A) prior to the obtaining of the Shareholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Shareholder Approval or the Shareholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $750,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C). For purposes of clause (iii)(C) of the immediately preceding sentence only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a) except that all references to “15%” therein shall be deemed to be references to “35%”.

      (c) In the event that (i) this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(b)(ii) or 7.01(c)(ii) and (ii) at the time of any such termination all of the conditions set forth in Article VI have been satisfied or waived except for any of the conditions set forth in Section 6.01(b), 6.01(c), 6.01(d), 6.02(c) or 6.02(d) (in the case of Sections 6.01(d), 6.02(c) and 6.02(d), only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national Governmental Entity or the imposition of a Restraint, in either case relating to competition, merger control, antitrust or similar Laws), then Parent shall pay to the Company a fee equal to $700 million (the “Company Termination Fee”) by wire transfer of same-day funds on the first business day following the date of termination of this Agreement.

      (d) The Company and Parent acknowledge and agree that the agreements contained in Sections 5.06(b) and 5.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Parent Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made; and (ii) if Parent fails promptly to pay the amount due pursuant to Section 5.06(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Company Termination Fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

      SECTION 5.07.     Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon,

1-36

any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      SECTION 5.08.     Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who at the time this Agreement is submitted for adoption by the shareholders of the Company may be deemed to be “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

      SECTION 5.09.     Stock Exchange Listing. To the extent Parent does not issue or intend to issue treasury shares in the Merger or to holders of Adjusted Options that are already listed, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and to holders of Adjusted Options to be promptly approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      SECTION 5.10.     Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

      SECTION 5.11.     Employee Matters. (a) (i) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to the Effective Time; (ii) for the six-month period immediately following the expiration of the twelve-month period described in the preceding clause (i), the Continuing Employees shall receive employee benefits that in the aggregate are substantially comparable to either the employee benefits provided to such employees immediately prior to the Effective Time or the employee benefits provided to similarly situated employees of Parent and its Subsidiaries; and (iii) for a period of not less than eighteen months following the Effective Time, the Continuing Employees shall receive base salary or wage rates that are not less than those in effect for such Continuing Employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

      (b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

      (c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for the company matching contribution under Parent’s 401(k) savings plan (it being understood that each Continuing Employee who was participating in the Company’s 401(k)

1-37

savings plan immediately prior to becoming eligible to participate in Parent’s 401(k) savings plan shall be immediately eligible for the company matching contribution under Parent’s 401(k) savings plan) and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii), (iv) and (v), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation, it being Parent’s current intention to do so), but not for purposes of any other employee benefit plan of Parent.

      (d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

      (e) Subject to the provisions of Section 5.11(a) through (d), Parent shall assume all obligations under and honor in accordance with their terms, and shall cause the Surviving Corporation to honor in accordance with their terms, the Company Benefit Plans and Company Benefit Agreements listed on Section 5.11(e) of the Company Disclosure Schedule (as modified, if applicable, as agreed between Parent and individual employees of the Company or its Subsidiaries). Parent acknowledges and agrees that the Merger will constitute a “change in control” within the meaning of the Company Benefit Plans and Company Benefit Agreements which include a definition of such (or substantially similar) concept, except to the extent otherwise agreed between Parent and individual employees of the Company and its Subsidiaries.

      (f) Notwithstanding the foregoing provisions of Section 5.11, the provisions of Section 5.11(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

      SECTION 5.12.     Company Notes. Each of the Company, Parent and Sub shall take each action required to be taken by such party pursuant to the Indenture dated as of January 18, 1996, between the Company and Citibank, N.A., with respect to the Company Notes, as necessary to consummate the Merger and the other transactions contemplated by this Agreement in compliance therewith.

      SECTION 5.13.     Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(v)) requested by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Company Rights) to facilitate a Takeover Proposal.

1-38

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) NYSE Listing. The shares of Parent Common Stock issuable to the shareholders of the Company and to holders of Adjusted Options as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Antitrust. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) the European Commission shall have issued a decision under Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation (or shall have been deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market (and/or, as may be the case, any national competition authority in the EC to which all or part of the case may have been transferred shall have issued a decision with similar effect or have been deemed to have done so).

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

      SECTION 6.02.     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.01(c), 3.01(d), 3.01(g)(iv) (but only with respect to current and former directors and Tier I Employees), 3.01(i)(2)(A), 3.01(q), 3.01(r) (but not with respect to the last sentence thereof) and 3.01(v) of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect or Material Adverse Change shall be true and correct, and such representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (ii) the representations and warranties of the Company contained in Sections 3.01(i)(2)(B) and (C) shall be true and correct as of the date of this Agreement as though made on the Closing Date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such date, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the reasonably expected benefits of the Merger to Parent and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (iii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

1-39

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any national Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to impose limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation, (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Affiliates, (iv) seeking any Divestiture that is not required to be effected pursuant to the terms of this Agreement or (v) that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.

(d) Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (v) of paragraph (c) of this Section 6.02 shall be in effect.

      SECTION 6.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Sub contained in Section 3.02(b) of this Agreement that are qualified as to materiality or by reference to Parent Material Adverse Effect or Parent Material Adverse Change shall be true and correct, and such representations and warranties of Parent that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect or Parent Material Adverse Change set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

      SECTION 6.04.     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

1-40

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.01.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 28, 2006; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; or

(iii) if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (v) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e) by Parent, in the event that prior to the obtaining of the Shareholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or

(f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

      SECTION 7.02.     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.01(s) and 3.02(g), the second, third and fourth sentences of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 7.03.     Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the

1-41

shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

      SECTION 7.05.     Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.02.     Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      if to Parent or Sub, to:

           Johnson & Johnson

One Johnson & Johnson Plaza
New Brunswick, NJ 08933

           Telecopy No.:

           Attention: Office of General Counsel

      with a copy to:

           Cravath, Swaine & Moore LLP

Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

           Telecopy No.:

           Attention: Robert I. Townsend, III, Esq.

1-42

      if to the Company, to:

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204

           Telecopy No.:

           Attention: General Counsel

      with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606

           Telecopy No.:

           Attention: Charles W. Mulaney, Jr., Esq.

      SECTION 8.03.     Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making due inquiry of the current Tier I Employees and Tier II Employees having primary responsibility for such matter;

(c) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which the Company or any of its Subsidiaries operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its Subsidiaries, or (3) resulting from any Divestiture required to be effected pursuant to the terms of this Agreement or (B) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or a Material Adverse Change);

(d) “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Change or Parent Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries or (3) resulting from any Divestiture required to be effected pursuant to the terms of this Agreement or (B) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (it

1-43

being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect or a Parent Material Adverse Change);

(e) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      SECTION 8.04.     Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

      SECTION 8.05.     Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

      SECTION 8.06.     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.07.     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

      SECTION 8.08.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

      SECTION 8.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be

1-44

null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 8.10.     Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York.

      SECTION 8.11.     Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

      SECTION 8.12.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

1-45

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

JOHNSON & JOHNSON,

by	/s/ MICHAEL J. DORMER

Name: Michael J. Dormer
Title: Worldwide Chairman, Medical Devices

SHELBY MERGER SUB, INC.,

by	/s/ JAMES R. HILTON

Name: James R. Hilton
Title: President

GUIDANT CORPORATION,

by	/s/ RONALD W. DOLLENS

Name: Ronald W. Dollens
Title: President and Chief Executive Officer

1-46

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term

Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)
Adjusted Option	Section 5.04(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Guidant	Section 3.02(h)
Antitrust Filings	Section 5.03
Articles of Merger	Section 1.03
Average Parent Stock Price	Section 2.01(c)
Cash Portion	Section 2.01(c)
Cash Portion Option Exchange Multiple	Section 5.04(h)
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Closing Price	Section 2.02(e)
Code	2.02(j)
Commonly Controlled Entity	Section 3.01(l)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Articles	Section 1.05
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(l)
Company By-laws	Section 3.01(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.01
Company Notes	Section 4.01(a)
Company Pension Plan	Section 3.01(l)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Rights	Section 3.01(v)
Company SEC Documents	Section 3.01(e)
Company Series A Preferred Stock	Section 3.01(c)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Termination Fee	Section 5.06(c)
Company Welfare Plan	Section 3.01(l)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.11(a)
Contract	Section 3.01(d)
EC Merger Regulation	Section 3.01(d)
Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(j)
ESPP	Section 3.01(c)
Excess Distribution	Section 4.01(d)
Exchange Act	Section 3.01(d)

1-47

Term

Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
FDA	Section 3.01(u)
FDCA	Section 3.01(j)
Filed Company SEC Documents	Section 3.01
Filed Parent SEC Documents	Section 3.02
Form S-4	Section 3.01(f)
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03
IBCL	Section 1.01
Intellectual Property Rights	Section 3.01(p)
IRS	Section 3.01(l)
Key Personnel	Section 3.01(g)
Knowledge	Section 8.03(b)
Law	Section 3.01(d)
Legal Provisions	Section 3.01(j)
Liens	Section 3.01(b)
Material Adverse Change	Section 8.03(c)
Material Adverse Effect	Section 8.03(c)
Medical Device	Section 3.01(u)
Merger	Recitals
Merger Consideration	Section 2.01(c)
New Rights Plan	Section 5.13
Non-U.S. Subsidiary	Section 4.01(d)
Notice of Superior Proposal	Section 4.02(b)
NYSE	2.01(c)
Order	3.01(d)
Paragraph 6	3.01(r)
Parent	Preamble
Parent Common Stock	Recitals
Parent Disclosure Schedule	Section 3.02
Parent Material Adverse Change	Section 8.03(d)
Parent Material Adverse Effect	Section 8.03(d)
Parent Preferred Stock	Section 3.02(h)
Parent SEC Documents	Section 3.02(c)
Parent Termination Fee	Section 5.06(b)
Permits	Section 3.01(j)
Person	Section 8.03(e)
Post-Signing Returns	Section 4.01(d)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)
Restraints	Section 6.01(d)
Rights Agreement	Section 3.01(v)
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)

1-48

Term

Shareholder Approval	Section 3.01(q)
Shareholders’ Meeting	Section 5.01(b)
Significant Subsidiary	Section 3.01(a)
Social Security Act	Section 3.01(u)
SOX	Section 3.01(e)
Stock Portion	Section 2.01(c)
Sub	Preamble
Sub Articles	Section 3.02(a)
Subsidiary	Section 8.03(g)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
tax	Section 3.01(n)
taxing authority	Section 3.01(n)
Tax return	Section 3.01(n)
Tier I Employee	Section 3.01(g)
Tier II Employee	Section 3.01(g)

1-49

ANNEX A

TO THE MERGER AGREEMENT

Restated Articles of Incorporation

of the Surviving Corporation

      First: The name of the corporation (hereinafter called the “Corporation”) is Guidant Corporation.

      Second: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, without par value.

      Third: The street address of the Corporation’s initial registered office in Indiana is 307 East McCarty Street, Indianapolis 46285 and the name of its initial registered agent at that office is [Name of Agent].

      Fourth: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of Indiana.

      Fifth: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

      Sixth: To the fullest extent permitted by the Business Corporation Law of the State of Indiana as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

      Seventh: The Corporation shall, to the fullest extent permitted by Section 23-1-37 of the Business Corporation Law of the State of Indiana, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

      The Corporation shall to the fullest extent permitted by the Business Corporation Law of the State of Indiana advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer a written affirmation required by the Business Corporation Law of the State of Indiana of his or her good faith belief that he or she has met the applicable standard of conduct established by the Business Corporation Law of the State of Indiana, together with an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the Business Corporation Law of the State of Indiana. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

      Eighth: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

1-50

EXHIBIT B

TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

      The undersigned, a holder of shares of common stock, without par value (“Company Common Stock”), of Guidant Corporation, an Indiana corporation (the “Company”), acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “SEC”). Pursuant to the terms of the Agreement and Plan of Merger dated as of December 15, 2004 (the “Merger Agreement”), among Johnson & Johnson, a New Jersey corporation (“Parent”), Shelby Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”), and in connection with the Merger, the undersigned is entitled to receive a certain number of shares of the common stock of Parent (“Parent Common Stock”), determined in accordance with the Merger Agreement, and $30.40 in cash for each share of Company Common Stock, without interest.

      If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

      The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a “no-action” or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

      In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

      Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

      The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (i) if the undersigned provides evidence of compliance with Rule 145 to Parent, in the form of a letter in the form of Annex I hereto, or (ii) upon receipt of an opinion in form and substance reasonably

1-51

satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

      There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with Rule 145, pursuant to a Registration Statement under the Securities Act of 1933 or in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

      The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent’s obligations to consummate the Merger.

      Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Dated:

1-52

ANNEX I

TO EXHIBIT B

[Name]	[Date]

      On                     , the undersigned sold the securities of Johnson & Johnson (“Parent”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of Shelby Merger Sub, Inc., an Indiana corporation, with and into Guidant Corporation, an Indiana corporation.

      Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

      The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Dated:

1-53

ANNEX 2

December 15, 2004

The Board of Directors

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of Guidant Corporation (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Johnson & Johnson (“Parent”). Pursuant to the Agreement and Plan of Merger, dated as of December 15, 2004 (the “Agreement”), among the Company, Parent and Shelby Merger Sub, Inc. (“Merger Sub”), the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by Parent or Merger Sub, will be converted into the right to receive (i) $30.40 in cash, without interest (the “Cash Consideration”) and (ii) that number of shares of Parent common stock, par value $1.00 per share (the “Parent Common Stock”), equal to the quotient (such quotient, the “Exchange Ratio”) obtained by dividing (A) $45.60 by (B) the average of the volume weighted averages of the trading prices of Parent Common Stock for the 15 trading days ending on the third trading day immediately preceding the effective time of the Merger (the “Average Parent Stock Price” and, the resulting number of shares of Parent Common Stock issuable in the Merger, together with the Cash Consideration, the “Consideration”); provided that (x) if the number determined by dividing $45.60 by the Average Parent Stock Price is less than or equal to 0.6797, the Exchange Ratio shall be 0.6797 and (ii) if the number determined by dividing $45.60 by the Average Parent Stock Price is greater than or equal to 0.8224, the Exchange Ratio shall be 0.8224.

      In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and Parent and the industries in which they operate, including publicly available financial forecasts relating to Parent that were reviewed and discussed with us by the management of Parent; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and Parent with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Parent Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

      In addition, we have held discussions with certain members of the managements of the Company and Parent with respect to certain aspects of the Merger and the past and current business operations of the Company and Parent, the financial condition and future prospects and operations of the Company and

2-1

Parent, the effects of the Merger on the financial condition and future prospects of the Company and Parent, and certain other matters we believed necessary or appropriate to our inquiry.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Parent or otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us by the Company, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company. With respect to the publicly available financial forecasts and estimates relating to Parent, we have assumed, with your consent, without independent verification or investigation, that such forecasts represent reasonable estimates and judgments as to the future financial performance of Parent. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or Parent or on the contemplated benefits of the Merger.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Merger, and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Parent Common Stock will trade at any future time.

      We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company’s shareholders in an amount in excess of the Consideration in the Merger.

      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. As we have previously advised you, we and our affiliates, in the ordinary course of our businesses, have from time to time provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company, Parent and their respective affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

2-2

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy statement/prospectus or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/J.P. MORGAN SECURITIES INC.

J.P. MORGAN SECURITIES INC.

2-3

ANNEX 3

1585 Broadway
New York, NY 10036

tel 212 761 4000

December 15, 2004

Board of Directors

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204-5129

Members of the Board:

      We understand that Guidant Corporation (the “Company”), Johnson & Johnson (“Buyer”) and Shelby Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 14, 2004 (the “Merger Agreement”) which provides, among other things, for the merger of Acquisition Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer, and each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than shares of Company Common Stock directly owned by Buyer, Acquisition Sub, or the Company, will be converted into the right to receive (a) a certain number of shares of common stock, par value $1.00 per share, of Buyer (“Buyer Common Stock”), determined pursuant to a certain formula set forth in the Merger Agreement and (b) $30.40 in cash, without interest (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

      For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other information of the Company and Buyer;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	reviewed the pro forma impact of the Merger on Buyer’s earnings per share;

v)	discussed the past and current operations and financial condition and the prospects of the Company and Buyer, with senior executives of the Company and Buyer respectively;

vi)	reviewed the reported prices and trading activity for Company Common Stock and Buyer Common Stock

vii)	compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

viii)	compared the financial performance of Buyer and the prices and trading activity of Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities

ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

3-1

x)	participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

xi)	reviewed the draft Merger Agreement, dated December 14, 2004 and certain related documents; and

xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We were not provided internal financial information on projections for Buyer, and as a result, we have relied upon publicly available estimates of equity research analysts who report on Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement with no material modification, waiver or delay. We are not legal, regulatory or tax experts and have relied on the assessments provided by the Company’s advisors with respect to such issues. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Buyer, nor were we furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any parties other than Buyer.

      We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley is a participant in a $500 million credit facility that expires in 2009. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company or Buyer for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities or senior loans.

      It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any statement/prospectus to be distributed to holders of Company Common Stock in connection with the Merger with the U.S. Securities and Exchange Commission. Our opinion is limited to the fairness from a financial point of view of the Consideration to be received by the holders of Company Common Stock in the Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. In addition, this opinion does not in any manner address the prices at which Buyer Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting held in connection with the Merger.

3-2

      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED

By:	/s/ PETER N. CRNKOVICH

Peter N. Crnkovich
Managing Director

3-3

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      The New Jersey Business Corporation Act (the “NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

      The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

      The registrant’s restated certificate of incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors or officers, no director or officer of the registrant shall be personally liable to the registrant or its shareholders for damages for breach of any duty owed to the registrant or its shareholders.

      The by-laws of the registrant provide that to the full extent permitted by the laws of the State of New Jersey, the registrant shall indemnify any person (an “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor) (a “Proceeding”), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the registrant or, while serving as a director or officer of the registrant, is or was at the request of the registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification under such by-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the by-laws shall be a contract right enforceable by an Indemnitee against the registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the by-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the by-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the by-laws shall deprive any Indemnitee of any rights under the by-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

      The registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the registrant, or are or were serving, shall serve, or shall have served, at the request of the registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

Item 21.  Exhibits and Financial Statement Schedules

(a)	See Exhibit Index.

(b)	Not applicable.

(c)	Not applicable.

Item 22.  Undertakings

      (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brunswick, New Jersey on the 22nd day of March, 2005.

JOHNSON & JOHNSON,

By:	/s/ W.C. WELDON

Name: W.C. Weldon
Title: Chairman, Board of Directors and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W.C. WELDON (W. C. Weldon)	Chairman, Board of Directors and Chief Executive Offer, and Director (Principal Executive Officer)	March 22, 2005

* (R. J. Darretta)	Vice Chairman, Board of Directors; Chief Financial Officer and Director (Principal Financial Officer)	March 22, 2005

* (S. J. Cosgrove)	Controller (Principal Accounting Officer)	March 22, 2005

* (G. N. Burrow)	Director	March 22, 2005

* (M. S. Coleman)	Director	March 22, 2005

* (J. G. Cullen)	Director	March 22, 2005

* (M. J. Folkman)	Director	March 22, 2005

* (A. D. Jordan)	Director	March 22, 2005

* (A. G. Langbo)	Director	March 22, 2005

* (S. L. Lindquist)	Director	March 22, 2005

* (L. F. Mullin)	Director	March 22, 2005

* (S. S. Reinemund)	Director	March 22, 2005

Signature	Title	Date

* (D. Satcher)	Director	March 22, 2005

* (H. B. Schacht)	Director	March 22, 2005

*By:	/s/ STEVEN M. ROSENBERG

Attorney-in-fact

EXHIBIT INDEX

Exhibits

2.1		Agreement and Plan of Merger dated as of December 15, 2004, among Johnson & Johnson, Shelby Merger Sub, Inc. and Guidant Corporation (included as Annex 1 to the proxy statement/prospectus which is a part of this Registration Statement).
4	.1*	Provisions of the Restated Certificate of Incorporation of Johnson & Johnson dated May 21, 1996, that define the rights of security holders of Johnson & Johnson (incorporated by reference to Exhibit 3(a)(iii) to Johnson & Johnson’s Annual Report on Form 10-K for the year ended December 29, 1996).
4	.2*	Provisions of the By-laws of Johnson & Johnson, as amended effective April 23, 1999, that define the rights of security holders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 1999).
5.1		Opinion of Philip P. Crowley, Assistant General Counsel of Johnson & Johnson, regarding the legality of the securities being issued.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Ernst & Young LLP.
23.3		Consent of Philip P. Crowley, Assistant General Counsel of Johnson & Johnson (included in Exhibit 5.1).
23.5		Consent of J.P. Morgan Securities Inc. (included in Annex 2 to the proxy statement /prospectus which is part of this Registration Statement)
23.6		Consent of Morgan Stanley & Co. Incorporated. (included in Annex 3 to the proxy statement /prospectus which is part of this Registration Statement)
24	.1**	Power of Attorney.
99.1		Request for Admittance/Proxy Card of Guidant Corporation.

*	Incorporated by reference.

**	Previously included on the signature page of this Registration Statement.